As filed with the Securities and Exchange Commission on January 28, 2009
Registration No. 333-153924
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Amendment No. 2
to
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
UNITED BUSINESS HOLDINGS, INC.
(Name of small business issuer in its charter)

NEVADA	6021	26-0572510
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
4380 La Jolla Village Drive, Suites 110 and 120
San Diego, California 92122
(858) 626-2231
(Address and telephone number of principal executive offices and principal place of business)
BOB ADKINS
United Business Holdings, Inc.
4380 La Jolla Village Drive, Suites 110 and 120
San Diego, California 92122
(858) 626-2231
(Name, address and telephone number of agent for service)
Copies to:

PETER G. WEINSTOCK Hunton & Williams LLP 1445 Ross Avenue, Suite 3700 Dallas, Texas 75202-2799 (214) 468-3395 pweinstock@hunton.com	PAM GATES O’QUINN Hunton & Williams LLP 1445 Ross Avenue, Suite 3700 Dallas, Texas 75202-2799 (214) 468-3366 poquinn@hunton.com

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount	Offering	Aggregate	Amount of
Securities to be Registered	to be Registered	Price per Share	Offering Price(1)	Registration Fee
Shares of common stock, $0.01 par value	2,970,000	$10.00	$29,700,000	$2,023.95
Rights to purchase shares of common stock	594,000(2)	$10.00	(3)	$0(3)
Shares of common stock, $0.01 par value	594,000	$10.00(4)	$5,940,000	$404.79
Rights to purchase shares of common stock	246,194(5)	$10.00	(3)	$0(3)
Shares of common stock, $0.01 par value	246,194	$10.00(4)	$2,461,940	$190.65

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933.

(2)	Warrants to purchase an aggregate of up to 594,000 shares of common stock at an exercise price of $10.00 per share will be issued to the initial shareholders of the registrant in connection with this offering.

(3)	Pursuant to Rule 457(g), no separate registration fee is required for the rights.

(4)	Represents the exercise price per share for each warrant.

(5)	Warrants to purchase an aggregate of up to 241,167 shares of common stock at an exercise price of $10.00 per share will be issued to the organizers of the registrant in connection with this offering.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the prospectus filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and we are not soliciting offers to buy these securities, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION

PRELIMINARY PROSPECTUS

UNITED BUSINESS HOLDINGS, INC.
A proposed bank holding company for
VENTANA NATIONAL BANK OF CALIFORNIA (In Organization)
4380 La Jolla Village Drive, Suites 110 and 120
San Diego, California 92122
Phone: (858) 626-2231
COMMON STOCK UP TO 2,970,000 SHARES
We are offering for sale a minimum of 2,377,000 and a maximum of 2,970,000 shares of our common stock at a price of $10.00 per share to raise the money to help organize Ventana National Bank of California (In Organization), a national banking association in organization to be headquartered in San Diego, California. We will be the holding company and sole stockholder of Ventana National Bank of California (In Organization) after it is chartered. We expect that Ventana National Bank of California (In Organization) will be chartered during the third quarter of 2009.
Prior to this offering, we have not conducted active business operations and have issued no shares. We have no current plans to list our shares on any national stock exchange. To participate in the offering, you must subscribe to purchase at least 250 shares. You may subscribe for and purchase a maximum of 75,000 shares in the offering. If you subscribe for more than 75,000 shares, we intend to return the portion of the subscription that exceeds 75,000 shares. In our sole discretion, we may waive in writing the minimum or maximum subscription amounts. In addition to any shares that you purchase in the offering, you will receive one warrant for every five shares of stock that you purchase. These shareholder warrants are transferable and will be exercisable at a price of $10.00 per share, and may be exercised on or before the date that is seven years from the date that Ventana National Bank of California (In Organization) opens for business.
The offering is expected to end on June 30, 2009, unless we elect, in our sole discretion, to extend the offering. However, we may end the offering prior to June 30, 2009 if we reach the maximum offering amount before such date. We reserve the right to reject, in whole or in part, any subscription for shares of our stock. Subject to compliance with applicable federal and state securities laws, we will offer and sell our common stock on a best-efforts basis through our Organizers, Founders, Executive Officers and Directors, who, with the exception of Diana Alexander, will not receive any commission or other compensation in connection with these activities. However, in order to comply with Arizona securities law requirements, Diana Alexander, an Organizer and proposed Director of the California Bank, has agreed to serve as the Company’s registered salesperson in Arizona, and the Company has agreed to pay Ms. Alexander a commission of 3% of the gross proceeds of this offering from subscriptions received from investors who reside in Arizona, plus reimbursement for travel expenses. In addition, we may offer and sell our common stock through licensed broker-dealers in certain states where none of our Organizers, Founders, Executive Officers or Directors are currently licensed under the applicable state securities laws to offer and sell our common stock and where exemptions from the licensing requirements are not available, or to complete the offering. Our Organizers, Founders, Directors and Executive Officers intend to subscribe for an aggregate of 628,400 shares of the common stock sold in this offering. All subscription funds will be held in an interest-bearing escrow account at Nexity Bank (or another third party financial institution selected by the Board of Directors), which will act as the escrow agent. The escrow agent will hold the subscription funds until we accept subscriptions for at least 2,377,000 shares and receive all required regulatory approvals for Ventana National Bank of California (In Organization). We will be unable to use any subscription funds until they are released from escrow. If we are unable to sell at least 2,377,000 shares of common stock or fail to receive all required regulatory approvals for Ventana National Bank of California (In Organization), the escrow agent will promptly return all subscription funds to investors with the interest earned on those funds.
Our Founders have advanced to us the funds necessary to cover the expenses incurred in connection with the organization of United Business Holdings and Ventana National Bank of California (In Organization), and some of our Founders have provided or will provide limited guarantees with respect to amounts loaned to us for these purposes. In exchange for undertaking these obligations and in addition to any initial shareholder warrants to which they may be entitled, the Founders, in the aggregate, will receive warrants to purchase 241,167 shares of our common stock. These warrants will be transferable and will be exercisable at a price of $10.00 per share, the initial offering price, and may be exercised on or before the date that is ten years from the date that Ventana National Bank of California (In Organization) opens for business.
Our common stock is not a deposit or a bank account and is not insured by the Federal Deposit Insurance Corporation or any other government agency. Our common stock is subject to investment risk, including possible loss of principal. An investment in our common stock involves risks, and you should not invest in this offering unless you can afford to lose all of your investment. We have described what we believe are the material risks of this investment in the section titled “Risk Factors” beginning on page 12. The common stock offered by this prospectus has not been approved or disapproved, and the completeness and accuracy of the disclosures in this prospectus have not been passed upon by the Securities and Exchange Commission, any state securities commission, the Board of Governors of the Federal Reserve System (“Federal Reserve”), the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation or any other regulatory body. Any representation to the contrary is a criminal offense.
The following table summarizes the minimum and maximum proceeds that we expect to receive from the offering.

	Per Share	Total Minimum	Per Share	Total Maximum

Subscription price	$10.00	$23,770,000	$10.00	$29,700,000
Underwriting fees and commissions(1)	0.05	112,000	0.05	140,000
Proceeds to United Business Holdings(2)	$9.95	$23,658,000	$9.95	$29,560,000

(1)	Assumes Diana Alexander’s 3% fee applies to the gross proceeds from the sale of 356,550 shares (estimated to be 15% of the minimum offering) and 445,500 shares (estimated to be 15% of the maximum offering), assuming the minimum and maximum offering, respectively, to investors who reside in Arizona, plus reimbursement for travel expenses, for a total fee of $112,000 (including expenses) and a total fee of $140,000 (including expenses), assuming the minimum offering, respectively.

(2)	Before deducting organizational and other pre-opening expenses consisting of, among others, legal and accounting fees, and printing, distribution and marketing expenses, estimated to total approximately $6,148,000 in order to capitalize Ventana National Bank of California (In Organization), of which $4,510,000 are attributable to Ventana National Bank of California (In Organization) and $1,638,000 are attributable to United Business Holdings.

The date of this prospectus is January   , 2009.

FOR CALIFORNIA RESIDENTS ONLY: The common stock offered by this prospectus may be sold in California to suitable investors only who have represented in writing to United Business Holdings, Inc. that either (1) they have a liquid net worth of not less than $75,000 and a gross annual income of not less than $50,000, or (2) a liquid net worth of not less than $150,000, in all instances exclusive of home, home furnishings and automobiles. In neither case shall the investment exceed ten percent (10%) of the net worth of the investor. In order for a California resident to purchase shares offered by this prospectus, the investor must complete and sign a Statement of Suitability, which will be delivered to the investor with the subscription agreement. Additional copies of the Statement of Suitability may be obtained from Bob Adkins, (858) 626-2231. The foregoing suitability requirements will not apply to any investor whose purchase of shares is limited to $2,500 or less.

SUMMARY

The information that follows highlights the material information contained elsewhere in this prospectus. For a more complete understanding of the offering, we urge you to read this entire prospectus carefully.

United Business Holdings and Ventana National Bank of California (In Organization)

We are a Nevada corporation that was incorporated in July 2007 to organize and serve as the holding company for Ventana National Bank of California (In Organization) (the “California Bank”), a proposed national bank to be headquartered in San Diego, California. The California Bank will be a full-service commercial bank. In addition to the California Bank, United Business Holdings, business plan involves forming or acquiring additional banks in new markets. United Business Holdings has identified Phoenix, Arizona and the Dallas/Fort Worth Metroplex as markets in which to pursue opening or acquiring a bank. While the business plan for United Business Holdings currently anticipates opening a bank in Phoenix, Arizona (the “Arizona Bank”) and a bank in the Dallas/Fort Worth Metroplex (the “Texas Bank”), the development of each of the Arizona Bank and the Texas Bank is in the preliminary stages, and there is a risk that the Arizona Bank or the Texas Bank may not be formed or purchased, as applicable. As of the date of this prospectus, 16 individuals have agreed to be Founders for the Texas Bank, and these individuals have contributed approximately $272,000 towards the formation of the Texas Bank.

The California Bank will be the flagship bank and will create a methodology and structure for the Arizona Bank and the Texas Bank to follow and build upon. The California Bank will serve the San Diego County area, primarily serving the surrounding communities of San Diego, La Jolla, Carlsbad, Encinitas, Escondido, Oceanside, Sorrento Mesa, Sorrento Valley, Miramar, Mission Valley, Kearney Mesa, Chula Vista, National City, El Cajon, La Mesa and Otay Mesa through a full-service facility. The California Bank’s headquarters will be located in the University Town Center area of San Diego, located at 4380 La Jolla Village Drive, Suites 110 and 120.

The California Bank plans to offer a broad range of commercial and consumer banking services to small- and medium-sized businesses, licensed professionals and individuals who we believe will be particularly responsive to the style of service that the California Bank intends to provide to its customers. We believe that local ownership and control will allow the California Bank to serve its customers more efficiently and effectively and will aid in our growth and success. The California Bank intends to compete on the basis of providing a unique and personalized banking experience combined with a full range of services, customized and tailored to fit the needs of its clients.

On January 24, 2008, we filed a charter application with the Office of the Comptroller of the Currency (the “OCC”) to organize the California Bank and an application with the Federal Deposit Insurance Corporation (the “FDIC”) for federal deposit insurance. On July 14, 2008, the California Bank received preliminary conditional approval from the OCC of its charter application. The receipt of the preliminary conditional approval letter from the OCC does not mean that the OCC has endorsed the merits of an investment in the Company. While approval of the California Bank’s FDIC application is not assured, we have no reason to believe that such approval will not be forthcoming.

After having received the preliminary conditional approval from the OCC for the California Bank charter application on July 14, 2008 and upon raising at least one-half of the minimum amount, we will file an application with the Federal Reserve Bank of San Francisco for approval to become a bank holding company for the California Bank. While approval of our regulatory application is not assured, we have no reason to believe that the approval will not be forthcoming. We anticipate that the California Bank will commence banking operations during the third quarter of 2009.

Management

The Organizers, Founders, Executive Officers, and Directors of United Business Holdings and the California Bank are engaged in a broad range of commercial, professional and community-oriented activities and have strong professional and personal ties to the market served by the California Bank. We will draw upon their knowledge of the business and other communities in the development of the California Bank’s business. Our Organizers, Founders, Executive Officers, and Directors possess a wide spectrum of banking and business experience and were carefully chosen, taking into account personal and professional strengths, contacts and reputation. Each is expected to attract clients through their personal and professional networks. In addition, each member of the executive management team of the California Bank has extensive banking experience, with all members of management experienced in the San Diego, California banking market.

Why we are organizing the California Bank

We believe that our business strategy of having one holding company with banks in several markets (initially only California) represents a unique opportunity. The benefits of our strategy are numerous, including, but not limited to, the ability to benefit from variations in economic business cycles in different markets; the cost benefits from sharing certain functions among the California Bank and the Arizona Bank and the Texas Bank (once those banks are open) such as compliance, human resources and marketing; the benefits of being able to participate on larger loans than would normally be participated out to non-affiliate banks; and the ability to offer greater deposit insurance coverage while keeping the funds within the affiliated banks. There are many organizations operating commercial banks in various states; however, what will make us unique will be our ability to combine the customer service elements of small banks with the products and services found in many larger national and regional banks.

Today, many of these larger national and regional banks pursue a high volume, lowest possible delivery cost strategy. This strategy is primarily formula-driven and emphasizes retail market share, thus serving to de-humanize client interaction. Smaller, locally-based financial institutions, because of their size and limited resources, have difficulty providing the sophisticated banking products and services that many business customers require to meet their growing needs. Moreover, such institutions generally skimp on back-office personnel, thereby taking considerably more compliance, litigation and reputational risk than we plan to assume. Through our ability to combine personalized service, experienced personnel who are established in the communities being served, sophisticated technology, a broad product line, effective marketing and sophisticated and talented senior management over operations, finance and compliance, we believe we will achieve strong growth and profitability by attracting customers currently banking at both larger and smaller financial institutions, while minimizing the risk that would otherwise be associated with a growing start-up operation.

The California Bank will compete with a number of other financial institutions. During the past several years, San Diego County has been the target of many out-of-state, out-of-market controlled banks. The result of this activity has been to limit the choices available to those customers who wish to develop and capitalize upon relationship banking. By creating locally-owned and locally-managed banks that are sensitive and responsive to the needs of the community and combining this service with the products and services found in many larger national and regional banks, we believe that there is an opportunity to acquire significant market share. We will offer an alternative to the less personal service that we believe is offered by many larger banks, many of which have headquarters, ownership and executive decision-makers located outside of our local marketplace. Through our strategically located banking office, management believes that we will be able to capitalize on the opportunities expected to develop in our markets.

Recent events in the banking industry

In recent months, the financial services industry, as a whole, has experienced a number of difficulties. Because of problems in the subprime lending market, increasing repayment defaults, and decreasing real estate values in many markets in the United States, including California, many financial institutions have sustained losses. Those losses have led to decreases in the trading value of securities issued by financial institutions. Further, financial institutions have not been able to fund their capital needs on favorable terms, if at all, which has led to some institutions becoming undercapitalized. Finally, the recent rapid decrease in short term interest rates, which are generally favorable to financial institutions, has caused the yields of some financial institutions to decrease and may cause some financial institutions to incur losses in the future.

We believe that the environment for financial institutions will improve in the coming years, and particularly for financial institutions in San Diego County. However, other changes in the economic and regulatory environment for financial institutions could prevent the environment for financial institutions from improving or even cause it to worsen.

Demographics — San Diego County

According to SignOnSanDiego.com, San Diego County is a coastal Southern California community located in the southwestern corner of the continental United States, which covers 4,261 square miles and borders Orange, Riverside and Imperial Counties to the north and east, and Baja, California to the south. San Diego County is approximately the size of the State of Connecticut per SignOnSanDiego.com. The Bank’s market will include all of San Diego County. Per a report published by Moody’s Economy.com in December 2008 (the “Moody’s Report”), San Diego County has had increased employment in 2007 with total employment in the County of 1,308,500, which is a 3.82% increase from 2004. The Moody’s Report notes that in the long run, San Diego’s technology base will be a major economic contributor of employment and earnings, and San Diego benefits from its technology centers and their linkages with research centers at the University of California San Diego and private research and development.

Per the Moody’s Report, San Diego County has shown a decreasing number of single-family new house construction building permits from 2001 to 2007 due to the rising prices of real estate in the market area. The Moody’s Report states that, in 2001, approximately 9,377 single-family new house construction building permits were issued, while in 2007, approximately 3,422 single-family new house construction building permits were issued; however, since 2005, house prices have dropped by 40%. Per the Moody’s Report, low prices have prompted a rise in sales and thus some reduction of inventories, and San Diego’s recent affordability gains have been among the biggest among the southern California metro areas.

In addition, based upon data from the U.S. Census Bureau, from the year 2000 to the year 2007, the total population of San Diego County increased from 2,813,365 to 2,974,859, an increase of 5.74%; the total number of households increased from 994,677 to 1,045,265, an increase of 5.09%; the medial income of households in San Diego County was $60,970. Per the U.S. Census Bureau, 83% of the households received earnings and 17% received retirement income other than Social Security. From 2005 to 2007, per data from the U.S. Census Bureau, the median age in San Diego County was 34.2 years, 25% of the population was under 18 years, and 11% of the population was 65 years and older. Further, in 2007, per the Moody’s Report, the unemployment rate in San Diego County was 4.6%, which was a 0.01% decrease from 2004. Thus, because of these demographics, we believe that San Diego County represents a unique opportunity for a community bank.

The Moody’s Report noted that the short-term economic outlook for San Diego is weak and the jobless rate will rise though 2009. In the long-term, the Moody’s Report noted that San Diego will remain positioned to take advantage of technology development to drive high value-added economic activity. Per the Moody’s Report, house prices will eventually approach balance with respect to household income and comparable rental rates; thus affordability will be a renewed advantage for the area that has not existed in nearly ten (10) years. The Moody’s Report summarized San Diego’s economic weaknesses and strengths as follows: weaknesses — the housing market is still correcting downward, high cost of doing business, and overbuilding in commercial and hotel space compounds the impact of the housing correction; strengths — the climate and seacoast generate a very good quality of life, the continued stream of new defense contracts supports employment and income growth in the longer-term, and deep links to technology and bioscience industries create value-added economic activity in the long-term.

Our Organizers and Founders

Our Organizers and Founders, along with our proposed Executive Officers and Directors, are engaged in a broad range of commercial, professional, and community-oriented activities. We believe that their business experience and relationships will enable them to assist us in developing and maintaining a loyal customer base. In addition, each of these individuals is playing an important role in the implementation of the California Bank’s business plan and corporate policies.

The individuals listed below are serving as Organizers of the California Bank. Each has played and will continue to play an important role as we continue to develop the California Bank’s business plan and corporate policies prior to the time that the California Bank opens for business.

Robert J. Acuna	Ed Brand	Thomas E. Hassey	Carl H. Starrett
Bob Adkins	David M. Brody	Fereshteh Mahdavi	Daniel A. Swaim
Diana N. Alexander	Edwin F. Daugherty	Douglas J. Moeller
Anthony P.A. Block	Pamela T. Davis	Spencer S. Moon

In addition to our Organizers, certain individuals are serving as Founders of the California Bank. Our Founders are individuals who are funding our pre-opening expenses only. Our Founders have provided direct cash advances to our organizational efforts, and some have guaranteed, or are expected to guarantee, our line of credit on a limited basis. Our Founders are not all involved in the day-to-day organizational efforts of the California Bank. To the extent that our Founders are involved in the organization of the California Bank, then they also are Organizers, and will be referred to throughout this prospectus as Organizers instead of Founders. All of our Organizers are also Founders because each Organizer has provided direct cash advances to our organizational efforts and have guaranteed our line of credit on a limited basis. Neither our Organizers nor our Founders, in their capacities as such, will play a role in the Company once the offering is completed.

The individuals listed below are serving only as Founders (i.e., they are not also Organizers) of the California Bank:

Arnie Aros	Robert Grossman	Pardis Mahdavi	Renee Rhyner
Stephen Bennett	Michael J. Hanson	Erin B. McNamara	Hunter Sampsel
John R. Boone	Francine Hardaway	Robert S. McNamara	Howard Steinberg
James F. Davenport	Laurie Hassey	Gus Moreno	Jeffrey M. Taffet
Dennis DeConcini	Victoria A. Hendon	Richard Morrison	Frank Verderame
Fred DuVal	James G. Horvath	William B. Murney, III	Michael C. Ward
Mo Ehsani	Mary Horvath	Steve J. Nissen	Howard Weiss
Karl Eller	Karl Huish	Ron Ober	Robert E. Whitney
Ali Farhang	Charles Jirauch	James Pederson
James A. Fein	Jaime Ledesma	Richard Plattner

Executive Officers and Directors

The California Bank’s management team will be led by the following individuals:

•	Ed Brand. Dr. Brand will be the Chairman of the Board of the California Bank. Dr. Brand has spent the past thirty-one (31) years in education, and was the superintendent of both the Sweetwater Union High School District and the San Marcos Unified School District. Dr. Brand has been on a local credit union Board of Directors since 2003 and has been involved with budgets in excess of $1.0 billion dollars as well as been involved with organizational operating budgets in excess of $1.0 billion dollars.

•	Bob Adkins. Mr. Adkins will be the President, Chief Executive Officer, and Vice Chairman of the Board of the California Bank. Mr. Adkins has over thirty (30) years of experience in the financial services industry, serving most recently as the President, Chief Executive Officer, and Director of Neighborhood National Bank in San Diego, California. Mr. Adkins also served as the Executive Vice President/Chief Financial Officer and Director of Neighborhood Bancorp, the holding company for Neighborhood National Bank. Mr. Adkins is also a California Certified Public Accountant.

•	Pamela T. Davis. Ms. Davis will be the Executive Vice President/Chief Credit Officer of the California Bank. Ms. Davis was born and raised in San Diego and has over thirty-seven (37) years of banking experience in the San Diego area, with twenty-three (23) years of experience as Chief Credit

Officer. Most recently, Ms. Davis served as the Executive Vice President/Chief Credit Officer of Neighborhood National Bank.

•	Karen F. Brassfield. Ms. Brassfield will be the Executive Vice President/Chief Operating Officer and the Chief Financial Officer of the California Bank. Ms. Brassfield has served in various capacities in the San Diego banking community for over thirty-five (35) years. Ms. Brassfield has held titles of Controller, Loan Servicing Manager, Chief Administrative Officer, Chief Financial Officer and Chief Information Officer.

In addition, the Company will have two officers. Thomas E. Hassey will serve as the Chief Executive Officer and Chairman of the Board of the Company. Bob Adkins will serve as the Executive Vice President and Chief Financial Officer of the Company. Because the Company’s sole function as a bank holding company for the California Bank will be to provide support to the California Bank, the Company will have few operations that require the oversight of a separate officer. The work that Messrs. Hassey and Adkins will perform for the Company is in connection with Mr. Hassey’s role as Chairman of the Board of the Company and Mr. Adkins role as President and Chief Executive Officer of the California Bank. It is anticipated that Mr. Hassey will receive an annual salary of $50,000 from the Company for his service as Chairman. It is anticipated that Mr. Adkins will not receive any salary from the Company.

The Board of Directors of the California Bank will consist of the following individuals:

Robert J. Acuna	Anthony P.A. Block	Louis F. Cumming	William McLaurin
Bob Adkins	Ed Brand	Pamela T. Davis	Carl H. Starrett
Diana N. Alexander	David M. Brody	Fereshteh Mahdavi

The Board of Directors of United Business Holdings will consist of the following individuals:

Bob Adkins	Thomas E. Hassey	Thomas Mello	Howard Weiss
Arnie Aros	Charles Jirauch	Gus Moreno
Jon Bowman	Craig Johnson	Michael Schuback
Ed Brand	Simon Albert Mahanna	Daniel A. Swaim

We expect that our Directors, Founders and Executive Officers will purchase an aggregate of 628,400 shares of the common stock offered by this prospectus. These shares represent approximately 26.44% of the minimum, and 21.16% of the maximum, number of shares to be sold in the offering. All purchases made by our Directors, Founders and Executive Officers have been made for investment purposes and not with a view to distribution.

Immediately following the offering, our Directors, Executive Officers, and Founders will own 643,418 shares (which includes the 628,400 shares subscribed for in the offering plus the 15,018 shares granted to certain Organizers as explained in the footnotes to the Security Ownership of Certain Beneficial Owners and Management table beginning on page 59) of our common stock, which represents 27.07% of the minimum and 21.66% of the maximum number of shares to be sold in this offering.

Additionally, we expect to issue warrants to our Founders and initial shareholders, as well as stock options to our Directors and Executive Officers. If our Founders exercised all of their Founder and initial shareholder warrants, our Directors, Executive Officers and Founders would own shares upon exercise representing as much as 36.82% of our then existing outstanding common stock based on the minimum number of shares sold in this offering, if no other shareholder exercised their shareholder warrants. Moreover, although the stock options are not immediately exercisable by their terms, upon exercise of the employee stock options granted to our Directors and Executive Officers, our Directors, Executive Officers and Founders would own shares upon exercise representing as much as 40.59% of our then existing outstanding common stock based on the minimum number of shares sold in this offering, if no other shareholder exercised their shareholder warrants.

Advisory Board

The California Bank also intends to establish an Advisory Board to assist management and the Board of Directors in implementing the strategic vision and purpose of the California Bank in its marketplace. Certain Organizers and Founders who do not become members of the California Bank’s Board of Directors will form a core group of Advisory Board members. It is anticipated that the Advisory Board will meet from time to time at the discretion of the California Bank’s Board of Directors and management to provide advice on relations between the California Bank and the communities the California Bank serves and to help the California Bank identify programs and activities and to provide it with market information to enable it to allocate its resources in a manner to generate deposits and loans in the market served by the California Bank.

It is expected that the Advisory Board also will provide insight, attract business to the California Bank and help identify better ways to serve the business community. Additional members for the Advisory Board will be selected based upon their knowledge and involvement in the local business community and their ability to be effective “good-will ambassadors” on behalf of the California Bank. Members of the Advisory Board will be selected from time to time by the California Bank’s Board of Directors and management and will serve without compensation or other benefits. Actions of the Advisory Board will be advisory in nature and not binding on the California Bank.

We expect that the Advisory Board for the California Bank will initially be comprised of the following individuals:

John R. Boone, San Diego, CA	Robert Grossman, Tucson, AZ	Erin B. McNamara, Sierra Madre, CA
Edwin F. Daugherty, San Diego, CA	James G. Horvath, Tucson, AZ	Robert S. McNamara, Arcadia, CA
James F. Davenport, Pasadena, CA	Mary Horvath, Tucson, AZ	Howard Weiss, Tucson, AZ
James A. Fein, Coronado, CA	Pardis Mahdavi, San Diego, CA	Robert E. Whitney, La Jolla, CA

Warrants

We have funded our organizational and pre-opening expenses from direct cash advances made by our Founders. In addition, the California Bank has obtained a $2.0 million line of credit from Nexity Bank to fund any remaining organizational expenses. The line of credit for the California Bank is guaranteed on a limited basis by some of the Founders. The cash contributions and advances made under the line of credit are expected to be repaid from the proceeds of the offering.

In recognition of the substantial financial risks undertaken by our Founders, we intend to grant an aggregate of 241,167 warrants (excluding shareholder warrants) to these individuals. The warrants will be exercisable at a price of $10.00 per share, the initial offering price, and may be exercised on or before the date that is ten years from the date that the California Bank opens for business. We may increase the amount of warrants granted to Founders due to increases in the pre-opening expenses. In addition, we expect to issue warrants in the future to Founders of the Arizona Bank and the Texas Bank and to Founders of any other banks the Company may form.

We also recognize that our initial shareholders will be accepting additional financial risk in investing in the Company from inception. Accordingly, we will issue to each initial shareholder warrants to purchase one share of common stock for every five shares of common stock that he or she purchases in the offering. These warrants will be exercisable at a price of $10.00 per share, and may be exercised on or before the date that is seven years from the date that the California Bank opens for business. Assuming the minimum and maximum offering amount, we will issue, in the aggregate, 475,400 and 594,000 shareholder warrants, respectively, to our initial shareholders.

Warrants to purchase fractional shares will not be issued. Instead, we will round down to the next whole number in calculating the number of warrants to issue to any Founders or initial shareholders. Holders of warrants will be able to profit from any rise in the market price of our common stock over the exercise price of the warrants to the extent that it enables them to purchase shares of our common stock at a price that is less than the then current market value.

Stock Options

We will maintain a stock incentive plan designed to provide us with the flexibility to grant incentive stock options and non-qualified stock options to our Directors, Executive Officers and other individuals employed by United Business Holdings or the California Bank. The plan will have a term of ten (10) years. The Board of Directors will reserve approximately 10% of the number of shares issued in the offering for issuance under the stock incentive plan, which would equal 237,700 or 297,000 shares of common stock, assuming the minimum and maximum offering amounts, respectively. The stock option plan provides that the number of shares reserved for issuance under the plan will equal 10% of the numbers of shares outstanding, up to a maximum of 1,100,000 shares. Thus, if the Company engages in other offerings, the number of shares reserved for issuance under the stock option plan will increase, up to a maximum of 1,100,000 shares. The stock options issued under the plan will be subject to a provision requiring exercise or forfeiture within a forty-five (45)-day period following notice from the Company, which notice shall be given upon receipt of a notice from either the Company’s or the California Bank’s primary federal regulator that the Company’s or the California Bank’s capital levels have fallen below regulatory minimums (or higher levels as the regulatory agencies may determine).

Of the total number of shares reserved under the stock option plan, the Company will have the discretion to grant 28.9% of the options, and the California Bank will have the discretion to grant 71.1% of the options. Assuming we raise the minimum amount to capitalize the California Bank, the Company will have the discretion to grant 68,700 options and the California Bank will have the discretion to grant 169,000 options. We expect to issue options to purchase shares of common stock to the following individuals in the amounts set forth below:

			Options	Options
			(As Percentage	(As Percentage
			of Minimum	of Maximum
		Number of	Subscription	Subscription
Name	Position	Options	Amount)	Amount)

Robert J. Acuna	Director of California Bank	1,000	*	*
Bob Adkins	Director of Company; President, CEO, and Vice Chairman of California Bank	70,000	2.94%	2.36%
Diana N. Alexander	Director of California Bank	1,000	*	*
Arnie Aros	Director of Company	2,000	*	*
Anthony P.A. Block	Director of California Bank	1,000	*	*
Jon Bowman	Director of Company	2,000	*	*
Ed Brand(1)	Vice Chairman of the Company; Chairman of the California Bank	4,000	*	*
Karen F. Brassfield	Executive Vice President/Chief Operating Officer and Chief Financial Officer	20,000	*	*
David M. Brody	Director of California Bank	1,000	*	*
Marcia Culver	Senior Vice President/Operations Manager	5,000	*	*
Louis F. Cumming	Outside Director of California Bank	2,000	*	*
Pamela T. Davis	Executive Vice President/Chief Credit Officer	35,000	1.47%	1.18%
Thomas E. Hassey	Chairman of Company	12,000	*	*
Charles Jirauch	Director of Company	2,000	*	*
Craig Johnson	Director of Company	2,000	*	*
Simon Albert Mahanna	Director of Company	2,000	*	*
Fereshteh Mahdavi	Director of California Bank	1,000	*	*
William McLaurin	Outside Director of California Bank	2,000	*	*
Gus Moreno	Director of Company	2,000	*	*
Michael Schuback	Director of Company	2,000	*	*
Carl H. Starrett	Director of California Bank	1,000	*	*
Daniel A. Swaim	Director of Company	2,000	*	*
Howard Weiss	Director of Company	2,000	*	*
Reserved for Issuance	Officers, Directors, Employees of the California Bank	27,000	1.14%	2.33	%(2)
Reserved for Issuance	Officers, Directors, Employees of the Company	36,700	1.54%	1.81	%(3)
TOTAL		237,700	10.00%	10.00	%(4)

*	Less than 1.00%.

(1)	Includes 2,000 options for serving as a director of the Company, 1,000 options for serving as a director of the California Bank and 1,000 options for serving as Chairman of the California Bank.

(2)	If the maximum amount is raised in the offering, then 297,000 shares of common stock will be reserved for issuance under the stock incentive plan, and 69,167 shares will be reserved for issuance to Officers, Directors, and Employees of the California Bank, which equals 2.33% of the maximum offering of 2,970,000 shares.

(3)	If the maximum amount is raised in the offering, then 297,000 shares of common stock will be reserved for issuance under the stock incentive plan, and 53,833 shares will be reserved for issuance to Officers, Directors, and Employees of the Company, which equals 1.81% of the maximum offering of 2,970,000 shares.

(4)	If the maximum amount is raised in the offering, then 297,000 shares of common stock will be reserved for issuance under the stock incentive plan, which equals 10.00% of the maximum offering of 2,970,000 shares.

Each director of the Company (excluding those directors who are executive officers of the California Bank and Mr. Mello as the proposed President and CEO of the Texas Bank) will receive 2,000 options for service as a director, except for Mr. Hassey, who will receive 12,000 options for his contributions as Chairman of the Company and in organizing the California Bank.

Each director of the California Bank (excluding those directors who are executive officers of the California Bank) will receive 1,000 options for service as a director. Ed Brand will receive an additional 1,000 options for his service as Chairman of the California Bank. The two outside directors for the California Bank who have prior banking experience will receive 2,000 options each for their service as outside directors. Executive Officers will receive options as set forth above.

Options will be issued with an exercise price of $10.00 per share, the initial offering price, and we expect options granted to employees of the California Bank or the Company to be treated as incentive stock options, assuming receipt of the requisite stockholder approval. The remainder of the options under the stock incentive plan will be available for issuance to current and prospective Directors, Executive Officers and employees of the Company and the California Bank at the discretion of our Board of Directors.

Products and Services

The California Bank will focus on community involvement and personal service while providing customers with the financial sophistication and products typically offered by a larger bank. The California Bank will emphasize personalized banking services to small- to medium-sized businesses, locally-owned businesses, licensed professionals and individual consumers. In their lending services, the California Bank will emphasize commercial business loans, commercial real estate loans, construction loans, Small Business Association (“SBA”) loans, home equity loans, and consumer loans.

The California Bank will offer a broad array of deposit services including NOW accounts, checking accounts, savings accounts, money market accounts, certificates of deposit, certificates of deposit account registry service (CDARS), and sweep accounts. For the convenience of its customers, the California Bank will also offer credit and debit cards, wire transfers, cashier’s checks, and traveler’s checks. These services will be provided through a variety of delivery systems including a full-service office, a night depository, automated teller machines, telephone banking, banking by mail, Internet banking and qualified third party providers.

Philosophy and Strategy

The California Bank will operate as full-service community bank, offering sophisticated financial products while emphasizing prompt, personalized customer service. We believe that this philosophy, encompassing the service aspects of community banking, will distinguish the California Bank from its competitors.

To carry out this philosophy, the California Bank has begun to implement a business strategy that involves the following:

•	Capitalizing on the diverse community involvement, professional expertise and personal and business contacts of our Directors, Organizers, Founders, and Executive Officers;

•	Providing individualized attention with consistent, local decision-making authority;

•	Utilizing technology and strategic outsourcing to provide a broad array of convenient products and services;

•	Operating from a highly visible and accessible banking office in close proximity to a concentration of targeted commercial businesses and professionals;

•	Attracting an initial customer base by offering competitive interest rates on deposit accounts;

•	Encouraging our initial stockholders to become customers by offering additional incentives; and

•	Implementing strong marketing programs.

In addition to personalized customer service, we believe that we can distinguish ourselves from traditional community banks operating in our market through the use of technology. Our state-of-the-art data-processing system will be supported by experienced and reliable vendors. This will allow the California Bank to process routine transactions in an effective and efficient manner, while giving our personnel the time to focus their attention on interacting with our customers. A well-implemented technology program will also enable the California Bank to segment and analyze data, manage risk and target market opportunities. Through the smart use and application of the technological tools available today, we expect to be able to deliver a high level of customer service at a reasonable cost. By blending the use of technology and effective customer service, we can create “high-tech” and “high-touch” relationships with our customer base and differentiate the California Bank from other community banking institutions.

Terms of the Offering

We are offering for sale a minimum of 2,377,000 and a maximum of 2,970,000 shares of our common stock at an offering price of $10.00 per share. The number of shares offered does not include shares issuable upon the exercise of warrants that we expect to issue to our Founders and initial shareholders or upon the exercise of stock options that may be issued under our stock incentive plan. See “Description of Common Stock — Warrants,” beginning on page 63 and “Management — Stock Incentive Plan,” beginning on page 57.

To participate in the offering, you must subscribe to purchase at least 250 shares. The offering price will be payable at the time that the subscription is made. You may subscribe for and purchase a maximum of 75,000 shares in the offering. If you subscribe for more than 75,000 shares, we intend to reject the portion of the subscription that exceeds 75,000 shares. In our sole discretion, we may waive, in writing, the minimum or maximum subscription amounts. We also reserve the right to reject, in whole or in part, any subscription for shares of our common stock. In addition to any shares that you purchase in the offering, you will receive one warrant for every five shares of stock that you purchase. These warrants will be exercisable at a price of $10.00 per share at any time prior to the date that is seven years from the date that the California Bank opens for business.

Subject to compliance with applicable federal and state securities laws, we will offer and sell our common stock on a best-efforts basis through our Organizers, Founders, Executive Officers and Directors, with the exception of Diana Alexander, will not receive any commission or other compensation in connection with these activities. However, in order to comply with Arizona securities law requirements, Diana Alexander, an Organizer and proposed Director of the California Bank, has agreed to serve as the Company’s registered salesperson in Arizona, and the Company has agreed to pay Ms. Alexander a commission of 3% of the gross proceeds of this offering from subscriptions received from investors who reside in Arizona, plus reimbursement for travel expenses. In addition, we will reimburse reasonable out-of-pocket expenses incurred by our Organizers, Founders, Executive Officers and Directors in connection with the offering.

Offering Termination Date

The offering will expire on June 30, 2009, but our Board, in its discretion, may decide to terminate the offering earlier upon the sale of the maximum number of shares offered in this offering. The expiration date may be extended, at the discretion of our Board, to a date not later than September 30, 2009. In addition, we reserve the right to conduct multiple closings of the offering at any time after we have received subscriptions for at least 2,377,000 shares and determined that the total amount of subscriptions will provide adequate capitalization for us after payment of organizational expenses. In addition, in the event of an oversubscription, we reserve the right to increase the maximum size of the offering by an amount not to exceed twenty percent (20%) of the maximum offering amount of 2,970,000 shares.

How to Subscribe

Each prospective investor who (together with the investor’s affiliates) desires to purchase 250 or more shares should do the following:

•	Complete, date and sign the subscription agreement that accompanies this prospectus;

•	Make a check payable to “Offering Escrow Agent for United Business Holdings, Inc.” in an amount equal to the subscription price of $10.00 times the number of shares for which you have initially subscribed;

•	Deliver the completed subscription agreement and check as follows:

BY HAND DELIVERY:
Offering Escrow Agent for United Business Holdings, Inc.
c/o United Business Holdings, Inc.
4380 La Jolla Village Drive, Suite 110
San Diego, California 92122

BY FIRST CLASS MAIL:
Offering Escrow Agent for United Business Holdings, Inc.
c/o United Business Holdings, Inc.
4380 La Jolla Village Drive, Suite 110
San Diego, California 92122

When your subscription agreement is received by us, it will become binding on you and will be irrevocable.

Escrow Arrangements

All subscription funds will be held in an interest-bearing escrow account at Nexity Bank (or another third party financial institution selected by the Board of Directors), which will act as escrow agent. The escrow agent will hold all subscription funds until we notify the escrow agent that we have reached the minimum offering amount or intend to close on additional funds. All subscription funds will be paid to us to the extent that we accept the subscription agreement. If we reject, in whole or in part, a subscriber’s subscription agreement, we will promptly return the subscription funds attributable to the rejected subscription with the interest earned on those funds.

Use of Proceeds

The estimated proceeds from the offering (approximately $23.8 million assuming the sale of the minimum offering amount and before deducting the estimated expenses of the offering) will be used to repay any funds advanced to us under the pre-opening line of credit, to purchase furniture, fixtures and equipment, and to provide working capital to be used for business purposes, including paying salaries and making loans to customers and other investments for the California Bank. In addition, the estimated proceeds from the offering may be used to repay the direct cash advances made by our Founders; however, the Company anticipates that the Founders will elect to, in lieu of being repaid those direct cash advances by the Company, use those amounts that would have been repaid to subscribe for Company stock in this offering as set forth in the Security Ownership of Certain Beneficial Owners and Management section beginning on page 59. We may retain at the holding company level additional proceeds of future closings to use for future working capital needs. See “Use of Proceeds,” beginning on page 20.

Organizational Expenses — California Bank

We expect to incur approximately $4.5 million in organizational and other pre-opening expenses in connection with the efforts to organize the California Bank. These expenses are described more completely in the section titled “Use of Proceeds — Organizational Expenses of California Bank,” beginning on page 21. We have funded our organizational and pre-opening expenses from direct cash advances made by our Founders. In addition, we have obtained a $2.0 million line of credit from Nexity Bank to fund any remaining organizational expenses. The line of credit is guaranteed on a limited basis by some of the Founders, and the maturity date for the line of credit was January 2, 2009. The California Bank has requested an extension of the maturity date for the line of credit from Nexity Bank. The California Bank has requested a six (6) month extension to allow sufficient time to raise capital. Nexity Bank is working with the California Bank on the efforts to extend the maturity date. The California Bank anticipates that Nexity Bank will grant the extension. The cash contributions and advances made under the line of credit are expected to be repaid from the proceeds of the offering.

RISK FACTORS

The following paragraphs describe what we believe are the material risks of an investment in our common stock. An investment in our common stock involves a significant degree of risk, and you should not invest in our common stock unless you can afford to lose your entire investment. Before making any investment decision, we urge you to carefully read the entire prospectus, including the cautionary statement following these risk factors regarding the use of forward-looking statements.

The California Bank must receive regulatory approvals before it may open for business.

To commence operations as a national banking association, the California Bank must obtain regulatory approvals from the OCC and the FDIC. As noted above, the California Bank received preliminary conditional approval from the OCC on July 14, 2008. While there is a risk that the California Bank’s FDIC insurance application will not be approved, we have no reason to believe that the approval will not be forthcoming.

The California Bank must satisfy certain conditions following approval of its regulatory applications before opening for business.

The preliminary conditional approval granted by the OCC to the California Bank is subject to certain conditions, including, among others, that the California Bank must (1) add two experienced directors, from the California Bank’s local community, to the Board of Directors, and these directors must be accepted by the OCC this condition has been satisfied with the addition of Messrs. McLaurin and Cumming as directors; the Company received written confirmation from the OCC dated December 2, 2008 that it does not intend to disapprove of either director), (2) submit to the OCC for approval the resume for a senior loan officer, and (3) the initial paid-in capital, net of all organizational and pre-opening expenses, shall be no less than $17,500,000. The California Bank anticipates that it will be able to satisfy all conditions set forth by the OCC in its preliminary conditional approval. In addition, the preliminary conditional approval granted by the OCC to the California Bank provides that if capital for the California Bank is not raised by July 13, 2009 or if the California Bank is not opened for business by January 13, 2010, the preliminary conditional approval will expire. In addition, if the conditions imposed by the regulatory agencies delay the anticipated date of commencing banking operations, we will incur additional organizational expenses, which will result in additional losses.

Any delay in beginning banking operations will result in additional losses.

Any delay in opening the California Bank for business will increase organizational expenses and postpone realization of potential revenues. This delay will cause the accumulated deficit from organizational expenses to increase because we must continue to pay salaries and other operating expenses during this period. We expect that the California Bank will commence banking operations in the third quarter of 2009.

We have no operating history upon which to base an estimate of our future financial performance.

We do not have any operating history on which to base any estimate of our future earnings prospects. United Business Holdings was formed recently, and the California Bank has not yet commenced banking operations. Consequently, you will have no historical operating or financial information to help you decide whether to invest in our common stock.

We expect to incur losses during our initial years of operations.

At September 30, 2008, we had an accumulated deficit account of approximately $2.7 million. We anticipate that our total organizational and other pre-opening expenses for the California Bank and the Company will be approximately $6.0 million. The California Bank’s success, and thus our success, will depend, in large part, on its ability to address the problems, expenses and delays frequently associated with a new financial institution and the ability to attract and retain deposits and customers for our services. We expect to sustain losses or achieve minimal profitability during our initial years of operations.

In addition, to gain market share as a newly-organized bank, the California Bank may be required to pay higher interest rates to attract deposits or extend credit at lower rates to attract borrowers, which may decrease our profitability or prevent us from becoming profitable.

You should be aware that there is a risk that we may never become profitable. If we are ultimately unsuccessful, you may lose part or all of the value of your investment. See “Management’s Discussion and Analysis of Financial Condition and Plan of Operations” and “Business,” beginning on pages 24 and 26, respectively.

The California Bank’s failure to implement its business strategy may adversely affect our financial performance.

The California Bank has developed a business plan that details the strategy that it is implementing in its efforts to achieve profitable operations. If the California Bank cannot implement its business strategy, it will be hampered in its ability to develop business and serve its customers, which, in turn, could have an adverse effect on our financial performance. Even if the California Bank’s business strategy is successfully implemented, there is still a risk that the strategy will not have the favorable impact that is anticipated. Furthermore, while we believe that the California Bank’s business plan is reasonable and that its strategy will enable the California Bank to execute its business plan, we have no control over the future occurrence of certain events upon which its business plan and strategy is based, particularly general and local economic conditions that may affect its loan-to-deposit ratio, total deposits, the rate of deposit growth, cost of funding, the level of earning assets and interest-related revenues and expenses. See “Business — Business Strategy” beginning on page 28.

Departures of key personnel or Directors may impair the California Bank’s operations.

Our success will depend in large part on the services and efforts of the California Bank’s key personnel and on their ability to attract, motivate and retain highly qualified employees. Competition for employees is intense, and the process of locating key personnel with the combination of skills and attributes required to execute the California Bank’s business plan may be lengthy.

In particular, we believe that retaining Bob Adkins, Ed Brand, Pamela T. Davis and Karen F. Brassfield at the California Bank will be important to our success. If any of these persons leaves his or her position for any reason, our financial condition and results of operations may suffer. If the services of any key personnel should become unavailable for any reason, or if the regulatory agencies should require the employment of additional persons to fill banking positions, the California Bank would be required to employ other persons to manage and operate the California Bank, and there is a risk that the California Bank would not be able to employ qualified persons on acceptable terms. If the services of any key personnel should become unavailable prior to the time the California Bank commence operations, their ability to begin banking operations would likely be adversely affected.

Additionally, the community involvement, diverse backgrounds and extensive local business relationships of our Directors, Organizers and Founders all are important to our success. If the composition of our Board of Directors changes materially, our business may suffer. See “Management” beginning on page 34.

The California Bank faces intense competition from a variety of competitors.

The banking business in our target banking market and the surrounding areas has become increasingly competitive over the past several years, and we expect the level of competition to continue to increase. See “Business — California Market Opportunities — Competition,” beginning on page 27. If this competition forces the California Bank to offer aggressive loan and deposit rates or otherwise incur higher funding costs, our profitability will be diminished.

Many of the California Bank’s competitors are larger than the California Bank will initially be and many of the California Bank’s competitors have greater financial and personnel resources. Many of the California Bank’s competitors have established customer bases and offer services, such as extensive and established branch networks and trust services that the California Bank either does not expect to provide or will not provide for some time. Also, some competitors are not subject to the same degree of regulation as the California Bank and thus may have a competitive advantage over the California Bank.

We believe that the California Bank will be a successful competitor in its financial services market. However, there is a risk that the California Bank will not be able to compete successfully with other financial institutions serving its target banking market. An inability to compete effectively could have a material adverse effect on our growth and profitability.

The California Bank’s legal lending limits may impair its ability to attract borrowers.

During its initial years of operation, the California Bank’s legally mandated lending limits will be lower than those of many of their competitors because the California Bank will have less capital than many of its competitors. The lower lending limits may discourage potential borrowers who have lending needs that exceed the California Bank’s limits, which may restrict its ability to establish relationships with larger businesses in its market area. See “Business,” beginning on page 26.

An economic downturn, especially one affecting our primary service area, may have an adverse effect on our financial performance.

Our success will depend on the general economic condition of the region in which we operate. Unlike many of the California Bank’s larger competitors, the majority of the California Bank’s borrowers and depositors will be individuals and businesses located or doing business in our local banking market. As a result, the California Bank’s operations and profitability may be more adversely affected by a further deterioration in the local economic downturn than those of its larger, more geographically diverse competitors. Also, if there is a further deterioration in the local economic conditions, the California Bank’s small business customers may not be able to fully repay their loans and the California Bank could suffer loan losses as a result. These types of businesses generally have fewer financial resources in terms of capital or borrowing capacity than do larger businesses. See “Business,” beginning on page 26.

We could be negatively affected by changes in interest rates.

The California Bank’s profitability (and, therefore, our profitability) will depend, among other things, on the California Bank’s net interest income, which is the difference between the income that a bank earns on its interest-earning assets, such as loans, and the expenses that it incurs in connection with its interest-bearing liabilities, such as interest expense on checking or savings deposits and certificates of deposit. Changes in the general level of interest rates and other economic factors can affect a bank’s net interest income by affecting the spread between interest-earning assets and interest-bearing liabilities.

Changes in the general level of interest rates also affect, among other things, a bank’s ability to originate loans, the value of interest-earning assets and its ability to realize gains from the sale of such assets, the average life of interest-earning assets and its ability to obtain deposits in competition with other available investment alternatives. Interest rates are highly sensitive to many factors, including government monetary policies, domestic and international economic and political conditions and other factors beyond our control.

Terrorism could adversely affect our business, financial condition and results of operations.

The likelihood of any terrorist event could adversely affect our business, financial condition and results of operations, including as a result of the disruption of the local economy or damage to our facilities. With the current trend of insurance companies seeking to exclude terrorist acts from coverage, the cost of such an event could impair our profitability and capital adequacy.

Recent developments in the residential mortgage market and the credit markets generally may adversely affect the value of the Company and the California Bank.

Recently, the residential mortgage market in the United States has experienced a variety of serious difficulties and adverse economic conditions that have caused a major disruption not only to that market but also to credit markets generally. These widely publicized developments, which began in the subprime market, have spread to the other segments of the credit markets and may have significant negative effects on the interest rates at which we may obtain credit, as required. Although the California Bank does not plan to hold any subprime mortgages or Alt-A or other low-documentation type loans, the result of the recent capital market developments could impact our ability to obtain working capital in the form of debt or trust preferred securities, which could ultimately impact our value.

The determination of the offering price was arbitrary, and you may be unable to resell your shares at or above the offering price.

Because we have no operating history, we could not set our offering price of $10.00 per share with reference to historical measures of our financial performance. Therefore, we set the offering price arbitrarily, and the exercise price of the Founder warrants and stock options was determined based on the offering price. The exercise price of the initial shareholder warrants was determined arbitrarily by the Company’s Board of Directors. We did not retain an independent investment banking firm to assist in determining the offering price or the exercise price of the options and warrants, and these prices bear no relationship to our assets, book value, net worth or any other recognized criteria of value. There is a risk that you will not be able to resell any shares that you may buy in this offering at a price equal to or higher than the offering price. See “Determination of Offering Price,” beginning on page 20.

We do not intend to pay dividends in the foreseeable future.

We expect initially to have no material source of income other than dividends that we receive from the California Bank. Therefore, our ability to pay dividends to our stockholders will depend on the California Bank’s ability to pay dividends to us. The Board of Directors of the California Bank intend to retain earnings to promote growth and build capital and recover any losses incurred in prior periods. Accordingly, we do not expect to receive dividends from the California Bank, or pay dividends to our stockholders, in the foreseeable future. In addition, banks and bank holding companies are subject to certain regulatory restrictions on the payment of cash dividends. See “Description of Common Stock — Dividends” beginning on page 64.

We are subject to extensive regulatory oversight, which could restrain our growth and profitability.

Banking organizations such as United Business Holdings and the California Bank are subject to extensive federal and state regulation and supervision. Laws and regulations affecting financial institutions are undergoing continuous change, and we cannot predict the ultimate effect of these changes. There is a risk that any change in the regulatory structure or the applicable statutes and regulations will materially and adversely affect our business, condition or operations of United Business Holdings and the California Bank or benefit competing entities that are not subject to the same regulations and supervision. For a discussion of some of the laws and regulations applicable to us, see the section titled “Supervision and Regulation,” beginning on page 65.

We may not be able to raise additional capital on terms favorable to us.

In the future, should we need additional capital to support our business, expand our operations or maintain our minimum capital requirements, we may not be able to raise additional funds through the issuance of additional shares of common stock or other securities. Even if we are able to obtain capital through the issuance of additional shares of common stock or other securities, the sale of these additional shares could significantly dilute your ownership interest and may be made at prices lower than the price we are selling shares in this offering.

We may not be able to negotiate an extension on our line of credit with Nexity.

We have funded our organizational and pre-opening expenses from direct cash advances made by our Founders. In addition, we have obtained a $2.0 million line of credit from Nexity Bank to fund any remaining organizational expenses. The line of credit is guaranteed on a limited basis by some of the Founders, and the maturity date for the line of credit was January 2, 2009. The California Bank has requested a six (6) month extension on the line of credit to allow sufficient time to raise capital. Nexity Bank is working with the California Bank on the efforts to extend the maturity date.

If Nexity Bank does not grant the extension, then the California Bank will have to repay the line of credit. In order to repay the line of credit, the California Bank may have to either obtain a new line of credit from a different lender or request that the Founders make additional cash advances. Due to the current economic conditions, the California Bank may not be able to obtain a new line of credit on terms that are as favorable to the California Bank as the terms on the Nexity line of credit. In addition, our Founders may not be willing or able to make the additional cash advances necessary to repay the Nexity line of credit.

You will incur immediate and substantial dilution in the book value per share of any shares that you purchase in the offering.

If you purchase shares of our common stock in the offering, we expect that you will experience an immediate and substantial dilution of between $2.07 (assuming the maximum offering) and $2.59 (assuming the minimum offering) per share in the book value of your investment as a result of the organizational and other pre-opening expenses that we budgeted to incur before the California Bank opened for business. This means that the price you pay for the shares that you acquire in this offering will be higher than its net book value per share at the time the California Bank opens. For more information regarding dilution, please see the section titled “Dilution,” beginning on page 22.

The liquidity of our common stock will be affected by its limited trading market.

Our shares will not qualify, upon issuance, for listing on any national securities exchange, and our shares may never be listed on a national securities exchange. Because our shares will not be listed on a national securities exchange, there is a risk that a broadly followed, established trading market for our common stock may never develop or be maintained. Active trading markets generally result in lower price volatility and more efficient execution of buy and sell orders. In addition, active trading markets tend to reduce the bid-ask spreads for sales transactions. On the other hand, the absence of an active trading market reduces the liquidity, and is likely to have an adverse effect on the market value of our shares.

Monetary policy and other economic factors could adversely affect our profitability.

Changes in governmental economic and monetary policies, the Internal Revenue Code and banking and credit regulations, as well as such other factors as national, state and local economic growth rates, employment rates and population trends, will affect the demand for loans and the California Bank’s ability to attract deposits. Although we are not aware of a current risk, the foregoing monetary and economic factors, and the need to pay rates sufficient to attract deposits, may adversely affect the California Bank’s ability to maintain an interest margin sufficient to result in operating profits. See “Business,” beginning on page 26, and “Supervision and Regulation,” beginning on page 65.

Our common stock is not an insured deposit.

Your investment in the Company will not be a bank deposit and will not be insured or guaranteed by the FDIC or any other government agency. Your investment is subject to investment risk, and you must be capable of affording the loss of your entire investment.

Your share ownership may be diluted in the future.

We expect to issue warrants and/or stock options to our Directors, Founders, Executive Officers, and initial shareholders. In addition, we expect to issue Founder warrants and stock options to the Organizers and Founders of the Texas Bank, regardless of whether the Texas Bank opens for business. If the Founder warrants or stock options are exercised, your share ownership will be diluted. In addition, if you do not exercise your initial shareholder warrants, and other shareholders exercise their initial shareholder warrants, your share ownership will be further diluted. Our articles of incorporation authorize the issuance of up to 11,000,000 shares of common stock but do not provide for preemptive rights. Any authorized but unissued shares following the offering will be available for issuance by our Board of Directors. However, persons who subscribe for shares in the offering will not have the right to subscribe for additional shares of common stock issued at any time in the future in order to maintain their percentage ownership interest. As a result, if we issue additional shares of common stock to raise additional capital or for other corporate purposes, you may be unable to maintain your pro rata ownership in United Business Holdings.

Our articles of incorporation and bylaws, and the employment agreements of the California Bank’s Executive Officers, contain provisions that could make a takeover more difficult.

Our articles of incorporation and bylaws include provisions designed to provide our Board of Directors with time to consider whether a hostile takeover offer is in our and our stockholders’ best interests, but could be utilized by our Board of Directors to deter a transaction that would provide stockholders with a premium over the market price of our shares. These provisions include the availability of authorized but unissued shares for issuance from time to time at the discretion of our Board of Directors; bylaws provisions enabling our Board of Directors to increase the size of the Board and to fill the vacancies created by the increase; and bylaw provisions establishing advance notice procedures with regard to business to be presented at a stockholder meeting or Director nominations.

In addition, there are “change in control” provisions in the employment agreements of each of the California Bank’s Executive Officers providing for lump-sum cash payments based on the officer’s base compensation. While we are not aware of any current takeover threats or changes in control, these provisions may discourage potential acquisition proposals and could delay or prevent a change in control, including under circumstances in which our stockholders might otherwise receive a premium over the market price of our shares. These provisions may also have the effect of making it more difficult for third parties to cause the replacement of our current management and may limit the ability of our stockholders to approve transactions that they may deem to be in their best interests.

Management of the California Bank may be unable to adequately measure and limit credit risk associated with the California Bank’s loan portfolio, which would affect our profitability.

As a material part of the California Bank’s business plan, it will make commercial business loans, commercial real estate loans, construction loans, SBA loans, home equity loans, and consumer loans. The principal economic risk associated with each class of loans is the creditworthiness of the borrower, which is affected by the strength of the relevant business market segment, local market conditions and general economic conditions.

Additional factors related to the credit quality of commercial loans include the quality of the management of the business and the borrower’s ability both to properly evaluate changes in the supply and demand characteristics affecting its market for products and services and to effectively respond to those changes. Additional factors related to the credit quality of commercial real estate loans include tenant vacancy rates and the quality of management of the property. Additional factors related to the credit quality of construction loans include fluctuations in the value of real estate and new job creation trends. Many of the California Bank’s anticipated commercial loans will be made to small- and medium-sized businesses and professionals that are less able to withstand competitive, economic and financial pressures than larger borrowers. If the California Bank is unable to effectively measure and limit the risk of default associated with its loan portfolio, our profitability will be adversely impacted.

Government regulation may have an adverse effect on the Company’s profitability and growth.

The Company and the California Bank are subject to extensive government supervision and regulation. The Company’s ability to achieve profitability and to grow could be adversely affected by state and federal banking laws and regulations that limit the manner in which the California Bank makes loans, purchases securities, and pays dividends. It is management’s opinion that these regulations are intended primarily to protect depositors and losses against the federal bank insurance fund, not stockholders. An example applicable to the California Bank because of its anticipated lending portfolio is guidance recently finalized by the federal banking agencies to identify and manage risks associated with concentrations in commercial real estate loans. The guidance states that a growing number of banks have high concentrations of commercial real estate loans on their balance sheets which may make the California Bank more vulnerable to cyclical downturns in the commercial real estate markets. Banks with high concentrations of commercial real estate loans are subject to greater supervisory scrutiny and will be required to have in place risk management practices and capital levels that are appropriate in light of the risk associated with these concentrations. The final guidelines relating to concentrations in commercial real estate loans will be applicable to the California Bank and may adversely affect the California Bank’s ability to develop and grow its commercial real estate loan portfolio.

In addition, the burden imposed by federal and state regulations may place the Company at a competitive disadvantage compared to competitors who are less regulated. Future legislation or government policy may also adversely affect the banking industry or the Company’s or the California Bank’s operations. In particular, various provisions of the Gramm-Leach-Bliley Act eliminate many of the federal and state legal barriers to affiliations among banks and securities firms, insurance companies, and other financial services providers. The Company believes the elimination of these barriers may significantly increase competition in its industry.

Our Directors and Executive Officers could have the ability to influence stockholder actions in a manner that may be adverse to your personal investment objectives.

Immediately following the offering, our Directors, Executive Officers, and Founders will own 643,418 shares (which includes the 628,400 shares subscribed for in the offering plus the 15,018 shares granted to certain Organizers as explained in the footnotes to the Security Ownership of Certain Beneficial Owners and Management table beginning on page 59) of our common stock, which represents 27.07% of the minimum and 21.66% of the maximum number of shares to be sold in this offering.

Additionally, we expect to issue warrants to our Founders and initial shareholders, as well as stock options to our Directors and Executive Officers. If our Founders exercised all of their Founder and initial shareholder warrants, our Directors, Executive Officers and Founders would own shares upon exercise representing as much as 36.82% of our then existing outstanding common stock based on the minimum number of shares sold in this offering, if no other shareholder exercised their shareholder warrants. Moreover, although the stock options are not immediately exercisable by their terms, upon exercise of the employee stock options granted to our Directors and Executive Officers, our Directors, Executive Officers and Founders would own shares upon exercise representing as much as 40.59% of our then existing outstanding common stock based on the minimum number of shares sold in this offering, if no other shareholder exercised their shareholder warrants.

Due to their significant ownership interests, our Directors, Executive Officers, and Founders will be able to exercise significant control over the management and affairs of United Business Holdings and the California Bank. For example, our Directors, Executive Officers, and Founders may be able to influence the outcome of Director elections or block significant transactions, such as a merger or acquisition, or any other matter that might otherwise be approved by the stockholders. See “Selected Provisions of our Articles of Incorporation and Bylaws,” beginning on page 64.

An effective registration statement may not be in place when an investor desires to exercise warrants, thus precluding such investor from being able to exercise his, her or its warrants and causing such warrants to be practically worthless.

No warrant will be exercisable and we will not be obligated to issue shares of common stock unless at the time a holder seeks to exercise such warrant, a prospectus relating to the common stock issuable upon exercise of the warrant is current and the common stock has been registered or qualified or deemed to be exempt under the federal securities law and the securities laws of the state of residence of the holder of the warrants. Under the terms of the warrant agreement, we have agreed to use our best efforts to meet these conditions and to maintain a current prospectus relating to the common stock issuable upon exercise of the warrants until the expiration of the warrants. However, there is a risk that we will not be able to do so, and if we do not maintain a current prospectus related to the common stock issuable upon exercise of the warrants, holders will be unable to exercise their warrants and we will not be required to settle any such warrant exercise. If the prospectus relating to the common stock issuable upon the exercise of the warrants is not current or if the common stock is not qualified or exempt from qualification federally and in the jurisdictions in which the holders of the warrants reside, the warrants may have no value, the market for the warrants may be limited and the warrants may expire worthless.

If our involvement in two June 2008 articles regarding the offering during the waiting period were held to be “gun jumping” in violation of the Securities Act of 1933, we could be required to repurchase securities sold in this offering.

Information has been published about the Company and the California Bank in an article appearing in the American Banker on June 2, 2008 and in an article appearing in Bankers Digest on June 16, 2008. The articles presented certain statements about the Company and the California Bank in isolation and did not disclose many of the related risks and uncertainties described in this prospectus. As a result, the articles should not be considered in isolation, and you should make your investment decision only after reading this entire prospectus carefully. You should carefully evaluate all information in this prospectus, including the risks described in this section and throughout the prospectus. You should only rely on the information contained in this prospectus in making your investment decision.

It is uncertain whether our involvement in the articles could be held to be a violation of Section 5 of the Securities Act of 1933. If our involvement or such activities were held by a court to be in violation of the Securities Act of 1933, we could be required to repurchase the shares sold to purchasers in this offering at the original purchase price for a period of one year following the date of the violation. We would contest vigorously any claim that a violation of the Securities Act of 1933 occurred.

We engaged a consultant to assist in our capital raising efforts; however, following a disagreement with such consultant we have terminated our contracts.

We engaged Bankmark to assist the Company with its capital raising efforts. However, due to the recent changes in the banking industry, we have determined to slow down our strategic expansion efforts. We attempted to terminate all contracts with Bankmark other than those related to the California Bank. Unfortunately, Bankmark insisted that the contracts were inter-related, Bankmark insisted that it would not perform under the contracts relating to the capital raise for the California Bank unless the Company continued to pay for services under the other contracts. The Company disagreed that the contracts were inter-related and dependent upon one another. Accordingly, the Company has now terminated all of its contracts with Bankmark, including those relating to the California Bank. Bankmark has indicated that it is prepared to enforce its rights under the contracts.

If we are not able to resolve this disagreement, Bankmark may determine to pursue a lawsuit against us to enforce its rights under the contracts. In the event that this situation leads to a lawsuit, we could incur a judgment and liability to Bankmark. Although we believe that we were within our rights to terminate the contracts, a court could reach a different result if this matter proceeds to litigation. Any material judgment against the Company could result in substantial impairment to our capital, resulting in additional dilution to the book value of our common stock and could require us to raise additional capital or otherwise impair our ability to successfully implement our business plan.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes various forward-looking statements about United Business Holdings and Ventana National Bank of California (In Organization) that are subject to risks and uncertainties. Forward-looking statements include information concerning future financial performance, business strategy, projected plans and objectives. Statements preceded by, followed by or that otherwise include the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “may increase,” “may fluctuate” and similar expressions of future or conditional verbs such as “will,” “should,” “would,” and “could” are generally forward-looking in nature and not historical facts. Because forward-looking statements involve risks and uncertainties that are beyond our control, actual results may differ materially from those expected in the forward-looking statements. The most significant of these risks, uncertainties and other factors are discussed in the section entitled “Risk Factors,” beginning on page 10. We urge you to carefully consider these factors prior to making an investment in our common stock. However, it is not possible to foresee or identify all such factors. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this prospectus. Except for any ongoing obligations to disclose material information under federal or state securities laws, we do not undertake any obligation to update any forward-looking statement, or to disclose any facts, events or circumstances after the date of this prospectus that may affect the accuracy of any forward-looking statement. The safe harbor provisions of section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended, do not apply to the offering.

THE OFFERING

General

We are offering for sale a minimum of 2,377,000 shares and a maximum of 2,970,000 shares of our common stock at a price of $10.00 per share, for an aggregate minimum issuance amount of $23,770,000 and an aggregate maximum issuance amount of $29,700,000. The offering will continue until June 30, 2009 or until we have reached the maximum offering amount. The number of shares offered does not include shares issuable upon the exercise of warrants that we granted to our Founders and initial shareholders or upon the exercise of stock options that are issued under our stock incentive plan. See “Description of Common Stock — Warrants,” beginning on page 63 and “Management — Stock Incentive Plan,” beginning on page 57.

To participate in the offering, you must subscribe to purchase at least 250 shares. You may subscribe for and purchase a maximum of 75,000 shares in the offering. If you subscribe for more than 75,000 shares, we intend to reject the portion of the subscription that exceeds 75,000 shares. In our sole discretion, we may waive, in writing, the minimum or maximum subscription amounts.

In addition to any shares that you purchase in the offering, you will receive one warrant for every five shares of stock that you purchase. These warrants will be exercisable at a price of $10.00 per share at any time prior to the date that is seven years from the date that the California Bank opens for business. See “Description of Common Stock — Warrants,” beginning on page 63.

Finally, our Founders have advanced to us the funds necessary to cover the expenses incurred in connection with the organization of the Company and the California Bank, and a some of our Founders have provided limited guarantees with respect to amounts that may be loaned to us for these purposes, which is in addition to their expending substantial time and effort in connection with our organizational activities. In exchange for undertaking these obligations and in addition to any shareholder warrants to which they may be entitled, the Founders will receive, in the aggregate, warrants to purchase 241,167 shares of our common stock. These warrants will be exercisable at a price of $10.00 per share, the initial offering price, and may be exercised on or before the date that is ten years from the date that the California Bank opens for business. See “Description of Common Stock — Warrants,” beginning on page 63.

Founders’, Directors’, and Executive Officers’ Subscriptions

We expect that our Founders, Directors and Executive Officers will purchase an aggregate of 628,400 shares of common stock in the offering at a price of $10.00 per share. In addition, 15,018 shares will be granted to certain Organizers as explained in the footnotes to the Security Ownership of Certain Beneficial Owners and Management table beginning on page 59. Thus, immediately following the offering, our Directors, Executive Officers, and Founders will own 643,418 shares, which represents 27.07% of the minimum and 21.66% of the maximum number of shares to be sold in this offering. However, our Founders, Directors or Executive Officers may acquire additional shares of common stock in the offering. All purchases made by our Founders, Directors, and Executive Officers will be made for investment purposes and not with a view to distribution.

Offering Period

The offering period for the shares will end when all of the shares of the common stock are sold or at 5:00 p.m., Pacific time on June 30, 2009, whichever occurs first. We also reserve the right to end the offering at any time prior to June 30, 2009, if we determine that the total amount of subscriptions will provide adequate capitalization for the California Bank, taking into account the organizational and other pre-opening expenses. We will promptly notify subscribers of any extensions. The date on which this offering ends, plus any extensions of the offering, is referred to in this prospectus as the “expiration date.” We may, in our sole discretion, conduct multiple closings of the offering.

Acceptance of Subscriptions

We reserve the right to accept or reject any subscription, in whole or in part, on or before the expiration date at our sole discretion. If the offering is over-subscribed, we plan to give preference to subscribers who are residents of our banking markets. We also reserve the right to accept subscriptions on a first-come, first-served basis or on a prorated basis if we receive subscriptions for more than 2,970,000 shares. We will notify all subscribers within ten (10) business days after the expiration date whether their subscriptions have been accepted. If we do not accept all or a portion of a subscription, we will also return the unaccepted portion of the subscription funds.

Escrow

All offering proceeds received by our escrow agent, Nexity Bank (or another third party financial institution selected by the Board of Directors), will be deposited in an escrow account. The escrow agent will invest the subscription proceeds directly interest-bearing in deposit accounts or certificates of deposit that are fully insured by the FDIC or another agency of the United States government. The escrow agent will not investigate the desirability or advisability of an investment in our common stock and has not approved, endorsed or passed upon the merits of our common stock. If we are unable to sell at least 2,377,000 shares of common stock or fail to receive all required regulatory approvals for the California Bank, the escrow agent will promptly return all subscription funds to investors with the interest earned on those funds.

Release From Escrow

Subscription proceeds will be released from escrow after we (i) have accepted subscriptions and received subscription proceeds for approximately 2,377,000 shares of common stock, the minimum number of shares to be sold in the offering; and (ii) provided the escrow agent with a certification to the effect that we received all required regulatory approvals for the California Bank to open. Additional subscription proceeds received after the initial closing will be released from escrow as determined by the Company.

Plan of Distribution

We plan to market our shares by delivering a copy of the prospectus to potential investors. In addition, we intend to conduct informational meetings for prospective investors. The offering is not underwritten. Subject to compliance with applicable federal and state securities laws, we will offer and sell our common stock on a best-efforts basis through our Organizers, Founders, Executive Officers and Directors, with the exception of Diana Alexander, will not receive any commission or other compensation in connection with these activities. However, in order to comply with Arizona securities law requirements, Diana Alexander, an

Organizer and proposed Director of the California Bank, has agreed to serve as the Company’s registered salesperson in Arizona, and the Company has agreed to pay Ms. Alexander a commission of 3% of the gross proceeds of this offering from subscriptions received from investors who reside in Arizona, plus reimbursement for travel expenses. We will reimburse reasonable out-of-pocket expenses incurred by our Organizers, Founders, Executive Officers and Directors in the offering. The proposed activities of such Organizers, Founders, Executive Officers and Directors are exempted from registration pursuant to a specific safe-harbor provision under Rule 3a4-1 under the Securities Exchange Act of 1934, as amended, except for Diana Alexander, who is a registered broker and accordingly does not need to rely on the exemption.

In addition, we may offer and sell our common stock through licensed broker-dealers in certain states where none of our Organizers, Founders, Executive Officers or Directors are currently licensed under the applicable state securities laws to offer and sell our common stock and where exemptions from the licensing requirements are not available, or to complete the offering. Any broker-dealer that we would engage would be under no obligation to purchase or sell any specific number or dollar amount of shares. In connection with these services, we would be required to obtain the approval of the Financial Industry Regulatory Authority and would expect to pay a fee as well as a commission to the broker-dealer. If any agent, broker-dealer or underwriter is engaged to help complete the offering, we would file a prospectus supplement naming the entity and disclosing the compensation arrangements before any additional sale occur.

How to Subscribe

Each prospective investor who (together with the investor’s affiliates) desires to purchase 250 or more shares should do the following:

•	Complete, date and sign the subscription agreement that accompanies this prospectus;

•	Make a check payable to Offering Escrow Agent for United Business Holdings, Inc.” in an amount equal to the subscription price of $10.00 times the number of shares for which you have initially subscribed; and

•	Deliver the completed subscription agreement and check as follows:

BY HAND DELIVERY:
Offering Escrow Agent for United Business Holdings, Inc.
c/o United Business Holdings, Inc.
4380 La Jolla Village Drive, Suite 110
San Diego, California 92122

BY FIRST CLASS MAIL:
Offering Escrow Agent for United Business Holdings, Inc.
c/o United Business Holdings, Inc.
4380 La Jolla Village Drive, Suite 110
San Diego, California 92122

WHEN YOUR SUBSCRIPTION AGREEMENT IS RECEIVED BY US, IT WILL BECOME BINDING AND IRREVOCABLE.

If you have any questions about the offering or how to subscribe, please call Bob Adkins at United Business Holdings at (858) 626-2231. His email address is badkins@ventanabankca.com. You should retain a copy of the completed subscription agreement for your records.

DETERMINATION OF OFFERING PRICE

The offering price of our common stock was determined arbitrarily by the Company’s Board of Directors and does not bear any relationship to our assets, book value, net worth or other recognized criteria of value, but rather the Company’s Board of Directors considered the amount of funds necessary to initially capitalize the California Bank based upon its business plan, regulatory capital requirements and the amount of capital estimated as necessary to provide operating capital and to sustain any losses that we incur during the initial years of operation. We did not retain an independent investment banking firm to assist us in establishing the offering price. The offering price does not necessarily reflect the fair market value of our common stock, and we cannot assure you that any shares that you purchase may be resold at or above the offering price.

The exercise price of the options and warrants issued to our Founders and/or Directors in recognition of the financial risks undertaken by them in advancing the organizational and other pre-opening expenses to us was determined based on the price of the common stock offered by this prospectus. The exercise price of the warrants to be issued to our initial shareholders was determined arbitrarily by the Company’s Board of Directors.

USE OF PROCEEDS

We anticipate that the gross proceeds of our offering will be a minimum of $23,770,000 and a maximum of $29,700,000. The following tables summarize the anticipated use of the proceeds by United Business Holdings and the California Bank, respectively, based on: (1) the sale of the minimum number of shares being offered by this prospectus, which is the minimum required to capitalize the California Bank, and (2) the maximum number of shares being offered by this prospectus. These figures are estimates based on information currently available. Accordingly, actual results may vary.

United Business Holdings

	Minimum Offering		Maximum Offering

Gross proceeds from offering	$23,770,000	100.00%	$29,700,000	100.00%
Organizational, stock offering costs, and pre-opening expenses for California Bank(1)	(4,482,000)	18.86%	(4,510,000)	15.18%
Organizational costs for the Company	(1,638,000)	6.89%	(1,638,000)	5.52%
Investment in common stock of California Bank	(17,500,000)	73.62%	17,500,000	58.92%

Remaining proceeds retained by the Company	$150,000	0.63%	$6,052,000	20.38%

(1)	Includes repayment of the direct cash advances made by our Founders; however, the Company anticipates that the Founders will elect to, in lieu of being repaid those direct cash advances by the Company, use those amounts that would have been repaid to subscribe for Company stock in this offering as set forth in the Security Ownership of Certain Beneficial Owners and Management section beginning on page 59.

As shown, we expect to use approximately $17.5 million to capitalize the California Bank, assuming the minimum offering amount. A capital raise of the minimum amount is expected to be able to support the California Bank for the first three years of operations. However, we reserve the right to retain a greater portion of the proceeds of the offering at United Business Holdings for general corporate purposes as long as we contribute no less than $17.5 million to the California Bank to fund its initial capitalization. We anticipate that the total organizational and pre-opening expenses attributable to direct and indirect sales expenses of the offering will not exceed 25.75% of the minimum proceeds from the offering.

The California Bank

The following table shows the anticipated use of the proceeds allocated to the California Bank. These proceeds will be in the form of a capital injection from United Business Holdings.

	Minimum Offering		Maximum Offering

Capital injection from United Business Holdings	$17,500,000	73.62%	$17,500,000	58.92%
Purchase of Furniture, Fixture, & Equipment	(788,000)	(3.32)%	(788,000)	(2.65)%
Loans to customers, investments, and other general corporate purposes	(16,712,000)	(70.31)%	(16,712,000)	(56.27)%

Remaining proceeds	$0	0.00%	$0	0.00%

The California Bank will use the proceeds to purchase furniture, fixtures and equipment, and to provide working capital to be used for business purposes, including paying salaries and rent expense, and for making loans to customers and other investments.

Extensions of Credit

The California Bank has obtained a $2.0 million line of credit from Nexity Bank to fund any remaining organizational expenses. The line of credit for the California Bank is guaranteed on a limited basis by some of the Founders. The cash contributions and advances made under the line of credit are expected to be repaid from the proceeds of the offering. Because the line of credit is or will be guaranteed on a limited basis by some of the Founders, those Founders providing a guarantee will receive a grant of warrants for his or her guarantee of the line of credit. These guarantees would be triggered in the event that we are unable to repay the advances under the line of credit. Interest is paid monthly at a rate of prime minus 50-basis points, and the principal of the line of credit for the California Bank, along with any unpaid interest, is due on January 2, 2009. The initial variable interest rate for the line of credit is 6.75% per annum. The California Bank has requested an extension of the maturity date for the line of credit from Nexity Bank. The California Bank has requested a six (6) month extension to allow sufficient time to raise capital. Nexity Bank is working with the California Bank on the efforts to extend the maturity date. The California Bank anticipates that Nexity Bank will grant the extension. We may draw on the line of credit to cover additional organizational and other pre-opening expenses incurred prior to opening the California Bank.

We intend to repay any draws on the pre-opening line of credit with the proceeds of the offering. However, because we have no material operations or assets, other than those amounts advanced or loaned to us to be expended during the organizational process, we do not expect to have the ability to repay the draws under the line of credit unless we complete the offering and the California Bank opens for business. If we are unable to sell at least 2,377,000 shares of common stock or fail to receive all regulatory approvals required to open, the escrow agent would be entitled to pursue our Founders under their limited personal guarantees for repayment on the outstanding balance on the line of credit.

Organizational Expenses of California Bank

Through September 30, 2008, the California Bank incurred approximately $2.2 million in organizational and other pre-opening expenses. We expect to incur approximately $4.4 million in organizational and pre-opening expenses, including offering expenses, through the opening of the California Bank. The following table sets forth the organizational and other pre-opening expenses that we incurred through September 30, 2008 and through our anticipated opening date in the third quarter of 2009:

	Incurred as of	Budgeted
	September 30,	Through
Expenses	2008	Opening

Organizational operating expenses	$1,701,703	$3,623,500
Offering expenses(1)	470,366	886,500

Organizational and offering expenses(2)	$2,172,069	$4,510,000

(1)	As of September 30, 2008 the actual offering expenses totaled $795,214, which consists of offering expenses of $470,366 for the California Bank, plus $324,848 in offering expenses incurred for the Company. The “Budgeted through Opening” amount assumes Diana Alexander’s 3% fee applies to the gross proceeds from the sale of 445,500 shares (estimated to be 15% of the maximum offering) to investors who reside in Arizona, plus reimbursement for travel expenses, for a total fee of $140,000 (including expenses), assuming the maximum offering amount.

(2)	Organizational and offering expenses incurred as of September 30, 2008 for the California Bank do not include organizational expenses incurred by the Company for other banks it anticipates opening. These additional organizational expenses totaled $952,821 as of September 30, 2008. The “Budgeted through Opening” amount includes repayment of the direct cash advances made by our Founders; however, the Company anticipates that the Founders will elect to, in lieu of being repaid those direct cash advances by the Company, use those amounts that would have been repaid to subscribe for Company stock in this offering as set forth in the Security Ownership of Certain Beneficial Owners and Management section beginning on page 59.

Prior to the opening of the California Bank, we anticipate that our organizational and pre-opening expenses will be approximately $4.5 million. These expenses include regulatory application fees, legal and professional fees, consulting fees, rent, utilities, interest expense, commissions, and other office expenses. Although we expect to incur approximately $4.5 million in total organizational and pre-opening expenses prior to the time that we open the California Bank for business, our actual expenditures may be considerably in excess of this amount because it may take us longer to raise the required level of capital, there may be unanticipated changes in our management team or Organizers or other circumstances could arise of which we are currently unaware.

CAPITALIZATION

The following table shows our capitalization as of September 30, 2008, and our pro forma consolidated capitalization, as adjusted to give effect to the receipt of the net proceeds from the sale of a minimum of 2,377,000 shares and a maximum of 2,970,000 shares of common stock in the offering. The number of shares shown as outstanding after giving effect to the offering, and the book value of those shares, do not include shares of common stock issuable upon the exercise of the warrants to be issued to our Founders and initial shareholders or stock options to be issued under our stock incentive plan. For additional information regarding the number and terms of these warrants and options, see “Description of Common Stock — Warrants,” beginning on page 63 and “Management — Stock Incentive Plan,” beginning on page 57.

		Minimum as		Maximum as
Stockholders’ Equity	Actual	Adjusted(4)		Adjusted(5)

Common stock, $0.01 par value, 11,000,000 shares authorized; 0, 2,377,000, and 2,970,000 shares, respectively, issued and outstanding as adjusted	$0	$23,770		$29,700
Additional paid-in capital	0	22,534,882		28,458,952
Accumulated pre-opening deficit(1)(2)	(2,654,524)	(4,936,941)		(4,936,941)

Total stockholders’ equity	$(2,654,524)	$17,621,711	(6)	$23,551,711	(6)

Book value per share(3)	N/A	$7.41		$7.93

(1)	As of September 30, 2008 the actual accumulated preopening deficit totaled $2,654,524, which consists of organizational operating expenses of $1,701,703 for the California Bank, plus $952,821 in organizational expenses incurred for the Company.

(2)	The accumulated pre-opening deficit in the “Actual” column reflects organizational expenses, net of interest income, incurred through September 30, 2008, consisting primarily of consulting and professional fees. The accumulated pre-opening deficit in the “As Adjusted” columns reflects the estimated organizational expenses of approximately $3,623,500 to organize the California Bank and $1,313,441 to organize the Company. These expenses are more fully described in the section titled “Use of Proceeds — Organizational Expenses,” beginning on page 21. Actual expenses may be higher and may therefore increase the deficit accumulated during the pre-opening stage and further reduce stockholders’ equity.

(3)	After giving effect to the receipt of the net proceeds from this offering, there is an immediate dilution in the book value per share of $2.59 if we sell 2,377,000 shares and $2.07 if we sell 2,970,000 shares, resulting from the recognition of organizational expenses and other pre-opening expenses.

(4)	Assumes minimum amount of capital raised to capitalize the California Bank, as well as the organizational expenses of the California Bank.

(5)	Assumes maximum amount of capital raised to capitalize the California Bank as well as the organizational expenses of the California Bank.

(6)	Includes amounts funded from Organizers which will be converted to capital.

DILUTION

Net book value per share is determined at any date by subtracting our total liabilities from the total book value of our assets, adding the amounts due to Organizers, and dividing by the number of shares of our common stock deemed to be outstanding as of that date. Tangible book value per share is net book value per share less deferred stock offering costs. After giving effect to the issuance of 2,377,000 and 2,970,000 shares of our common stock in this offering at the offering price of $10.00 per share, and after our estimated pre-opening expenses, our pro forma net book value is approximately $17.6 million, or $7.41 per share, assuming the minimum offering and approximately $23.6 million, or $7.93 per share, assuming the maximum offering. Assuming the minimum offering, this represents an immediate decrease in pro forma net book value of $2.59 per share with respect to any shares purchased in this offering. Assuming the maximum offering, this represents an immediate decrease in pro forma net book value of $2.07 per share with respect to any shares purchased in this offering.

The following table illustrates the per share dilution with respect to shares issued in this offering:

	Minimum Offering	Maximum Offering

Offering price per share	$10.00	$10.00
Pro forma net tangible book value per share as of September 30, 2008	$(2.10)	$(2.10)
Increase per share attributable to new investors in this offering	$9.51	$10.03
Pro forma as adjusted net book value per share after the offering	$7.41	$7.93
Dilution per share to new investors in this offering(1)	$2.59	$2.07

(1)	Includes estimated offering costs through projected opening date.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND PLAN OF OPERATIONS

Our financial statements and related notes, which are included in this prospectus, provide additional information relating to the following discussion of our financial condition. We were incorporated to serve as a holding company for the California Bank and any additional banks which the Company forms or acquires in the future. To date, our main activities have been:

•	seeking, interviewing and selecting our Organizers, Founders, Directors and Executive Officers;

•	preparing our business plan and the business plan of the California Bank;

•	preparing an application for a national banking association charter for the California Bank;

•	preparing an application for FDIC deposit insurance for the California Bank;

•	researching and selecting systems and vendors;

•	investigating and negotiating leases, developing building plans and specifications;

•	exploring strategies regarding expansion into additional markets, including Phoenix, Arizona and Dallas/Fort Worth Metroplex, Texas;

•	preparing applications with the Federal Reserve to become a bank holding company; and

•	raising equity capital through this offering.

We have funded our organizational and pre-opening expenses from direct cash advances made by our Founders. In addition, the California Bank has obtained a $2.0 million line of credit from Nexity Bank to fund any remaining organizational expenses. The line of credit for the California Bank is guaranteed on a limited basis by some of the Founders. The cash contributions and advances made under the line of credit are expected to be repaid from the proceeds of the stock offering. We anticipate our organizational and pre-opening expenses to be approximately $6,148,000. The expenses are described more fully in the section titled “Use of proceeds — Organizational Expenses,” beginning on page 21.

We have engaged Bankmark & Financial Marketing Services (“Bankmark”) to assist us during the organizational process. While Bankmark offers a broad range of organizational and offering related services, its primary area of expertise relates to its assistance in the marketing and administration of the stock offering process. Consulting services provided by Bankmark in connection with organizational activities include: (i) providing guidance and support to us in connection with the selection of technology, operations, site preparation and other matters incidental to the organization of the California Bank, (ii) assisting in the preparation of a pre-opening budget, and (iii) providing guidance and advice regarding the chartering process. Bankmark is also providing consulting services related to the offering, including: (i) assisting us in the development and implementation of a capital raising strategy, (ii) assisting us in the preparation of a data management system to facilitate and track the offering process, (iii) providing training to Organizers, Founders, Directors and Executive Officers for the purpose of optimizing the sale of our stock, (iv) providing support in the management of capital raising events, and (v) monitoring and analyzing offering event performance.

Bankmark has provided computer network systems for use during the organizational process as well as part-time support staff. In consideration for the consulting services provided under our agreements with Bankmark, we will pay Bankmark a total of approximately $932,000, all of which will be allocated as consulting services related to our organizational activities. Under the agreement, we also are responsible for certain expenses incurred in connection with the Bankmark agreement, such as payment for the use of computer network systems and part-time support staff, printing costs, event costs, and graphic program development. We anticipate that these expenses, in the aggregate, will total approximately $443,000.

We also engaged Bankmark to assist us in the preparation of our regulatory applications. Bankmark has subcontracted the preparation of our regulatory applications to BKD, LLP. Additionally, Bankmark has assisted us in preparing an economic assessment of the market area, working with our management team to develop a business plan and pro forma financial information for the applications, meeting with our Organizers and Directors to discuss their respective roles and assisting them in completing their portions of the application and preparing the complete Interagency Charter and Federal Deposit Insurance Applications that were or will be filed with the regulatory agencies. After filing the applications, BKD, LLP has assisted us and will continue to assist us in providing responses to matters related to the applications raised by, and requests for additional information made by, the regulatory agencies.

Following a disagreement with Bankmark relating to the change in direction of our business plan, we terminated our contracts with Bankmark. We now have engaged another consultant, the Avery Group to assist us in our capital raising efforts.

To commence operations as a national banking association, the California Bank must obtain regulatory approvals from the OCC and the FDIC. On January 24, 2008, the California Bank filed applications with the OCC and FDIC. The California Bank received preliminary conditional approval from the OCC by letter dated July 14, 2008. The application filed with the FDIC is still pending. The receipt of the preliminary conditional approval letter from the OCC does not mean that the OCC has endorsed the merits of an investment in the Company.

After having received the preliminary conditional approval from the OCC for the California Bank charter application on July 14, 2008 and upon raising at least one-half of the minimum amount of capital as set forth in this prospectus, we will file an application with the Federal Reserve Bank of San Francisco for approval to become a bank holding company for the California Bank. While approval of our regulatory application is not assured, we have no reason to believe that the approval will not be forthcoming.

Plan of Operations — California Bank

Upon receipt of required regulatory approvals and after raising the minimum capital necessary to capitalize the California Bank, we expect to open the California Bank during the third quarter of 2009. The California Bank plans to establish a banking office in San Diego County. In addition, at the end of approximately two and one-quarter (2 1/4) years after opening, the California Bank anticipates opening a loan production office (“LPO”) in another fast growing San Diego County community.

The California Bank’s facility will be located in the University Town Center area of San Diego, California at 4380 La Jolla Village Drive, Suites 110 and 120, San Diego, California 92122. The facility contains 7,608 square feet of rentable ground floor space. This location was previously used as a Charles Schwab brokerage office and is adjacent to a branch of Bank of America. This office is located in the heart of the Golden Triangle on Executive Way and La Jolla Village Drive, with easy access to the I-5, the 805 and Highway 52. The term of the lease is five (5) years with one five (5) year option to renew.

The LPO location tentatively is anticipated to be in the Escondido community of San Diego, approximately twenty-four (24) miles from the California Bank’s main location. We believe that there is excellent long-term potential in the Escondido business area for the generating and building of quality lending relationships. It is anticipated that the LPO will eventually be converted into a full-service branch at a future date, which we estimate to be approximately four (4) years after opening the California Bank.

During its first year of operations, the California Bank anticipates hiring sixteen (16) full-time equivalent employees, including nine (9) officers and seven (7) staff employees. Management will monitor the staffing needs thereafter to determine when additional employees are necessary.

The California Bank will use approximately $788,000 of the proceeds of the offering to purchase furniture, fixtures and equipment and make leasehold improvements. The California Bank will use the remainder of its capital for customer loans, investments and other general banking purposes. We believe that the minimum initial offering proceeds will enable the Bank to maintain a leverage capital ratio, which is a measure of core capital to average total assets, in excess of eight percent (8%) for the first three years of operations as required by the OCC. See “Supervision and Regulation” beginning on page 65. Accordingly, we do not anticipate raising additional capital during the twelve (12)-month period following the offering. However, we cannot assure you that we will not need to raise additional capital within the first three (3) years of operations or over the next twelve (12)-month period. We may, within the first three (3) years of operations or over the next twelve (12) months, engage in an additional offering to raise capital for the Texas Bank; however, the proceeds of such offering would not be intended for the California Bank.

We are still developing the products and services that the California Bank will offer their customers and anticipate engaging in additional product research and development during the twelve (12)-month period following the offering. For more information regarding the California Bank’s proposed products and services, please see “Business — Business Strategy” beginning on page 28. For more information regarding our use of offering proceeds, please see “Use of Proceeds” beginning on page 20.

Financial Results

Through September 30, 2008, the Company’s net loss since inception was approximately $2.7 million. This loss is attributable to the organizational expenses described in the section titled “Use of Proceeds — Organizational Expenses,” beginning on page 21. In addition, we estimate our offering expenses to be approximately $894,500 for the California Bank. These expenses consist of filing fees with the Securities and Exchange Commission, blue sky fees, legal and accounting expenses associated with the offering, and other expenses directly attributable to the stock offering. Consistent with generally accepted accounting principles, these expenses will be charged against paid-in capital.

Other Accounting Matters

In December 2004, the Financial Accounting Standards Board (“FASB”) published SFAS Statement No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123R”). SFAS 123R requires that the compensation cost relating to share-based payment transactions, including grants of employee stock options, be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. SFAS 123R permits entities to use any option-pricing model that meets the fair value objective in the Statement. SFAS 123R is effective beginning in fiscal year 2006. Although the impact of SFAS 123R on us will depend upon various factors, including our future compensation strategy, we expect SFAS 123R to reduce our earnings, assuming all other factors are held equal.

The Company will account for warrants issued to employees under FAS 123(R) for warrants and will account for warrants issued to non-employees under both SFAS 123R and EITF 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring or in Conjunction with Selling, Goods or Services,” which provide guidance for determining the measurement date in such equity transactions and the determination of fair value. Under EITF 96-18, the measurement date is the earlier of (1) the date on which the counterparty is committed to perform, and it is probable the counterparty will earn the equity instruments or (2) the date performance is completed. In the Company’s case, neither of the criteria has been met since the Founder’s ability to perform is contingent on factors outside the Founders’s control. Under FAS 123(R), the grant date of the warrants would equate to the measurement date of the warrants. Accordingly, the Company intends to determine the measurement date for the warrants when the above criteria have been met, and the warrants have been granted to both employees and non-employees in conjunction with the opening of the California Bank. The value of the warrants on the measurement date will be reflected in the Company’s statement of operations as a pre-opening expense.

Interest Rate Sensitivity and Liquidity

Since we have been in the organizational stage, we have no results of operations to present at this time. Net interest income, the expected primary source of earnings for the California Bank, will fluctuate with significant interest rate movements. Our profitability will depend substantially on the California Bank’s net interest income, which is the difference between the interest income earned on their loans and other assets and the interest expense paid on their deposits and other liabilities. A large change in interest rates may significantly decrease the California Bank’s net interest income and eliminate our profitability. Most of the factors that cause changes in market interest rates, including economic conditions, are beyond our control. While management intends to take measures to minimize the effect that changes in interest rates will have on the California Bank’s net interest income and profitability, these measures may not be effective. To lessen the impact of these fluctuations, the California Bank intends to structure its balance sheet so that repricing opportunities exist for both assets and liabilities in roughly equal amounts at approximately the same time intervals. Imbalances in these repricing opportunities at any point in time constitute interest rate sensitivity.

Interest rate sensitivity refers to the responsiveness of interest-bearing assets and liabilities to changes in market interest rates. The rate sensitive position, or “gap,” is the difference in the volume of rate sensitive assets and liabilities at a given time interval. The general objective of gap management is to actively manage rate sensitive assets and liabilities in order to reduce the impact of interest rate fluctuations on the net interest margin. The California Bank generally will attempt to maintain a balance between rate sensitive assets and liabilities as the exposure period is lengthened to minimize their overall interest rate risk. The California Bank will regularly evaluate its balance sheet’s asset mix in terms of several variables: yield, credit quality, appropriate funding sources and liquidity.

To effectively manage balance sheet liability mix, management of the California Bank plans to focus on expanding the California Bank’s deposit base and converting assets to cash as necessary. As the California Bank continues to grow, management will continuously structure the California Bank’s rate sensitivity position in an effort to hedge against rapidly rising or falling interest rates. The California Bank’s Asset/Liability Management Committee will meet regularly to develop strategies for the upcoming period.

Liquidity represents the ability to provide steady sources of funds for loan commitments and investment activities, as well as to maintain sufficient funds to cover deposit withdrawals and payment of debt and operating obligations. The California Bank can obtain these funds by converting assets to cash or by attracting new deposits. The California Bank’s ability to maintain and increase deposits will serve as its primary source of liquidity.

Other than this offering, we know of no trends, demands, commitments, events or uncertainties that should result in or are reasonably likely to result in our liquidity increasing or decreasing in any material way in the foreseeable future.

BUSINESS

Background

United Business Holdings.  We incorporated United Business Holdings as a Nevada corporation on July 9, 2007 to serve as a bank holding company for the California Bank upon receipt of regulatory approval. Initially, the Organizers considered their options of forming the California Bank to be either a state bank or a national banking association. When the Organizers determined that the California Bank would be a national banking association, they also determined that there were benefits to having a holding company that was a Nevada corporation. Accordingly, United Business Holdings was organized as a Nevada corporation. Initially, we will have no material business operations other than owning and managing the California Bank.

After having received the preliminary conditional approval from the OCC for the California Bank charter application on July 14, 2008 and upon raising at least one-half of the minimum amount, we will file an application with the Federal Reserve Bank of San Francisco for approval to become a bank holding company for the California Bank. Although we have not yet received such Federal Reserve approval, we have no reason to believe that approval would not be forthcoming following the filing of the necessary application. We have chosen a holding company structure because we believe it will provide flexibility that would not otherwise be available. With a holding company structure, we may assist the California Bank in maintaining its required capital ratios by borrowing money and contributing the proceeds of that debt to the California Bank as primary capital. Additionally, under provisions of the Gramm-Leach-Bliley Act, if we elect to be a financial holding company, we may engage in activities that are financial in nature or incidental or complementary to a financial activity, including merchant banking activities, in which the California Bank would be prohibited from engaging. Although we do not presently intend to engage in these financial activities, we would be able to do so with a proper notice to or filing with the Federal Reserve if we believe that there is a need for these services in our market area, that we can be successful in these activities and that these activities would be profitable. See “Supervision and Regulation — United Business Holdings,” beginning on page 66.

United Business Holdings is anticipated to initially have one employee, Mr. Thomas E. Hassey, who will also serve as Chairman of the Company. It is anticipated that Mr. Hassey will receive an annual salary of $50,000 from the Company.

Ventana National Bank of California (In Organization).  On January 24, 2008, the California Bank submitted a charter application to the OCC to form a national banking association to be headquartered in San Diego, California and an application to the FDIC for federal deposit insurance. On July 14, 2008, the California Bank received preliminary conditional approval from the OCC of its charter application. The receipt of the preliminary conditional approval letter from the OCC does not mean that the OCC has endorsed the merits of an investment in the Company. While approval of the California Bank’s FDIC application is not assured, we have no reason to believe that the approval will not be forthcoming. We anticipate that the California Bank will commence banking operations during the third quarter of 2009.

California Bank — Market Opportunities

Primary Service Areas.  The California Bank’s primary service area is San Diego County. The California Bank’s main facility will be located in the University Town Center area of San Diego, California, at 4380 La Jolla Village Drive, Suites 110 and 120, San Diego, California 92122. The California Bank’s main office will be located in the heart of the Golden Triangle, near the North County submarket areas of: Miramar, Sorrento Mesa and Sorrento Valley. As of the end of the third quarter of 2007, an industry report published by Burnham Real Estate (the “Burnham Report”), a real estate firm located in San Diego and specializing in market research, noted that these submarkets contain over 16.8 million square feet of industrial space with an overall vacancy rate of only four and one-half percent (4.5%). According to the Burnham Report, the Miramar submarket continues to be one of the country’s most stable submarkets with no land available for new development and any new building activity consisting only of redevelopment or renovation of existing sites. Per the Burnham Report, the largest industrial lease of the third quarter of 2007 occurred in Sorrento Mesa, with Carrier Corporation signing a lease for 120,022 square feet of space. The Burnham Report further provides that the North County submarkets remain very desirable by virtue of their central location and proximity to major freeways and services. In addition, the La Jolla, University Town Center, Torrey Pines, and Sorrento Valley submarkets are home to offices and research facilities for numerous biotechnology companies. Other submarkets located in communities surrounding the California Bank’s main facility include San Diego, Carlsbad, Encinitas, Escondido, Oceanside, Mission Valley, Kearney Mesa, Chula Vista, National City, El Cajon, La Mesa and Otay Mesa.

In addition, approximately two and one-quarter (2 1/4) years after opening, the California Bank anticipates opening a LPO in Escondido, another fast growing San Diego County community. The Escondido community is located approximately 24 miles from the California Bank’s main location. Pursuant the to Burnham Report, Escondido has approximately 6.9 million square feet of industrial space with only a two percent (2.0%) vacancy rate. This submarket will be a prime location for the generation and delivery of quality loan products.

We believe that the California Bank will draw most of its customer deposits and conduct most of its lending transactions from within its primary service areas. Management believes that San Diego County has a solid and highly diversified economy and a stable population. This situation offers encouraging opportunities for new businesses, including financial service providers such as the California Bank, that wish to serve this expanding market. We believe that the communities within and surrounding San Diego County will enthusiastically welcome and support a new locally-owned and operated commercial bank.

Local Economy.  Per the Moody’s Report, San Diego County’s short-term economic outlook is weak and the jobless rate is expected to rise through 2009; however, in the long-term, San Diego will remain positioned to take advantage of technology development to drive high value-added economic activity. As an independent community bank, the California Bank will be designed to serve the needs of residents, small-to medium-sized businesses and professionals. From 2005 to 2007, per data from the U.S. Census Bureau, the median age of residents in San Diego County was 34.2 years old.

Per the Moody’s Report, San Diego County has had increased employment in 2007 with total employment in the County of 1,308,500, which is a 3.82% increase from 2004. The Moody’s Report notes that in the long run, San Diego’s technology base will be a major economic contributor of employment and earnings. Per the Burnham Report, the San Diego region has one of the highest concentrations of high-tech companies in the United States, and the third highest concentration of biotech companies in the nation. Some examples of these companies include Carlsbad Invitrogen, Neurocrine and Amylin. It is also becoming a desirable location for big pharmaceutical companies such as Novartis, a Swiss-based pharmaceutical firm which has relocated from Basel to San Diego.

San Diego County has many notable medical research institutions within its borders, and a variety of significant biomedical and biotechnological developments have emerged from these facilities. Dr. Jonas Salk, founder of the Salk Institute for Biological Studies in La Jolla, developed the polio vaccine in 1955, creating the foundation for the region’s life sciences community. Advances in health care and medicine continue to come from the Salk Institute, as well as the University of California San Diego, Scripps Clinic and The Burnham Institute for Medical Research.

Several areas of San Diego (in particular La Jolla and surrounding Sorrento Valley areas) are home to offices and research facilities for numerous biotechnology companies. Major biotechnology companies like Neurocine Biosciences and Nventa Biopharmaceuticals are headquartered in San Diego, while many biotech and pharmaceutical companies, such as BD Biosciences, Biogen Idec, Merck, Pfizer, Elan, Genzyme, Celgene and Vertex, have offices or research facilities in San Diego.

Per the Moody’s Report San Diego County showed a decreasing number of single-family new house construction building permits from 2001 to 2007 due to the rising prices of real estate in the market area. The Moody’s Report states that, in 2001, approximately 9,377 single-family new house construction building permits were issued while in 2007, approximately 3,422 single-family new house construction building permits were issued. In addition, based upon data from the U.S. Census Bureau, from the year 2000 to the year 2007, the total population of San Diego County increased from 2,813,365 to 2,974,859, an increase of 5.74%; the total number of households increased from 994,677 to 1,045,265, an increase of 5.09%; and the median household income in San Diego County was $60,970.

Competition.  The market for financial services is rapidly changing and intensely competitive and is likely to become more competitive as the number and types of market entrants increase. The San Diego banking market has successfully supported community banks over the last 25 years. It is anticipated that this trend will continue. The California Bank will compete in both lending and attracting funds with other commercial banks, savings and loan associations, credit unions, consumer finance companies, pension trusts, mutual funds, insurance companies, mortgage bankers and brokers, brokerage and investment banking firms, asset-based non-bank lenders, government agencies and certain other non-financial institutions, including retail stores, that may offer more favorable financing alternatives than the California Bank. The California Bank expects that its primary competition will be other community banks located in San Diego County.

According to information disclosed on the FDIC’s website (www.fdic.gov), as of June 30, 2008, there were sixty-five (65) FDIC-insured institutions with 620 offices in San Diego County. However, the majority of the deposits held in traditional banking institutions in our primary banking market are attributable to super-regional banks (serving several states) and branch offices of out-of-state banks. We believe that banks headquartered outside of our primary service area often lack the consistency of local leadership necessary to provide efficient service to individuals and small- to medium-sized business customers. Through our local ownership and management, we believe that the California Bank will be uniquely situated to efficiently provide these customers with loan, deposit and other financial products tailored to fit their specific needs. We believe that the California Bank can compete effectively with larger and more established banks, as well as local community banks, through an active business development plan and by offering local access, competitive products and services and more responsive customer service.

Deposit Growth.  As of June 30, 2008, deposits at financial institutions in San Diego County were approximately $47.8 billion, compared with $46.6 billion as of June 30, 2005, which represents an increase in deposits of 2.7% over the three-year period. As of June 30, 2008, the top four institutions accounted for 58.65% of the market share, and three out of the four institutions are headquartered out of state. Over the same three-year period, the number of banking offices increased by 9.5%, demonstrating the opportunity San Diego County represents. We believe that the California Bank can compete effectively in San Diego County by offering competitive products and services as well as providing more responsive customer service as a locally-owned community bank.

Business Strategy

Management Philosophy.  The California Bank will be a full-service commercial bank dedicated to providing superior customer service to the individuals and businesses in its community. The California Bank’s primary focus will be on local businesses, professionals and individuals to whom quality banking service is a critical, but lacking, element in their current banking relationships. We believe that this philosophy, encompassing the service aspects of community banking, will distinguish the California Bank from its competitors. To this end, the California Bank will endeavor to hire the most qualified and experienced people in the market who share the California Bank’s commitment to customer service.

We believe that this is an opportunity for a locally-owned and locally-managed community bank to acquire a significant market share by offering an alternative to the less personal service offered by many larger banks. Accordingly, the California Bank will implement the following operating and growth strategies.

Operating Strategy.  In order to achieve the level of prompt, responsive service that we believe will be necessary to attract customers and to develop the California Bank’s image as a local bank with a community focus, the California Bank will employ the following operating strategies:

•	Experienced senior management. The California Bank’s senior management has extensive experience in the banking industry, as well as substantial business and banking contacts in its primary service area. For example, the President, Chief Executive Officer, and Vice Chairman of the Board of the California Bank, Bob Adkins, has over thirty (30) years of banking experience. Pamela T. Davis, the California

Bank’s Executive Vice President/ Chief Credit Officer, has over thirty-seven (37) years of banking experience and Karen F. Brassfield, the California Bank’s Executive Vice President/Chief Operating Officer and Chief Financial Officer has over thirty-five (35) years of financial services experience.

•	Quality employees. The California Bank will strive to maintain highly trained and seasoned staff. The California Bank plans to train their staff to answer questions about all of the California Bank’s products and services so that the first employee the customer encounters can resolve any questions the customer may have.

•	Community-oriented Board of Directors. All of the California Bank’s Directors are either experienced bankers or local business and community leaders. All of the Directors of the California Bank are residents of the California Bank’s primary service area and/or have significant business ties to the California Bank’s primary service area, enabling them to be sensitive and responsive to the needs of the community. Additionally, the Board of Directors represents a wide variety of business experience and community involvement. We expect that the Directors will bring substantial business and banking contacts to the California Bank.

•	Primary Business Location. The main office of the California Bank will be located at 4380 La Jolla Village Drive, Suites 110 and 120 in the University Town Center area of San Diego, which is a highly-visible location. We believe that this site will give the California Bank a visible presence in its market, which is dominated by branch offices of banks headquartered outside of the California Bank’s primary service area. We believe this visible presence will enhance the California Bank’s image as a strong competitor.

•	Individual customer focus. The California Bank will focus on providing individual service and attention to its target customers, which include local businesses, professionals and individuals. As the employees, officers and Directors become familiar with the California Bank’s customers on an individual basis, the California Bank will be able to respond to credit requests more quickly and be flexible in approving complex loans based on collateral quality and personal knowledge of the customer. The California Bank’s products and services will be supported by effective technical and non-technical service delivery systems.

•	Financial education and information resource center. The California Bank also plans to serve as an information source for its professional customers and small- and medium-sized business customers. The California Bank will assemble and sponsor professionals to conduct seminars and workshops on a variety of subjects of interest to assist its customers in developing and enhancing their businesses and personal knowledge. The California Bank intends to sponsor periodic luncheons that will bring clients and prospects of complementary industries together to network and discuss various issues. This proactive approach to helping customers meet their business and professional education and development needs will serve to create added value to its customer base and help build customer “stickiness” that will be critical to the long-term success and growth of the California Bank.

•	Officer and Director call program. We are in the process of implementing an active Officer and Director call program through business relationship managers to promote our philosophy. The purpose of this call program will be to visit prospective customers and to describe our products, services and philosophy and to attend various business and community functions.

•	Utilizing contacts. All of our Officers and Directors have extensive contacts in the California Bank’s market. We anticipate that the California Bank will be able to capitalize on these relationships. We also intend to form contacts with local professionals to whom and from whom banking services can be referred.

•	Marketing and advertising. The most significant marketing during the infancy of the California Bank will be calls on contacts provided by the Executive Officers, Directors, Organizers, Founders, and stockholders of United Business Holdings.

Growth Strategies.  Because we believe that the growth and expansion of the California Bank’s operations will be significant factors in our success, the California Bank will implement the following growth strategies:

•	Capitalize on community orientation. We plan to capitalize on the California Bank’s position as an independent, locally-owned community bank to attract individuals, professionals and local business customers that may be underserved by larger banking institutions in our market area. As discussed previously, this will include tailoring services to the needs of the local community.

•	Emphasize local decision-making. The California Bank will emphasize local decision-making by experienced bankers. The ability to make prompt decisions will help the California Bank attract local businesses and service-minded customers.

•	Attract experienced lending officers. The California Bank will seek to hire experienced, well-trained lending officers capable of soliciting loan business immediately. Hiring experienced lending officers will enable the California Bank to grow more rapidly.

•	Offer fee-generating products and services. The California Bank’s range of services, pricing strategies, interest rates paid and charged, and hours of operation will be structured to attract its target customers and increase its market share. The California Bank will strive to offer the small business person, professional, entrepreneur and consumer the best loan services available while charging competitively for these services and utilizing technology and strategic outsourcing to increase fee revenues.

•	Small Business Lending. The California Bank will provide services and capabilities for small- to medium-sized businesses, including SBA-guaranteed long term financing for business acquisition, debt refinancing, working capital, real estate and equipment. The California Bank expects to hire at least one loan officer with extensive knowledge of small business lending that will enable the California Bank to customize loan programs to provide adequate funding for the needs of these potential customers.

•	Loan Production Offices. As discussed above, the California Bank expects to establish a LPO within two and one-quarter (2 1/4) years of commencing banking operations. The LPO location is anticipated to be in the Escondido community of San Diego, approximately 24 miles from the California Bank’s main location. It is anticipated that the LPO will eventually be converted into a full-service branch at a future date, approximately four (4) years after opening the California Bank. The California Bank will proceed with a LPO only when it would be considered safe, sound, and economically viable. The decision to open a LPO would be preceded by the appropriate due diligence and regulatory approval.

•	Geographic Expansion Into New Markets. The Company has identified the Phoenix, Arizona market as another market in which to open or acquire a bank. In addition, the Company also has identified the Texas market, specifically, the Dallas/Fort Worth Metroplex, as a market in which to open a bank. While the business plan for the Company anticipates opening or purchasing the Arizona Bank in the greater Phoenix market and opening the Texas Bank in the Dallas/Fort Worth Metroplex, the development of the Arizona Bank and the Texas Bank is in the preliminary stages, and there is a risk that the Arizona Bank or the Texas Bank will not be formed. The Company also will explore additional markets in which to open new banks when expansion into additional markets would be considered by the Company to be safe, sound, and economically viable.

Lending Services

Lending Policy.  The California Bank will offer a full range of lending products, including commercial loans to small- to medium-sized businesses, professionals, and consumer loans to individuals. The California Bank understands that it is competing for these loans with competitors who are well established in the California Bank’s primary market area and may have greater resources and lending limits. As a result, the California Bank may initially have to offer more flexible pricing and terms to attract borrowers. We feel a quick response to credit requests will provide the California Bank with a competitive advantage.

We believe that the California Bank’s management team will be unusual for many community banks in that we will have experienced commercial and industrial (C&I) lenders as well as commercial real estate lenders. C&I lending is more difficult to engage in than commercial real estate. Our community bank brethren have been happy to ladle off the easy money in real estate lending in recent years. They have done so while accepting the risks of greater concentrations and increasing reliance on wholesale funding. Now that the economy has shifted, many of them are experiencing difficulties. We plan to have a diverse loan portfolio that includes strong C&I balances as well as staples such as SBA, commercial real estate, construction and home improvement/home equity lending. Although C&I lending requires a high level of expertise, banks that are staffed appropriately, as we believe the California Bank will be, are able to obtain core deposits, as well as loan portfolio diversity.

The California Bank’s loan approval policies will provide for various levels of officer lending authority. When the amount of total loans to a single borrower exceeds that individual officer’s lending authority, an officer with a higher lending limit or the California Bank’s loan committee will determine whether to approve the loan request. The California Bank will not make any loans to any of its Directors or Executive Officers unless the Board of Directors, excluding the interested party, first approves the loan, and the terms of the loan are no more favorable than would be available to any comparable borrower.

Lending Limits.  The California Bank’s lending activities are subject to a variety of lending limits. Differing limits apply based on the type of loan or the nature of the borrower, including the borrower’s relationship to the California Bank. In general, however, the California Bank may loan any one borrower a maximum amount equal to either:

•	15% of the Bank’s capital and surplus; or

•	25% of its capital and surplus and allowance for loan losses if the amount that exceeds 15% is secured by readily marketable collateral, as determined by reliable and continuously available price quotations.

These lending limits will increase or decrease as the California Bank’s capital increases or decreases as a result of its earnings or losses, among other reasons.

Credit Risks.  The principal economic risk associated with each category of loans that the California Bank expects to make is the creditworthiness of the borrower. Borrower creditworthiness is affected by general economic conditions and the strength of the relevant business market segment. General economic factors affecting a borrower’s ability to repay include inflation and employment rates, as well as other factors affecting a borrower’s customers, suppliers and employees. The well-established financial institutions in our primary service areas are likely to make proportionately more loans to medium- to large-sized businesses than we will make. Some of the California Bank’s anticipated commercial loans will likely be made to small- to medium-sized businesses that may be less able to withstand competitive, economic and financial pressures than larger borrowers.

Real Estate Loans.  The California Bank will make commercial real estate loans, construction and development loans and residential loans. The following is a description of each of the major categories of real estate loans that the California Bank expects to make and the anticipated risks associated with each class of loan.

•	Commercial Real Estate. The California Bank will consider making commercial real estate loans with terms generally limited to ten years or less, although payments may be structured on a longer amortization basis. The California Bank will generally charge an origination fee for its services. We intend that the California Bank will generally require personal guarantees from the principal owners of the property supported by a review by our management of the principal owners’ personal financial statements. Risks associated with commercial real estate loans include fluctuations in the value of real estate, new job creation trends, tenant vacancy rates and the quality of the borrower’s management. The California Bank will limit risk by analyzing the borrowers’ cash flow and collateral value on an ongoing basis.

•	Construction and Development Loans. The California Bank will consider making owner-occupied construction loans with a pre-approved take-out loan. The California Bank also will consider construction and development loans on a pre-sold basis. If the borrower has entered into an agreement to sell the property prior to beginning construction, then the loan is considered to be on a pre-sold basis. If the borrower has not entered into an agreement to sell the property prior to beginning construction, then the loan is considered to be on a speculative basis. Construction and development loans are generally made with a term of no more than two years. The ratio of the loan principal to value of the collateral as established by independent appraisal typically will not exceed industry standards. Speculative loans will be based on the borrower’s financial strength and cash flow position. Loan proceeds will be disbursed based on the percentage of completion and only after the project has been inspected by an experienced construction lender or third-party inspector. Risks associated with construction loans include fluctuations in the value of real estate and new job creation trends.

•	Residential Real Estate. The California Bank’s residential real estate loans will consist of residential second mortgage loans, residential construction loans and multifamily residential loans. All residential second mortgage loans will be made in accordance with our appraisal policy with the ratio of the loan principal to the value of collateral as established by independent appraisal not exceeding 80%. Multifamily residential loans will be made in accordance with our appraisal policy with the ratio of the loan principal to the value of collateral as established in independent appraisal not exceeding 80%. We expect that these loan to value ratios will be sufficient to compensate for fluctuations in real estate market value and to minimize losses that could result from a downturn in the residential real estate market.

Commercial and Industrial Loans.  The California Bank expects that loans for commercial purposes in various lines of business will be a significant component of its loan portfolio. The target commercial loan market will be professionals and small-to medium-size businesses. The terms of these loans will vary by the purpose and by type of the underlying collateral, if any. The commercial loans will be underwritten primarily on the basis of the borrower’s ability to service the loan from income. Loans to support working capital will typically have terms not exceeding one year and will usually be secured by accounts receivable, inventory or personal guarantees of the principals of the business. The principal on loans secured by accounts receivable or inventory will typically be repaid as the assets securing the loan are converted to cash. Principal will typically be due at maturity on loans secured with other types of collateral. The quality of the commercial borrower’s management and its ability both to properly evaluate changes in the supply and demand characteristics affecting its markets for products and services and to effectively respond to such changes are significant factors in a commercial borrower’s creditworthiness.

SBA Loans.  The California Bank expects to make SBA loans and hope to achieve “Preferred Lender” status to accelerate SBA loan processing.

Consumer Loans.  The California Bank will make a variety of loans for individuals for personal, family and household purposes, including secured and unsecured installment and term loans, second mortgages, home equity loans and home equity line of credit. Repayment of consumer loans depends upon the borrower’s financial stability and is more likely to be adversely affected by divorce, job loss, illness and personal hardships than repayment of other loans. Because many consumer loans are secured by depreciable assets such as boats, cars and trailers, the loans should be amortized over the useful life of the asset. The loan officer will review the borrower’s past credit history, past income level, debt history and, when applicable, cash flow and determine the impact of all these factors on the ability of the borrower to make future payments as agreed. We expect the principal competitors for consumer loans will be the established banks, finance companies and credit unions in our market.

Composition of Portfolio.  The following table sets forth management’s estimate of the percentage composition of the California Bank’s loan portfolio during its first three years of business.

Percentage

Construction and Land Development	15.00%
Loans Secured by Family Residential	4.80%
Loans Secured by Multifamily Residential	6.70%
Loans Secured by Nonfarm Nonresidential	17.50%

Total Real Estate Loans	44.00%
Consumer Loans	0.50%
Commercial and Industrial Loans	55.50%

Total Loans	100.00%

Loan Participations

As opportunities and the need arise, the California Bank will engage in participation loan sales and purchases. Participation loans will be sold when the borrower’s requirements exceed the California Bank’s internal and legal loan limits. Participations will be purchased when the California Bank desires to better utilize its excess liquidity and sufficient lending opportunities are unavailable or limited in our immediate market area. Participation loan sales and purchases will be conducted first with our proposed affiliate banks, when and if they open, and then other local financial institutions, as deemed necessary. All transactions, including those with affiliates, will be handled on an arm’s-length basis and will be on terms where the seller retains all servicing. All participation loans sold will be made without recourse.

When participation loan purchases are made with our affiliates, the California Bank will perform sufficient due diligence and follow established underwriting guidelines and procedures in order to ensure that the loans being purchased meet or exceed the California Bank’s established guidelines. Any transactions between the California Bank’s affiliates will be arm’s-length in nature and will be in compliance with Sections 23A and 23B of the Federal Reserve Act and the Federal Reserve’s Regulation W promulgated thereunder. Please see the section titled “Restrictions on Transactions with Affiliates and Loans to Insiders” on page 76 for a complete discussion of Sections 23A and 23B of the Federal Reserve Act.

Investments

In addition to loans, the California Bank will make other investments primarily in obligations of the United States or obligations guaranteed as to principal and interest by the United States and other government agencies. No investment in any of those instruments will exceed any applicable limitation imposed by law or regulation. The Asset/Liability Management Committee will review the investment portfolio on an ongoing basis in order to ensure that the investments conform to the California Bank’s policies as set by its Board of Directors.

Asset and Liability Management

The California Bank will have an Asset/Liability Management Committee that will oversee its assets and liabilities and will strive to provide a stable, optimized net interest margin, adequate liquidity and a profitable after-tax return on assets and return on equity. The committee will conduct these management functions within the framework of written loan and investment policies that the California Bank will adopt. The committee will attempt to maintain a balanced position between rate sensitive assets and rate sensitive liabilities. Specifically, it will chart assets and liabilities on a matrix by maturity, effective duration and interest adjustment period and attempt to manage any gaps in maturity ranges.

Deposit Services

The California Bank will seek to establish a broad base of core deposits, including savings accounts, checking accounts, and money market accounts, as well as a variety of certificates of deposit. The California Bank intends to leverage its initial stockholder base, which is expected to be comprised primarily of residents of the California Bank’s primary service areas, into a source of core deposits. In addition, the California Bank will implement aggressive marketing programs in their primary service areas and will feature a broad product line and competitive rates and services. The primary sources of deposits will be residents of, and businesses and their employees located in, the California Bank’s primary service area. The California Bank plans to obtain these deposits through personal solicitation by their Executive Officers, Organizers, Founders, and Directors, direct mail solicitations and advertisements published in the local media.

Other Banking Services

Other anticipated banking services include Internet banking, telephone banking, bank by mail, overdraft protection, night depository, ATM/debit card, wire transfers, tax deposits, cashier’s checks, courier services, traveler’s checks and ACH origination. The California Bank plans to become associated with one or more nationwide networks of automated teller machines that their customers will be able to use throughout California and other regions. The California Bank also plans to offer credit card and merchant card services through a correspondent as an agent for the California Bank. The California Bank does not plan to exercise trust powers but may do so in the future only with prior regulatory approval.

Employees

The California Bank’s success will depend, in part, on its ability to attract, retain and motivate highly-qualified management and other personnel, for whom competition is intense. The California Bank will begin operations with fifteen (15) full-time equivalent employees, including nine (9) officers and six (6) staff members. United Business Holdings will have one (1) employee, Mr. Thomas E. Hassey, who also will serve as chairman of the Company. Any other initial employees will also be employees of the California Bank.

MANAGEMENT

General

Our bylaws provide that the Company’s Board of Directors will consist of not less than three (3) nor more than eighteen (18) persons, the exact number to be determined from time to time by the Board. Our initial Board of Directors will be composed of thirteen (13) persons. The Board of Directors shall be divided into three classes. The classes shall be designated as Class  I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. The term of office of the initial Class I directors shall expire at the 2010 annual meeting of stockholders; that of the initial Class II directors at the 2011 annual meeting of stockholders; and that of the initial Class III directors at the 2012 annual meeting of stockholders. At each annual meeting of stockholders, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Each director shall be elected by a plurality of votes cast at the annual meeting of stockholders by the holders of shares entitled to vote thereon to serve until his or her respective successor is duly elected and qualified.

The bylaws of the California Bank provide that the Board of Directors shall consist of not less than five (5) nor more than twenty-five (25) persons, the exact number to be determined from time to time by the Board. The California Bank’s initial Board of Directors will be composed of eleven (11) persons. Upon receipt of OCC and FDIC approval, each of the California Bank’s Directors will serve until the first annual meeting of the stockholders of the California Bank and until their respective successors are chosen and qualify. Thereafter, Directors will be elected by United Business Holdings, as sole stockholder of the California Bank. The Executive Officers of the California Bank are elected by the Board of Directors of the California Bank and hold office at the Board’s discretion.

The following table sets forth the proposed Directors, Executive Officers, Organizers, and Founders of the California Bank and the Company, as well as the ages of the Directors and Executive Officers of the Company as of July 31, 2008:

Name	Position Held

Proposed Organizers, Directors and Executive Officers of the California Bank
Robert J. Acuna	Organizer, Director
Bob Adkins(58)	Organizer, Director, President, Chief Executive Officer, Vice Chairman of the Board
Diana N. Alexander	Organizer, Director
Anthony P. A. Block	Organizer, Director
Ed Brand(54)	Organizer, Director, Chairman of the Board
Karen F. Brassfield	Executive Vice President/Chief Operating Officer and Chief Financial Officer
David M. Brody	Organizer, Director
Louis F. Cumming	Director
Edwin F. Daugherty	Organizer
Pamela T. Davis	Organizer, Director, Executive Vice President/Chief Credit Officer
Thomas E. Hassey(69)	Organizer
Fereshteh Mahdavi	Organizer, Director
William McLaurin	Director
Douglas J. Moeller	Organizer
Spencer S. Moon	Organizer
Carl H. Starrett	Organizer, Director
Daniel A. Swaim(32)	Organizer

Name	Position Held

Founders of the California Bank
Arnie Aros(61)	Founder
Stephen Bennett	Founder
John R. Boone	Founder
James F. Davenport	Founder
Dennis DeConcini	Founder
Fred DuVal	Founder
Mo Ehsani	Founder
Karl Eller	Founder
Ali Farhang	Founder
James A. Fein	Founder
Robert Grossman	Founder
Michael J. Hanson	Founder
Francine Hardaway	Founder
Laurie Hassey	Founder
Victoria A. Hendon	Founder
James G. Horvath	Founder
Mary Horvath	Founder
Karl Huish	Founder
Charles Jirauch	Founder
Jaime Ledesma	Founder
Pardis Mahdavi	Founder
Erin B. McNamara	Founder
Robert S. McNamara	Founder
Gus Moreno(64)	Founder
Richard Morrison	Founder
William B. Murney, III	Founder
Steve J. Nissen	Founder
Ron Ober	Founder
James Pederson	Founder
Richard Plattner	Founder
Renee Rhyner	Founder
Hunter Sampsel	Founder
Howard Steinberg	Founder
Jeffrey M. Taffet	Founder
Frank Verderame	Founder
Michael C. Ward	Founder
Howard Weiss(64)	Founder
Robert E. Whitney	Founder
Proposed Directors of the Company
Bob Adkins(58)	Director
Arnie Aros(61)	Director
Jon Bowman(30)	Director
Ed Brand(54)	Vice Chairman

Name	Position Held

Thomas E. Hassey(69)	Chairman
Charles Jirauch(64)	Director
Craig Johnson(39)	Director
Simon Albert Mahanna(59)	Director
Thomas Mello(62)	Director
Gus Moreno(64)	Director
Michael Schuback(60)	Director
Daniel A. Swaim(32)	Director
Howard Weiss(64)	Director

Background of Organizers, Founders, Directors and Executive Officers

The following is a biographical summary of each of the Organizers, Founders, Directors and Executive Officers of United Business Holdings and the California Bank. None of the officers or directors of the Company or the California Bank are subject to any non-compete contracts that may affect their ability to perform their duties.

Proposed Organizers, Directors and Executive Officers of the California Bank

Robert J. Acuna (Organizer; Director).  Mr. Acuna was born in Tucson, Arizona. He received his Bachelor’s degree in Political Science at California Western University in San Diego where he graduated in 1965. Subsequently, he received his Masters degree at California Western University in 1966 and his Educational Administration Certification at California State University, Long Beach in 1969. He started his career as a teacher with the El Rancho Unified School District where he was recognized as a Valley Forge Freedom Foundation Fellow. He entered educational administration in 1970 as Assistant- Principal at Sutter Junior High School in Sacramento, later becoming Assistant-Principal and Principal at Sacramento High School. Mr. Acuna then went on to become an Assistant Dean at Sacramento City College and Dean at Santa Monica College. Following a move back to Tucson, Arizona he became Principal at Pueblo High School, his Alma Mater, and University High School. He was recognized by The Carnegie Corporation of New York, The Ford Foundation and was a recipient of the Danforth Foundation Fellowship. For nine years, he was Principal of Chula Vista High School, an award winning campus, and later served as area-superintendent for the Sweetwater Union High School District until he retired in 2005. From 2006 to 2007, Mr. Acuna established Robrijen Educational Services in order to work on a special research project at the request of the Superintendent of Schools for the Sweetwater Union High School District regarding the school district budget. After completion of the special research project, Mr. Acuna retired.

Bob Adkins (Organizer, Vice Chairman of the Board, President, and Chief Executive Officer; Director of the Company).  Mr. Adkins has more than thirty (30) years experience in the financial services industry. In April of 2007, Mr. Adkins resigned as Director, President and CEO of Neighborhood National Bank (and as Director, Executive Vice President/CFO of Neighborhood Bancorp, its holding company), located in San Diego, California, to participate in the establishment of the California Bank. Prior to joining Neighborhood National Bank in December 2001, Mr. Adkins served for nearly eight (8) years as Senior Vice President and Chief Financial Officer of Broadway Federal Bank, located in Los Angeles. Prior to that time, he was Senior Vice President and Chief Financial Officer of Westside Bank of Southern California, also in Los Angeles. Mr. Adkins also has served as Western Regional Deputy Director for Finance for the former Federal Savings and Loan Insurance Corporation. Other positions held include Vice President/Corporate Controller for American Diversified Companies, Corporate Controller for Foothill Capital Corporation, Director of Internal Audit for the Foothill Group, Inc., Assistant Vice President/Audit Manager and Assistant Vice President/Joint Venture Accounting Manager for Sears Savings Bank and Auditor for Price Waterhouse & Co.

Mr. Adkins received an MBA degree from Loyola Marymount University and a Bachelor of Science Degree in Accounting from California State University, Los Angeles. Mr. Adkins is a California Certified

Public Accountant, a member of the AICPA and the California Society of CPA’s. Mr. Adkins currently serves as Past-President of the Board of Directors for the San Diego Blood Bank. He has also served on the Board of Directors of the San Diego Child Abuse Prevention Foundation, the Paradise Valley Hospital Foundation, and for more than six years, he served as President of the California State University, Los Angeles Foundation Board and is a former commissioner on the Mayor and Council Members Salary Commission for the City of Riverside. Mr. Adkins has served on the Board of the California Independent Bankers (“CIB”), the California affiliate of the Independent Community Bankers of America, and in December 2006 Mr. Adkins was named the Banker of the Year by CIB.

Diana N. Alexander (Organizer, Director).  Ms. Alexander is the CEO of Ocean Point Financial Systems in San Diego, California, where she has been an owner and operator since 1983. She specializes in advising business owners with regard to business development based on business trends and economic and taxation perspectives. A resident of the area for thirty-one years, Ms. Alexander has been recognized by the City of San Diego and the community of Point Loma for her dedication and efforts toward community development. She is the Founder and on-going organizer of the Arts and Culture Faire which began in 1997 and is held annually in Point Loma Village. She also has served as President and Treasurer for the Peninsula Chamber of Commerce during the past ten (10) years. She has been elected to various trusted offices in regional judicatory of her church (Lutheran) and currently serves there as District Treasurer.

Anthony P. A. Block (Organizer, Director).  Mr. Block owns a number of different companies specializing in real estate, and since 2003, Mr. Block has been the owner of Janopaul Block SD1, LLC, ABAC1, LLC, and ABAC2, LLC. His focus is on marketing and management. Mr. Block was raised in Nairobi, Kenya and was active in a career in the luxury hotel and restaurant business. His family settled in Africa at the turn of the century, where they largely controlled the hotel, resort, and safari industries until 1990. The sixteen Block hotels became known as the finest in East Africa, especially The Norfolk in Nairobi, Treetops in the Aberdares, and the Mt. Kenya Safari Club in Nanyuki.

Mr. Block is a partner in the recently completed El Cortez in San Diego, California. The building features eighty-five residential condominiums and eleven commercial units that were exceptionally well received in the market place. The building was an abandoned shell when the team took control, having stood idle for over 20 years. The renaissance of El Cortez has led to the three surrounding blocks being redeveloped into infill housing. Since the completion of El Cortez, Mr. Block has been involved with consulting and managing the commercial real estate that he still owns. Among them is the Don Room, San Diego’s most beautiful ballroom.

Mr. Block is chair of the Balboa Park Trust at the San Diego Foundation, a member of the Public Committee of the Port of San Diego and immediate past chair and is chair of the North Embarcadero Visionary Plan Public Art Committee. Mr. Block has degrees in Hotel and Restaurant Management from Brighton College in England and a Business degree from the University of Denver in Colorado. He has lived on three continents and is proficient in three languages. He is a Preservation Partner in the California Preservation Foundation and a member of San Diego Historical Society. Other interests include a farm in Kenya, where he raises flowers for the European market.

Ed Brand (Organizer, Chairman of the Board of the California Bank; Vice Chairman of the Board of the Company).  Having spent thirty-one (31) years in education, the last thirteen (13) as a superintendent of the Sweetwater Union High School District and the San Marcos Unified School Districts, Dr. Ed Brand has received numerous awards including the State Superintendent of the year for California in 2004. Since retiring in 2008, Dr. Brand has started a non-profit foundation designed to increase the number of scholarships and graduation rates for students wanting to attend college. Additionally, Dr. Brand has served a local credit union’s Board of Directors since 2003 and has been involved with budgets in excess of $1.0 billion dollars as well as been involved with organizational operating budgets in excess of $1.0 billion dollars.

Karen F. Brassfield (Executive Vice President/Chief Operating Officer and Chief Financial Officer).  Ms. Brassfield has served in various executive capacities in the San Diego banking community for over thirty-five (35) years. She has held the titles of Controller, Loan Servicing Manager, Chief Administrative Officer, Chief Financial Officer, and Chief Information Officer. She began her career as a Management Trainee with

Southern California First National Bank. There she gained a wide variety of experience in bank operations, data processing and accounting. She was recruited by Home Fed Bank to implement NOW accounts, check processing, ATM systems, and other automated systems. In 1981, she joined First National Bank, a San Diego de novo bank, as Controller and was later promoted to Executive Vice President and Chief Administrative Officer. During her twelve (12) years at First National Bank, she was a part of the bank’s growth, a three- way bank merger, and several data processing conversions. At First National Bank, she gained experience in community banking, focused on small- and mid-sized San Diego businesses.

Ms. Brassfield was Executive Vice President and Chief Administrative Officer for San Diego National Bank from 1998 to 2006. There she had responsibility for information technology, check processing, operations, branch management, sales and service, product development, human resources, compliance, audit and cash management. She was instrumental in the growth of the Bank from $900 million in assets to more than $2.4 billion in assets and from nine (9) branches to twenty-one (21) branches. Since leaving San Diego National Bank in 2006, Ms. Brassfield served as the Chief Financial Officer for Silvergate Bank in San Diego, and later she served as the Chief Information Officer for Corky McMillin Company, a land development and home building company. In March 2008, she left Corky McMillin Company to join the California Bank.

In addition, Ms. Brassfield has served as Senior Vice President and Chief Financial Officer for Fallbrook National Bank in Escondido, California and Silvergate Bank in La Jolla, California. She has experience with asset and liability management systems, stock option accounting, public accounting, liquidity management, budget management, and loan accounting and loan servicing. Ms. Brassfield holds a Bachelor of Arts degree in economics from Lawrence University, Appleton Wisconsin.

David M. Brody (Organizer, Director).  Mr. Brody was licensed to practice law in the State of California in 1983 and in Connecticut in 1985. He practices with the Law Offices of David M. Brody, APC and has done so for more than the past five (5) years. Mr. Brody has specialized in the representation of financial institutions throughout his twenty-three years of legal practice. He assists his clientele in the areas of commercial, real estate, consumer and bankruptcy litigation. He also assists clients in restructuring, modifying and drafting commercial loan documents. Mr. Brody received his Juris Doctorate in 1983 from the University of San Diego-School of Law and holds a Bachelor of Science Degree in Economics (1979) from Southern Connecticut State University. He is the Vice President of the Board of Directors of the San Diego County Bankruptcy Forum and a member of the Board of Directors of the California Bankruptcy Forum. Mr. Brody has spoken on numerous topics related to his areas of practice for the National Business Institute, the Commercial Law and Bankruptcy Law sections of the San Diego County Bar Association and Small Business Association Lenders. Most recently, on November 15, 2007, Mr. Brody lectured for the National Business Institute on the subject of “Real Estate Law: Advanced Issues and Answers.”

Mr. Brody served as a member of the Board of Directors for Family Health Centers in San Diego from 1996 through 2004 (primary health care for the uninsured) and presently serves as a member of the Board of Directors for the Center for Community Solutions (education, prevention, and treatment for domestic violence). He received a commendation from the Mayor of San Diego for community service on September 21, 2000.

Louis F. Cumming (Director).  Upon retiring in 2004 after over 40 years in the banking industry, Mr. Cumming now acts as an independent financial and expert witness consultant. Mr. Cumming’s banking industry experience includes credit administration, problem loan collection/administration, marketing and business development and local/regional branch management. Most recently, from June 2003 through July 2004, when he retired, Mr. Cumming was the Executive Vice President/Chief Credit Officer for Seacoast Commerce Bank. Mr. Cumming has also served as the Executive Vice President/Chief Credit Officer for Monarch Bank, Cuyamaca Bank and The Bank of San Diego as well as the Senior Vice President/Senior Commercial Lending Officer/Chairman of the Senior Loan Committee for Southern California First National Bank. He has also held positions as Senior Vice President/Private Capital Banking Manager, Senior Vice President/District Manager (for 5 counties in Southern California), Senior Vice President/Assistant to the Chief Credit Officer, Vice President/Special Assets Manager, Vice President/San Diego Community Banking

Manager, all with banks in the San Diego marketplace. Mr. Cumming’s banking career began with the Chase Manhattan Bank in New York City.

Mr. Cumming received a Bachelor of Arts degree from Holy Cross College in Worcester, Massachusetts. He has also studied at the graduate level at St. John’s University in New York City and California State University San Diego. Mr. Cumming has received many awards and honors, including an Honorary Doctorate of Humane Letters from National University, the Citizen of the Year award during America’s Finest City Week celebration by The City Club and the San Diego Jaycees. He has been active in the Risk Management Association at the local and national level and was recently honored with a Lifetime Membership for his decades of service.

Under Mr. Cumming’s leadership with the National Conference, the Martin Luther King All-People’s Breakfast celebration was initiated, and continues to this day. As the President of the San Diego Symphony Orchestra Association, Mr. Cumming was instrumental in causing the Summer Pops to be initiated in its current popular format, in creating a Symphony endowment with the San Diego Foundation and in leading the organization to achieve what is today Copley Symphony Hall and the Symphony Towers office complex.

Edwin F. Daugherty (Organizer).  Mr. Daugherty is licensed as both an architect and landscape architect, with over 30 years of professional experience in environmental planning and design. He has a Master of Science degree in Environmental Design and a Bachelor of Science degree in Landscape Architecture from the University of Arizona, Tucson.

In 1990 he founded iN SITE Earth, Inc. in San Diego, California, and currently serves as its president. The firm offers socially responsible, environmentally sustainable design services, including urban design, architecture, landscape architecture and environmental graphics. Planning applications developed by the firm address ecotourism, natural resources, recreation and environmental interpretation. Notable projects include: master planning and design for integrated seawater communities in coastal desert regions; planning studies for ecotourism projects in Amazonas, Brazil, including an art and cultural interpretive center for indigenous peoples; master planning for an ecological reserve/cultural interpretation facility at a ghost mining town in southern Arizona; and design of a constructed wetlands for a Habitat for Humanity project in Tecate, Mexico. His leadership role in the promotion of ecotourism led to his selection by the American Society of Landscape Architects (“ASLA”) to participate, as a member of an international team of professionals, in planning studies for development guidelines for an ecological reserve in Yucatan.

Mr. Daugherty’s commitment to community, professional and service organizations is demonstrated through current and past participation in local, state, national and international organizations, such as the American Institute of Architects (AIA), the ASLA and Habitat for Humanity.

Pamela T. Davis (Organizer, Director, Executive Vice President/Chief Credit Officer).  Ms. Davis was born and raised in San Diego, California. She has over thirty-seven (37) years of banking experience in the San Diego area with twenty-three (23) years experience as a Chief Credit Officer. Ms. Davis was previously employed by Neighborhood National Bank as its Executive Vice President/Chief Credit Officer from 2003 to 2007. Ms. Davis left Neighborhood National Bank in 2007 to join the efforts to establish the California Bank. Ms. Davis was involved in oversight and management of the lending department including credit decisions, credit reviews, policy making, compliance, and special assets. Ms. Davis was a member of various bank Board committees and served as Chair of the Internal Senior Loan Committee.

Currently, Ms. Davis serves on the Board of Directors and credit committee for Accion San Diego, a non-profit organization providing small business loans and support to entrepreneurs who lack access to traditional forms of credit. Relevant past employers of Ms. Davis include: Bank of Coronado, Coronado, California and Westlands Bank, San Diego, California.

Thomas E. Hassey (Organizer, Chairman of the Board of the Company).  Mr. Hassey attended the University of Arizona and graduated in 1963 with a Bachelor of Science Degree in the sciences. Mr. Hassey attended UCLA and later graduated from California State University, at Northridge with a Master of Arts Degree, receiving academic honors.

During his career, Mr. Hassey taught school in the Los Angeles Unified School District for five (5) years. He also taught in the Management Department at the University of Arizona and at the University of Texas at Austin, where he served as Assistant Professor of Management, specializing in styles of management and critical management.

Mr. Hassey left academia in 1971 and became a salesman with National Chemsearch, a New York Stock Exchange Company in Dallas, Texas. At National Chemsearch during his initial five (5) years, he moved quickly from salesmen to President. As President, Mr. Hassey managed over 6,000 employees within 5 National Chemsearch divisions, including all divisions that had been acquired by the company. National Chemsearch had over 12,000 employees worldwide, and Mr. Hassey had the responsibility of consolidating the operations of all acquired companies and folding them into the National Chemsearch culture, while maintaining the company’s sales and marketing activities. While in Dallas, Texas, Mr. Hassey was a founder and organizer and a Board member of a bank in Dallas named United Bank. The Bank was started by Mr. Ted Strauss, and Mr. Hassey served for over three (3) years as a Director.

Mr. Hassey left National Chemsearch in 1976 to start his own business called Service Industries of America. Within one (1) year, Mr. Hassey’s new company grew to over 100 employees, and after five (5) years it had grown to over 500 employees. As sole owner, Mr. Hassey grew Service Industries of America for over eight (8) years, generating more than $20 million in sales. Mr. Hassey subsequently sold Service Industries of America to National Chemsearch, his previous employer. Mr. Hassey later acquired and owned several radio stations. As President of Hassey Communications, he operated radio stations in Tucson, Arizona and Bakersfield, California. In 1998, Mr. Hassey sold the radio stations and retired for a year. Subsequently, Mr. Hassey reentered academia, teaching Economics in the Sweetwater School District, located in South San Diego, County. Currently, Mr. Hassey continues to work as a teacher with young adults in the Sweetwater School District.

Fereshteh Mahdavi (Organizer, Director).  Ms. Mahdavi was born in Tehran, Iran in February 1955, where she lived for seventeen (17) years. Twelve (12) of those years were spent in a French catholic school. Ms. Mahdavi arrived in Chicago in September 1972 to study industrial design at the University of Illinois. After obtaining a Bachelor of Science Degree in 1976, Ms. Mahdavi moved to Minneapolis where she earned a Masters Degree in International Communications from the University of Minnesota. While in Minnesota, Ms. Mahdavi began her first of many business endeavors, medical management consulting for hospitals and doctors’ private practices. In the summer of 1985, Ms. Mahdavi and her family moved to La Jolla, California.

For the past thirty (30) years, Ms. Mahdavi has not only been involved in many businesses, but has been the visionary and heart and soul for most of these businesses. A few of the many endeavors which Ms. Mahdavi has founded include: ACS Computer Software Company, Physical Therapy and Rehabilitation Centers, Comprehensive Medical Management Company, hearing aid device companies, real estate organizations, a fashion company, and a solar energy power plant, entitled Thermomax, Advanced Energy Technology. For the past five (5) years, Ms. Mahdavi has been actively involved in Physical Therapy and Rehabilitation Centers, Comprehensive Medical Management Company, real estate organizations, and a fashion company. Ms. Mahdavi also continues to provide vital consulting advice to numerous businesses and shares her vision, dedication and energy to corporate and non-profit organizations alike. She is heavily involved in non-governmental community work in organizations such as the Persian Cultural Center, the Iranian Scholarship Fund, and the Dollar-a-Month Fund (which provides financial and emotional support to runaway children) as well as innumerable women’s organizations. In recent years, Ms. Mahdavi has transferred her skills to international financial markets, and continues to be involved with international corporate finance.

William McLaurin (Director).  Mr. McLaurin has over 50 years of experience in banking and 30 years as an executive officer. From 2003 to 2004, Mr. McLaurin was retired. However, in 2005, Mr. McLaurin assisted in the formation of Excel National Bank in Beverly Hills, California where he served as CEO and Director until he retired again in 2008. Prior to his retirement in 2003, Mr. McLaurin was President and CEO and Director of Bank of Coronado for 17 years. Additionally, he served as the Chairman of St. Paul’s Senior Homes and Services, which is the largest non-profit multi-generational multi-care facility in San Diego and as President of the Rotary Club of Coronado and the Coronado Schools Foundation. Mr. McLaurin is a graduate of University of California, Los Angeles, with a Bachelors degree and the Pacific Coast School of Banking at the Graduate School of Business at the University of Washington.

Douglas J. Moeller (Organizer).  Mr. Moeller is the past-President of the San Diego International Sports Council (“SDISC”), which was founded in 1960 as the first organized sports association in the United States. Before taking the helm at the SDISC in 2004, Mr. Moeller was the Senior Associate Athletic Director for External Relations at San Diego State University. From 1995 — 2000, the West Point, Iowa native was Senior Director of Development for Arizona State University’s $400 million Campaign for Leadership, where he also earned a Master’s Degree. Mr. Moeller came to the desert from Truman State University (formerly Northeast Missouri State University) where he served as Director of Alumni and Development for three years.

The Carmel Valley resident began his career at the University of South Dakota, where he earned his Bachelor’s Degree and was co-captain of the Men’s Basketball NCAA Tournament team and NCC All-Academic Team. He served the USD Foundation as Associate Director of Development upon graduation. Mr. Moeller currently serves on the Board of Directors of the Boys and Girls Club of Greater San Diego, on the W.O. Farber Fund at the University of South Dakota and on the Campanile Foundation Athletic Advisory Council at San Diego State University. He also has over ten (10) years of radio and television broadcast experience.

Spencer S. Moon (Organizer).  Mr. Moon was born in Korea in 1946. He moved to the United States of America in 1977 and has been a California resident since that time. He graduated from California State University, Long Beach, in 1982, earning a Bachelor of Science Degree in Business Administration-Professional Accounting, with “Distinction.” He also graduated from Hanyang University in Korea with a Bachelor of Science Degree in Engineering. He is licensed by the State of California as a Certified Public Accountant and has been a member of the California Society of CPAs since 1986.

Mr. Moon started his professional career in 1983 with a large local CPA firm, where he gained experience in banking and asset valuation. In 1986, he formed his own CPA firm, Spencer S. Moon, CPA, a sole proprietorship, providing consulting services to the FDIC, RTC and FSLIC. His relevant work experience includes analyzing the collectibility and calculating the present value of mortgage loans and commercial loans for various banks; planning, supervising and preparing the Asset Valuation Review documents for the RTC; reviewing clients’ loan applications and preparing the necessary supporting documents such as financial statements and asset/liability valuation documents; reviewing and reconciling the accounts of subsidiaries of the bank receiverships under the FDIC; working with the legal department of the FDIC to investigate transactions of a bank subsidiary’s purchase of certain assets; auditing real estate transactions and operations under the Agreed Upon Procedures for FDIC; and installing a revised chart of accounts for budgetary control utilized by the accounting department of the FSLIC. Furthermore, he participated, as an advisory member, of the Board of Directors meetings of various receiverships under FDIC. Mr. Moon is currently a practicing CPA in the Los Angeles area.

Carl H. Starrett (Organizer, Director).  Mr. Starrett is the President of Starrett Construction, Inc. and has been so since 1997. As a San Diego resident for sixty-one (61) years and in the construction industry for over forty (40) years, he has been involved in the construction of many banks, savings and loans, and credit unions from budgeting to implementation.

Starrett Construction, Inc. was formed in January of 1997 and is currently in its tenth year of successful operations. His company specializes in small-to medium-sized office buildings, financial institutions, retail, pharmacy/grocery expansions and remodels and medical tenant improvements. The organization enjoys outstanding relationships with owners, architects, engineers, construction managers, property managers, and all of the local building departments.

Daniel A. Swaim (Organizer, Director of the Company).  Since 2003, Mr. Swaim has owned and operated The ProWest Group, Inc., representing high-end plumbing manufacturers in Southern California, Nevada and Hawaii with sales of over $4 million. Prior to his ownership of The ProWest Group, Inc, Mr. Swaim was Vice President and co-owner of Rite, Inc., an athletic field painting and maintenance company providing products and services to customers throughout California and Nevada. In its fourth year of business, Rite, Inc. reached approximately $800,000 in revenue.

In addition, Mr. Swaim worked on Capital Hill in Washington, DC for four (4) years serving in a number of Congressional staff positions and subsequently served as Chief of Staff for a political consulting company in San Diego. He is a member of the Encinitas Chamber of Commerce and has served on the Government Relations Committee. He is a graduate of the University of California in Santa Barbara and California Western School of Law. Mr. Swaim is a current member of The State Bar of California.

Founders of the California Bank

Arnie Aros (Founder; Director of the Company).  A. R. “Arnie” Aros, has more than 30 years of commercial banking experience. Since 2007, Mr. Aros has been extensively involved with Tucson Medical Center, a local non-profit hospital, where he serves on the hospital’s Finance Committee, Investment Committee and Holdings Committee. In addition, Mr. Aros serves on the Board of Pima Council on Aging and spends his time working on its Facilities Committee, Development Committee and Mature Worker’s Program. Mr. Aros is also involved with a local mortgage banker in Tucson, Arizona where he is working on developing a reverse mortgage product.

From 2005 until 2007, Mr. Aros was the proposed President and CEO of First Magnus Federal Bank. The bank did not secure the charter from the OTS due to changing business conditions in its parent mortgage company. Prior to that project, Mr. Aros was Senior Vice President at DM Federal Credit Union where he helped grow the institutions’ assets from $490 million to $750 million in less than five years. Previously Mr. Aros was at Bank One, Arizona, N.A./Valley National Bank for nearly 28 years where he rose to Senior Vice President and District Manager and managed more than 250 employees in 30 banking centers in 20 outlying communities. Mr. Aros is a graduate of the University of Arizona and the Southwestern Graduate School of Banking at Southern Methodist University. Mr. Aros is married, and he with his wife, Ann, have three children and two grandchildren. Mr. Aros remains active in the community sitting on numerous non-profit organization Boards and volunteer committees.

Stephen Bennett (Founder).  A native of Canada, Mr. Bennett emigrated with his family to Buffalo, New York at the age of five. He attended San Carlos High School prior to graduation from Arizona State University in 1977 with a Bachelor of Science in Education. Mr. Bennett was employed as a teacher with the Amphitheater School District, and as the Assistant Director of Student Activities with the University of Arizona. Mr. Bennett’s teaching career took him around the country to Cleveland, Chicago, San Mateo, San Jose, San Carlos, and Tucson, and internationally to Canada and Mexico. Now retired, Mr. Bennett completed his career at Bay Advanced Technologies where he was part of the executive management team and oversaw both warehouse and customer service operations.

John R. Boone (Founder).  Currently, Mr. Boone is the President of Boone Consulting. Mr. Boone also serves as an account executive for Direct Systems Support. He has over 20 years of sales experience, including business development and management and development of an IBM Intel sales program. Mr. Boone graduated from California State University at Long Beach with a Bachelor’s degree.

James F. Davenport (Founder).  Mr. Davenport has over 15 years of brokerage and investment banking experience. Currently, he is the Senior Vice President of Financial Consulting for RBC Dain Rauscher, which is a stock brokerage company in Pasadena, California. He is a graduate of the University of Southern California, Los Angeles.

Dennis DeConcini (Founder).  Senator Dennis DeConcini served Arizona as a United States Senator for four terms, serving from 1977 to 1995. While in the United States Senate, Senator DeConcini served on, among other appointments, the Appropriations Committee, the Select Committee on Intelligence, the Judiciary Committee, and the Helsinki Commission, serving as Chairman during his tenure with each.

Prior to his election to the United States Senate, from 1973-1976, Senator DeConcini was the Pima County Attorney in Tucson, responsible for a fifty lawyer staff responsible for consumer affairs, drug enforcement and first time non-violent offenders. From 1968 through 1976, Senator DeConcini was a founding

Partner of the Arizona law firm of DeConcini, McDonald, Yetwin and Lacy, practicing in the areas of real estate, corporate litigation, estate planning and public affairs. In addition to his legal career, during his career, Senator DeConcini was on the board of a state-wide savings and loan, managed various real estate partnerships and served in the military.

Senator DeConcini received his Bachelor of Arts and Doctor of Laws degrees from the University of Arizona in 1959 and 1963, respectively. Senator DeConcini has served on numerous corporate, civic and charitable boards during his successful and distinguished career. Currently, the Senator resides part time in Washington, DC, where he is a partner in a successful political consulting firm and the remainder of the time in Tucson.

Fred DuVal (Founder).  Mr. DuVal has been in politics over 35 years. Currently, he is the President of DuVal and Associates, a public affairs consulting firm that represents clients in state capitals across the United States, which he founded after several years as White House Deputy Director of Intergovernmental Affairs under the Clinton administration. During his time in the White House, Mr. DuVal developed policy relationships between the federal government and the 50 states and governors on initiatives including health care, education, transportation and welfare reform. Prior to serving in Washington, Mr. DuVal was a top assistant to Arizona Governor Bruce Babbitt from 1980 — 1985 responsible for legislative programs, and he also managed Mr. Babbitt’s gubernatorial campaign and presidential campaigns in 1978 and 1988, respectively. Presently, he is a member of the Arizona State Board of Regents, the Arizona Commerce and Economic Development Commission, the Governors Council on Workforce Policy and the Arizona Town Hall. Mr. DuVal also serves on the Board of Directors of the Children’s Action Alliance and Valley Big Brothers/Big Sisters.

Mo Ehsani (Founder).  Professor Mo Ehsani received Bachelor of Science, Master of Science, and PhD degrees from the University of Michigan before joining the Department of Civil Engineering at the University of Arizona in Tucson in 1982. Dr. Ehsani’s research has focused in seismic behavior of structures and innovative approaches to repair and retrofit structures with Fiber Reinforced Polymer (FRP) products. Following the 1994 Northridge earthquake, Dr. Ehsani founded QuakeWrap, Inc. in Tucson, Arizona. QuakeWrap is a company specializing in repair and retrofit of structures with FRP products. Since its inception, Dr. Ehsani’s products have been used in a number of award winning projects, with clients ranging from United Airlines and Sheraton Hotels to the Department of Veteran Affairs.

Dr. Ehsani is a fellow of the American Society of Civil Engineers and the American Concrete Institute. Dr. Ehsani is also a past President of the Structural Engineers Association of Arizona and is a registered professional engineer in both Arizona and California. He has been featured in major media interviews for CNN, National Public Radio and the History Channel for his expertise in earthquake related structural matters. Dr. Ehsani resides in Tucson, Arizona.

Karl Eller (Founder).  Mr. Eller is currently Chairman/CEO of The Eller Company, specializing in outdoor advertising for clients on a worldwide basis. After receiving his Bachelor of Arts in Business from the University of Arizona and serving in various capacities with Foster & Kleiser Outdoor Advertising Company from 1952 to 1962, Mr. Eller purchased the Arizona operations of F&K, renaming it Eller Outdoor Advertising Company and eventually Eller Media. In 1997, Eller Media merged with Clear Channel Communications, and Mr. Eller became the Chairman and CEO of the Outdoor division until he retired in December 2001.

In 1983, Mr. Eller established and funded the Karl Eller Center for the Study of the Free Enterprise Economy at the University of Arizona. In mid-1987, the University of Arizona named its MBA School for Mr. Eller. In June of 1999, the University of Arizona honored Mr. Eller further by renaming its business college as the Eller College of Business and Public Administration, which has since been re-named the Eller College of Management.

Highlighting Mr. Eller’s many years of active community service are his 40-year membership in the influential Phoenix Thunderbirds, his status as a Founding Member of the Fiesta Bowl, and his designation as an Arizona History maker by The Arizona Historical Society for his extensive commitment within the community. Mr. Eller has also received numerous honors and recognitions for his many and varied business accomplishments.

Ali Farhang (Founder).  Ali Farhang is a named partner with the firm of Farhang & Medcoff, PLLC, a minority owned and operated law firm in Tucson, Arizona, and is a member of the State Bar Associations of both Arizona and Colorado. Mr. Farhang specializes in the area of commercial litigation and employment law with a focus on employment law, product liability, insurance bad faith claims and personal injury defense. Mr. Farhang has represented both employers and employees in a wide range of employment matters.

Mr. Farhang received his Bachelor’s degree from the University of Arizona and his Juris Doctor from the University of Denver College of Law in 1997. Mr. Farhang has published many articles in trade publications and is a member of numerous trade and professional associations as well as various civic and charitable organizations. Mr. Farhang is a long time resident of Tucson where he resides with his wife and two children.

James A. Fein (Founder).  James A. Fein has been a practicing attorney in Tucson, Arizona since 1973. He is originally from St. Louis and received an undergraduate Bachelor of Science degree from Bradley University in Peoria, Illinois in 1970, and a Juris Doctor degree from St. Louis University College of Law in 1973. Mr. Fein is the senior partner in the law firm Fein, Flynn & Associates and is certified as a specialist in personal injury and wrongful death litigation by the Arizona State Bar board of legal specialization.

Mr. Fein is the former President of the Arizona Trial Lawyers Association (2001). He frequently writes and lectures in the field of personal injury law and trial work to other lawyers and has acted a Judge Pro Tem for Pima County, Arizona.

Mr. Fein has been married to Selina Garces for 23 years and has one daughter, Samantha.

Robert Grossman (Founder).  Mr. Grossman was born in Newark, New Jersey, and grew up in northern New Jersey. Mr. Grossman attended New Rochelle Academy, Nyack Boys School in New York and The Hun School of Princeton, New Jersey. Mr. Grossman then attended Miami-Dade community College and Fairleigh Dickinson University. After college, Mr. Grossman spent 18 months in Europe and Israel learning about life, and upon his return from traveling, he attended The American Institute of Baking, in Chicago, Illinois. After graduation, Mr. Grossman joined the family business, Butterflake Bake Shop in Teaneck, New Jersey, which is one of the largest retail bakeries in the United States. After 4 years, Mr. Grossman bought out his family’s ownership interest in the business and continued to expand the business until he sold it in 1988 and retired.

Mr. Grossman decided to raise his daughters in a different environment than the New York metropolitan area, so he chose to move to Tucson, Arizona to start his retirement. Mr. Grossman’s retirement only lasted 6 months when he decided to open a small retail bakery named Grossman’s Bake Shop. By the end of the first year, Grossman’s Bake Shop had moved into a building with double the space, and after 2 years, Grossman’s Bake Shop had 6 stores. Grossman’s Bake Shop was voted Best Bakery in Tucson all 9 years that he owned the business. Mr. Grossman then sold the stores to his head baker and moved to San Diego, California, where he started up an exercise studio in downtown. Mr. Grossman closed the exercise studio two years later and moved to south Florida to care for his aging parents, and in 2004, he finally moved back to Tucson, where he has been happily retired ever since.

Francine Hardaway, PhD (Founder).  Dr. Hardaway, founder of Stealthmode Partners, is an experienced marketing strategist with special expertise in startup companies. As a partner in Stealthmode Partners, she has helped package and secure funding for many early-stage technology companies. She has created positioning and marketing strategies for dozens of growth companies (from startup to IPO to maturity). Prior to co-founding Stealthmode Partners, Dr. Hardaway was Vice President of Corporate Marketing at Innovative Environmental Products, and Manager of Worldwide Press Relations at Intel’s Computing Enhancement Group, where she planned the entrance of the intelligent I/O server chip into the OEM market and created the public relations plans for digital imaging, in-car computing, USB and home networking. As an entrepreneur, Dr. Hardaway built the largest marketing/public relations firm in Phoenix, Arizona before leaving it to join Intel. After Intel, she co-founded Stealthmode Partners with Ed Nusbaum.

Dr. Hardaway was an Entrepreneurial Fellow at the Berger Center of the Eller School of Business, University of Arizona and has taught entrepreneurship at several Arizona colleges. She makes her home in Phoenix, Arizona and Half Moon Bay, California.

Laurie Hassey (Founder).  Ms. Hassey is an accomplished business woman in Tucson, Arizona. Ms. Hassey has co-founded a series of business start-ups, which include Fidelity Mortgage, Inc. in 1998; Medipacs, a medical device company in 2004; and a dot com company in 2007 for new home construction. Ms. Hassey is also a successful Real Estate Agent in Tucson and has been inducted into the Directors Circle of Long Realty Co.

Ms. Hassey started her career in media sales and advertising with KTUC News/Talk radio and 97.5 KCDI with a strong background in marketing. She received a Golf Scholarship at the University of Texas at Austin, Texas and graduated with a Bachelor of Arts degree.

Victoria A. Hendon (Founder).  A native of Detroit, Ms. Hendon moved to Phoenix in 1984 to help open a car wash enterprise. The initial location had limited room for growth and was sold to purchase a newer, larger facility on the west side of Phoenix. Great marketing, timing and location proved to be attributes for the car wash, which grew tremendously. Eventually, Ms. Hendon became President of Danny’s Truck Wash and Service Center in Phoenix, then the Managing Member of Danny’s A Big Rig Resort, a separate entity which opened in 2000. In 2007, Ms. Hendon became the President of Danny’s Truck Wash and Service Center in Avondale. Her career has been documented with numerous awards including the largest SBA loan granted to a woman in the state of Arizona in 1994; State of Arizona Leadership Award in 1997; Woman Entrepreneur of the Year in 1998; and the Million Dollar Club for Women Business Owners in the State of Arizona from 1996 — 2008. Ms. Hendon is a member of All Saints Parish; the Scratch and Sniff Organization and Humane Society and the Susan G. Komen Breast Cancer Charity.

James G. Horvath (Founder).  Mr. Horvath has been in the real estate industry for 30 years. He is the President of Town West Realty, Inc. and Town West Design Development, which provide real estate investment, development, property management, construction, and architectural design services. As President, Mr. Horvath is responsible for acquisition and development opportunities, financing, lease and purchase or disposition negotiations, overseeing construction and design teams, and evaluating investment opportunities.

Mr. Horvath is a director of Commerce Bank of Arizona, the Tucson Water Citizens Advisor Commission, and the Ballet Arts Foundation. Mr. Horvath is also a member of the Special Forces Foundation which helps provide for families of wounded veterans.

Mary Horvath (Founder).  Mary Horvath and her husband James have been residents of Tucson, Arizona for 30 years and residents of Coronado, California for 12 years. Ms. Horvath does volunteer work for the San Miguel High School in Tucson where she participates in special fund raising programs for underprivileged students to attend college preparatory school. Ms. Horvath has raised over $230,000 for this program. In addition, Ms. Horvath participates in the Ballet Arts Foundation programs. Ms. Horvath runs marathons, including the San Diego Rock and Roll Marathon, and she is also a Bikram Yoga Master.

Karl Huish (Founder).  Karl N. Huish, Esq., CFP, is the President of Tribeca Financial, LLC and Tribeca Strategic Advisors, LLC. Mr. Huish has extensive experience with wealth management, financial advisory business, financial planning, tax planning, and insurance company formation and management. Mr. Huish graduated cum laude from the University of Chicago Law School, where he was a member of the University of Chicago Law Review and a recipient of the John M. Olin Student fellowship in Law & Economics. A National Merit Scholar, he graduated magna cum laude from Brigham Young University with a B.A. in Economics, and minors in Japanese and Music. Mr. Huish is an attorney licensed with the state of Arizona and is also a Certified Financial Planner. Mr. Huish is active in his community and church and is married with four daughters. His interests include sports and music.

Charles Jirauch (Founder).  Mr. Jirauch has a Bachelor of Science in Electronics Engineering and began his career as a patent examiner for the U.S. Patent and Trademark Office while enrolled at Georgetown University Law Center. Mr. Jirauch practiced law for five years in Chicago before joining Streich Lang in Phoenix, which merged with Quarles & Brady in 2000, where Mr. Jirauch still practices today. His practice focused on major commercial litigation matters including antitrust, patent and trademark infringement, corporate governance, financial institutions’ lending policies, and breaches of contract and warranties. In 1995, Mr. Jirauch began focusing on Intellectual Practice litigation and due diligence. Presently, he is the Practice Director for the Phoenix Intellectual Property and Technology Law Group at Quarles & Brady, and he is

completing the LLM program at the University England in Wales studying European Commercial Law with an emphasis on the commercial law of Great Britain. Mr. Jirauch is a member of the Board of Directors of the Arizona Technology Council, founded six years ago, and is a member of the board of the Arizona Business & Education Coalition (immediate past president), the Corporate Advisory Board to the Dean of the Ira E. Fulton School of Engineering at Arizona State University and the seven person Screening Committee of the Arizona Technology Investment Forum.

Jaime Ledesma (Founder).  Dr. Ledesma was born and raised in Tucson, and graduated from the University of Arizona College of Medicine in 1984. He completed his residency in Ob/Gyn in 1988 and began working at Thomas Davis Medical Center as the Assistant Clinical Professor of Ob/Gyn at the University Medical Center where he spent the next 11 years. Dr. Ledesma relocated to UMC North Hills in 2003 where he continues to practice gynecology. In addition to his medical practice, Dr. Ledesma serves on the board of Casa de Los Ninos and the Tanque Verde Little League where he was also the President for three years.

Pardis Mahdavi, PhD (Founder).  Dr. Mahdavi has recently joined Pomona College as Assistant Professor of anthropology after pursuing her doctorate at Columbia University in the departments of Sociomedical Sciences and Anthropology. She received her BA in Diplomacy and World Affairs from Occidental College, and an MA (in Anthropology) and a Masters of International Affairs (MIA) from Columbia University. Dr. Mahdavi’s research interests include sexuality, human rights, transnational feminism and public health in the context of changing global and political structures. Her dissertation project was on the intersection between sexuality and politics in post-revolutionary Iran, focusing on the new sexual and social revolution among urban Iranian young adults.

Dr. Mahdavi teaches courses on Medical Anthropology, Sociocultural Anthropology, Ethnographic Methods and has designed a new course entitled “Sexual Politics of the Middle East.” She has published in the Encyclopedia of Women in Islamic Cultures and has forthcoming articles in journals such as Culture, Health and Sexuality, Anthropology News, International Journal of Drug Policy, and the Institute for the Study of Islam in the Modern World Review. Dr. Mahdavi has received outstanding research awards from the American Public Health Association, the Society for Medical Anthropology and the Society for Applied Anthropology. She is currently an editor for Rahavard Quarterly, a journal devoted to contemporary social issues in Iran and amongst the Iranian diaspora.

Erin B. McNamara (Founder).  Ms. McNamara has been employed with Deutsche Bank Alex. Brown, since June of 1996, as the Assistant Vice President. She also served on the Board of Directors for Rosemary Children’s Services and was involved in their fundraising activities. Ms. McNamara is a graduate of the University of California, Los Angeles with a Bachelor’s degree.

Robert S. McNamara (Founder).  Mr. McNamara has been self-employed as a DDS in the Pasadena area since 1969. He has also served on the Board of Directors and as president of the San Gabriel Country Club. Mr. McNamara graduated from University of Southern California with a Masters degree and from their dental school program.

Gus Moreno (Founder; Director of the Company).  Mr. Moreno has had an eclectic career both in business and in civil and public service. From 1968 to 1999, Mr. Moreno served as a member of the Tucson Fire Department. In 1972, he was appointed to the position of Captain, specializing in the paramedic side of the fire fighter’s duties. As a member of the first class certified as a State Certified Paramedic, Mr. Moreno became the highest ranking paramedic within the Department and eventually was a part of the State Board that set the standards and conducted the training for many departments’ paramedics. That training is still nationally recognized and utilized today. Mr. Moreno retired in January 1999, although he occasionally performs consulting work for a law firm in Tucson, Arizona.

Throughout his time with the Tucson Fire Department, Mr. Moreno also completed his education and worked extensively both in real estate and as an accountant, maintaining many of his tax clients through the present. Mr. Moreno is a licensed real estate broker and has extensive experience in real estate investment, development and brokering. Mr. Moreno resides with his wife Dolly in Tucson and has a grown daughter, two grown stepchildren, and four grandchildren.

Richard Morrison (Founder).  Dr. Morrison attended the University of Arizona for his undergraduate degree prior to enrolling in the Autonomous University of Guadalajara, Mexico to study Medicine. Dr. Morrison went on to do his clinical work at Good Samaritan Medical Center in Phoenix, and then he spent a year at the University of Arizona Medical Center and two years of Surgical Residency at Phoenix Integrated Surgical Residency where he discovered that general practice, not surgery, was his forte. After five years in general practice, he entered the University of Arizona Anesthesia Residency, Phoenix Campus, which he completed in 1990. Dr. Morrison is currently a member of Park Central Anesthesiologists, former Chairman of the Department of Anesthesia at Phoenix Memorial and a member of both the Banner Samaritan and St. Joseph’s Anesthesia Committees.

William B. Murney, III (Founder).  Mr. Murney relocated to Arizona in 1974 to attend the University of Arizona. He graduated in 1978 with a Bachelor of Arts in Marketing and Finance. In 1980, Mr. Murney moved to Phoenix and joined CB Richard Ellis in 1984. After 20 years in hotel brokerage at CB Richard Ellis, in 2004, Mr. Murney opened the Arizona office for Molinaro Koger, an international hotel brokerage company.

Mr. Murney has affiliations with the Phoenix 20/30 Group, The Boys and Girls Clubs of Phoenix Executive Council and The Phoenix Thunderbirds. He also is a member at Whisper Rock Golf Club and the Phoenix Country Club.

Steve J. Nissen (Founder).  Steve J. Nissen has been a resident of Tucson, Arizona since 1978. Mr. Nissen grew up in Yuma, Arizona and originally moved to Tucson in 1968 to attend the University of Arizona. After graduating from the University of Arizona in 1973, he was hired by Trans World Airlines as Manager of Ramp Services in Kansas City, Missouri. In 1978, he moved back to Tucson and began his real estate career with a firm established in 1911, Tucson Realty & Trust, one of the most reputable companies in Arizona. Mr. Nissen owned and operated The Outlaw Nightclub from 1979 to 1981 and The Old Father Inn Restaurant in northwest Tucson from 1980 until he sold it in 1996. He also co-owned Harrington Nissen Commercial Roofing Company with offices in Tucson and Phoenix from 1996 until the company was sold in 2000. Mr. Nissen’s real estate endeavors led him to become a regional owner of Exit Realty. He has assisted in the sales of seven Exit Realty franchises in the state of Arizona and has also become a regional owner of Exit Realty of Texas. He is the principal owner and President of JSC Corporation and Nissen Properties & Investments. He is also a principal in Full Court Press LLC., Nissen Properties II LLC, and Casa Club 12 LLC, all of which are real estate investment limited liability companies.

Mr. Nissen is currently owner and managing partner in Sixth & Campbell LLC, the entity that owns Sam Hughes’ Place, a high volume restaurant located in Tucson, and D & S Enterprises, the managing company for Sam Hughes’ Place. He currently sits on the Rebounders Board for the University of Arizona and is an active member of the Fiesta Bowl Committee.

Ron Ober (Founder).  Mr. Ober currently serves as President of Policy Development Group, Inc, a regional Public Affairs and Strategic Public Relations/Crisis Communications firm located in Phoenix, Arizona. Mr. Ober previously served as Administrative Aide to Senator DeConcini in Washington, DC and Arizona. For the past three decades, he has served as a key advisor and strategist for several national, state and local elected and appointed officials. At age 23, Mr. Ober ran Senator DeConcini’s successful campaign for the U.S. Senate. Mr. Ober also has a strong background in business. He worked as a Vice President for a regional homebuilding firm and has served on several community boards including the Jewish Federation of Greater Phoenix, Central Arizona Shelter Services and Phoenix Memorial Hospital (Real Estate and Dream Game committees). Mr. Ober also has been a major fundraiser for several political candidates and local charities. Mr. Ober is a graduate of the University of Arizona where he majored in Real Estate.

James Pederson (Founder).  Mr. Pederson was born and raised in Casa Grande, Arizona, where his father was City Manager for many years. Mr. Pederson graduated from the University of Arizona with a degree in Political Science and a Masters in Public Administration. Prior to entering the real estate development field, he was administrative assistant to the Mayor of Phoenix. Mr. Pederson’s shopping center development experience includes four years with the Grossman Company and eight years with Westcor. He formed the Pederson Group in 1983, specializing in the development and management of shopping centers. The Pederson Group has developed twenty- five retail projects throughout the State of Arizona and has received many awards for design excellence from municipalities and industry groups.

Mr. Pederson has participated in many civic endeavors including past President of Valley Partnership, past President of Valley Big Brothers, Chairman of the Rio Salado Development District Board of Directors, Phoenix Community Alliance and a member of the National Alumni Board of the University of Arizona. Mr. Pederson also has been active in political endeavors, serving as Chairman of the state Democratic Party for four years and Chairman of the Fair Districts Fair Elections campaign, a ballot initiative to bring fairness to the legislative and congressional redistricting process. In addition, Mr. Pederson ran a spirited, however, ultimately unsuccessful campaign for the United States Senate in 2006.

Richard Plattner (Founder).  Mr. Plattner is a practicing attorney in the greater Phoenix marketplace. Mr. Plattner has been practicing law in Arizona since graduating from the Arizona State University College of Law in 1977. Mr. Plattner is a partner in the firm of Plattner Verderame, PC in Phoenix specializing in representing injured individuals and families. Mr. Plattner is a past President and Life Member of the Arizona Trial Lawyers Association, a member of the American Association for Justice Sustaining Member and Leaders Forum, and is listed in The Best Lawyers in America.

Mr. Plattner is an Arizona State Certified Specialist in Injury and Death Litigation. Mr. Plattner also has written a monthly column titled “Appellate Highlights” in the Arizona Trial Lawyers Association Advocate since 1985 and is frequently called upon to write and lecture in the areas of trial skills, civil procedures and legal ethics.

Hunter Sampsel (Founder).  Mr. Sampsel has lived in Arizona since 1989 when he moved to Tucson to attend the University of Arizona. He holds a Bachelor of Science in Finance and Real Estate and has been employed in the mortgage industry for over 15 years. In 1997, Mr. Sampsel founded American Home Mortgage in Tucson, which has five branches and 120 employees focusing on residential real estate loans in Southern Arizona. In 2008, the company expects to provide financing for approximately 1800 homes in the amount of 360 million dollars. American Home Mortgage was a Copper Cactus award winner in 2005 for Community Service, with Mr. Sampsel being named as one of Tucson’s 40 under 40 the subsequent year. Mr. Sampsel is a member of the Pima County Chamber, Northern Pima County Chamber, National Association of Mortgage Brokers, Arizona Association of Mortgage Brokers, and contributes to a variety of charities.

Howard Steinberg (Founder).  Born and raised in Philadelphia, Pennsylvania, Dr. Howard Steinberg has been a resident of Tucson since 1985. Dr. Steinberg attended the University of Arizona as an undergraduate from 1971 — 1975 and graduated from the University of Arizona in 1980 with a Doctorate in Dentistry. In 1983, Dr. Steinberg graduated with a Masters Degree in Dental Science from the Eye and Ear Hospital at the University of Pittsburg in Pennsylvania. Upon graduation, Dr. Steinberg was certified with a specialty in Prosthodontics and Maxillofacial Prosthodontics. After completing one year at Hebrew University in Jerusalem, Israel, Dr. Steinberg returned to Tucson and established his practice.

Dr. Steinberg has extensive professional memberships, including the Academy of General Dentistry, the American Academy of Cosmetic Dentistry and the American College of Prosthodontics. Dr. Steinberg also is involved in numerous community and charitable organizations, including the Arizona Theatre Company Directors Circle. Dr. Steinberg is a Director and the Chairman of the Finance Committee of the Lunar Planetary Lab, as well as a Director of the Desert Caucus.

Jeffrey M. Taffet (Founder).  Dr. Taffet has been practicing medicine for 27 years. He came to Arizona in 1986 to continue his otolaryngology practice. He established Biltmore Ear Nose and Throat in the year 2000 and is currently the Senior Managing Partner of this medical practice. He graduated from Syracuse University magna cum laude where he majored in Biology and Fine Arts. Dr. Taffet completed his medical education at New Jersey College of Medicine and his residency in Otolaryngology Head and Neck Surgery at Downstate Medical Center in Brooklyn, New York. He also completed a fellowship at Head and Neck reconstruction and was an assistant professor of Surgery at the State University in New York.

Dr. Taffet is a member of The American Academy of Otolaryngology, Head and Neck Surgeons, The American Academy of Facial Plastic and Reconstructive Surgery, as well as various state and county medical societies. In addition, he serves on the Physician Advisory Board of Diver Alert Network. He has participated in Samaritan’s Outreach Program for 13 years, which has delivered specialty medical care to outlying and rural areas of Arizona and the Navajo Nation. In 2000, Dr. Taffet was awarded Physician of the Year by

Phoenix Memorial Hospital for his contributions. He is an active scuba diver and skydiver and enjoys hiking the slot canyons of Northern Arizona and Southern Utah.

Frank Verderame (Founder).  Frank Verderame is a partner in the Phoenix law firm of Plattner Verderame, P.C., a firm specializing in personal injury litigation that Mr. Verderame co-founded in 1991. Prior to launching this firm, Mr. Verderame was a partner with the firm of Hofmann, Salcito & Stevens, P.A., Attorneys-at-Law. Prior to that, Mr. Verderame worked with the Pima County Public Defender’s Office in Tucson, Arizona on a student externship.

After spending his earliest years in New York, Mr. Verderame moved with his family to California where he graduated cum laude from Claremont Men’s College with a BA in Political Science. Mr. Verderame received his Juris Doctorate from the University of Arizona in 1982 and has resided in Arizona since that time. Mr. Verderame is a member of numerous professional and charitable organizations and has been widely published and has lectured in his field on many occasions.

Mr. Verderame is active in family, sports and charitable activities, most notably as a Director, member and supporter of the Boys and Girls Club of Scottsdale, Arizona, since 1991.

Michael C. Ward (Founder).  Mr. Ward began his banking career in 1970 as a Management Trainee at a small bank in Riverside, California. After moving through the operations ranks, Mr. Ward became the Assistant Controller at First National Bank and Trust Co. in Ontario, California in 1975, where he was promoted to Senior Vice President and Cashier in 1980. Mr. Ward moved to the Bank of Beverly Hills as Executive Vice President and Chief Financial Officer in 1984 and after several years there moved to Charter Pacific Bank as Executive Vice President and CFO in 1992. Mr. Ward was promoted to President, Chief Executive Officer and Director of that bank in 1994. In late 2001, the Board of Charter Pacific Bank determined to sell the bank to First Bank and Trust and, after completing the sale, Mr. Ward retired.

From 2002 to 2006, Mr. Ward worked with various financial services companies and banks in a consulting role and, after moving to Phoenix, Arizona in early 2006, Mr. Ward decided to re-enter his banking career. Mr. Ward was hired as President of Parkway Bank of Arizona in 2006 and, after a little more than a year in that position, he was hired as the proposed President and Chief Executive Officer of the Arizona Bank, as well as a director of both the Arizona Bank and United Business Holdings. Mr. Ward has completed the course of study in Business Administration from California Baptist College in Riverside, California, and is an honor graduate of the School for Bank Administration at the University of Wisconsin at Madison. Mr. Ward has been active in the Wellness Community, serving on their Board from 1994-1999, and the American Heart Association, serving on their Board in Agoura Hills, California for a number of years.

Howard Weiss (Founder, Director of the Company).  Howard Weiss is President of The Weiss Company, Inc., a full service marketing, advertising, and media production company. For the past six years he has spent a significant amount of time providing marketing and communication guidance to The Seawater Foundation. That work has taken him to Eritrea (now part of Ethiopia), East Africa, South Africa, Europe and Mexico, as well as to Washington and New York, where he has told the Seawater Foundation story to Presidente Senior Vincent Fox, the United Nations and the World Bank.

A native of New York, he holds a Bachelor of Science Degree in Psychology from the University of Wisconsin. Howard arrived in Tucson in 1964, serving as the Commander of a Titan II ICBM Combat Crew. He is a Senior Fellow of the Western Behavioral Sciences Institute’s School of Management and Strategic Studies. In the spring of 2006, he started a new venture, “Tucson Computer Training” to deliver hands-on computer training to Tucson’s business community.

In addition to his advertising agency work, Mr. Weiss is on the faculty of Pima Community College where he teaches computer technology. Mr. Weiss has been active in the Advertising and Public Relation fields for more than 35 years. He served as Public Information Officer for the City of Tucson, Marketing Director for the Public Broadcasting stations in Tucson and Vice-President of Planetary Design Corporation (originally the technology transfer company of the University of Arizona Environmental Research Laboratory). Mr. Weiss is married to Patricia and the father of two sons, two daughters and two wonderful grandchildren.

Robert E. Whitney (Founder).  Mr. Whitney currently serves as President of both Enjoy Development and FIANO Investments, which are both real estate investment companies. As a real estate investor, he is involved in multiple land acquisitions, zoning issues, project development and lease negotiations. He is a graduate of San Diego State University with a Bachelor’s degree.

Directors of the Company Who Are Not Directors or Founders of the California Bank

Jon Bowman (Director).  Jon Bowman started his career in 2000 with G.A.S. International, Inc., a Telecommunications company in sales and purchasing. After two years of strong returns, Mr. Bowman added Nortel DMS as a new product line and increased sales over twenty percent. In 2004, Mr. Bowman took over as Chief Operations Officer. Since then, Mr. Bowman has grown the company’s physical size by purchasing an additional 300,000 square feet of warehouse space increasing the company’s square footage to over 700,000. In 2006, Mr. Bowman felt that due to the large amount of change in the industry the company needed to adapt. The decision was made to handle and manage assets for their customers. Since that decision, G.A.S. International, Inc. manages and handles assets for some of the largest Telecom companies in the industry and has landed Alcatel-Lucent as a key account.

Mr. Bowman also started his own consulting company in 2004 advising and helping clients manage electronic assets. A main part of the business is auditing a client’s equipment based of their current needs. The company has been profitable every year since its inception. Due to the fact that a large portion of the company’s property is located in a natural gas and oil hot bed, Mr. Bowman has negotiated the lease of close to 2000 acres of land to gas companies for natural gas exploration and extraction.

Craig Johnson (Director).  Since joining Maylar L.P., a diversified real estate holding firm located in Dallas, Texas in 1999, Mr. Johnson has been responsible for the direct management, leadership, and strategic planning of all investments and company aspects. Prior to joining Maylar, Mr. Johnson was with FINOVA Capital where he was responsible for the production of commercial loans for the securitization market and financed approximately $1 billion worth of commercial property. During his 15 plus year career within the industry, Mr. Johnson has had the opportunity to provide acquisition due diligence on purchases of over $750 million worth of office and industrial properties.

Mr. Johnson is a licensed real estate broker in California and Texas. He is a member of the North Texas Commercial Association of Realtors and the Society of Asset Managers. Mr. Johnson holds a Bachelor of Science in Business Administration with an emphasis in Real Estate and Finance from the University of Southern California and an MBA with an emphasis in Tax Accounting and Finance from the University of California at Irvine. Mr. Johnson received his Certified Commercial Investment Member designation in 2007.

Simon Albert Mahanna (Director).  Mr. Mahanna has over 40 years of design, construction, building and real estate management experience. Mr. Mahanna has experience in the construction of power plants, office buildings, medical buildings, Muslim mosques, apartments, condominiums, single family homes, earth dams and a tennis club. In addition, Mr. Mahanna has developed or owned an automobile dealership, gasoline service stations, quick shops, tanning salons, equipment leasing companies, apartments, condominiums, single family homes and office buildings. Specifically, during the past five years, while primarily retired, Mr. Mahanna has been involved in property management and property ownership.

Mr. Mahanna graduated from the University of Missouri — Rolla (now Missouri University of Science and Technology) with a Bachelor of Science in Civil Engineering and a Master of Science in Engineering Management. In addition, Mr. Mahanna is a Doctorate of Science candidate and has earned over 80 hours of credit towards this degree. Mr. Mahanna is a registered professional engineer in California, Illinois and Missouri. Mr. Mahanna also was an officer in the U.S. Army Corps of Engineers, and he is a retired member of the Logistic Command Group Assigned Officer Corps of Engineers. Mr. Mahanna also is a member of the American Society of Civil Engineers, the National Society of Professional Engineers, the American Society of Home Inspectors, the Community Association Institute and the National Leased Housing Association.

Mr. Mahanna served on the Board of Directors of The Boatman’s National Bank of St. Louis (which later became Nations Bank and then Bank of America) for approximately 4 years. In addition, Mr. Mahanna was one of 6 founders of Concord Bank located in St. Louis, Missouri, where he serves as Chairman of the Board of Directors and on the Compensation Committee, Technology Committee, Audit Committee, Personnel Committee, and Investment Committee. Mr. Mahanna also has served as President of Escrow Management Incorporated, which provided escrow services for financial institutions.

Thomas Mello (Director).  Thomas Mello is a seasoned banker with 32 years of hands-on experience in all facets of community banking. His career began in 1975 as an operations officer with First National Bank of Nevada, a $3.2 billion affiliate of Western Bancorporation. From 1977 to 1983, Tom held several positions with Citizens Bank in Richardson, Texas including Director of Human Resources, Vice President of Marketing, Cashier and Senior Vice President of Operations and Administration. During his tenure, he gained regulatory approval of Chisholm Financial Services, a multi-bank holding company, launched Chisholm National Bank, managed the planning, design and construction of several bank facilities, submitted the successful bid for the Richardson Independent School District depository contract, established a formal human resources function and created marketing campaigns that generated profitable growth.

In 1983, Tom joined City National Bank of Plano, as Senior Vice President of Operations and Secretary of the Board of Directors. Among his achievements was the design and implementation of a comprehensive schedule of fees resulting in a 54.4% increase in non-interest income. He also planned and directed the consolidation of the data processing operations of member banks of United City Corporation and standardized all operational policies and procedures to optimize productivity, compliance and operational effectiveness.

From 1985 to November 1991, Tom was Executive Vice President of United Texas Bank. He served as Secretary of the Board and was a member of all Board committees except Audit. Responsible for the overall operations of the bank, he directed the preparation of the bank’s de novo charter application, developed its initial and long range space plan, wrote the policies and procedures for all functional areas, and supervised the construction of the new bank’s facility includes design, equipment and furniture purchases and installation. In 1991, the economy was in recession and United Texas Bank needed new direction. Tom was elected President and Chief Executive Officer, a position he held for more than 12 years. By creating a new credit and corporate culture, Tom put the bank on a new course of profitable growth. He wrote and implemented new credit policies and procedures to assure asset quality and expanded the loan portfolio to include commercial real estate, interim construction and indirect auto loans to create new sources of revenue. Tom also launched new “sticky” products such as online bill payment, online treasury management services, internet banking, extended banking hours, integrated document imaging and integrated photo identification at the teller line to strengthen customer loyalty. These new products and innovations resulted in double digit, profitable growth.

Since 2004, Mr. Mello has been involved in 3 different de novo bank formations. From May 2004 to February 2007, Mr. Mello was a founder, Chairman and Chief Executive Officer of Frontier Bank-Texas (Proposed). From February 2007 to March 2008, Mr. Mello was President and Chief Executive Officer of Bank of the Republic (In Organization). In March 2008, Mr. Mello joined the efforts of the Company relating to potential strategies in the Dallas/Fort Worth Metroplex.

Michael Schuback (Director).  Mr. Schuback was born in San Antonio, Texas, and he attended and received a Bachelor of Business Administration degree from St. Mary’s University in 1970. Mr. Schuback started his business career as Product Manager for Clarke Printing and Packaging, where he was responsible for the statistical research and development of new products. In 1971, he became part of a Management Development Program for NCH Corporation and eventually became responsible for two companies X-Ergon Corporation (specialty welding products) and Rockford Industries (industrial chemicals).

Mr. Schuback entered the commercial real estate market in 1981 with Marcus & Millichap. Since that time, Mr. Schuback has held executive or ownership positions with S&G Realty Advisors (President and Owner), Kestrel Mortgage (Owner), Mohr Partners (Vice President) (during the year 2003); Cawley International (during the year 2004), and Fischer and Associates (Senior Vice President) (during the year 2005). Mr. Schuback left Fischer and Associates to join Engineering, Separation, and Recycling from 2006 to 2007. Mr. Schuback was an approved real estate instructor for the State of Texas in Investments, Property Management, Finance, Contracts and Math. Since 2007, Mr. Schuback has been CEO of FGX SepTech LLC, a company involved in the sale of separation equipment for the coal industry.

Mr. Schuback has been involved in Special Olympics for over 25 years as a coach and advisor. He started the Special Olympics Black Tie Gala held in Dallas each year to raise money for Special Olympics. He has been Coach of the Year for District 10 and the State of Texas and has received the highest award in Texas Special Olympics, the Flame of Hope.

Board Committees

The Boards of Directors of United Business Holdings and the California Bank will establish the following Committees comprised of members of the respective Boards of Directors: (1) Executive Committee, (2) Audit Committee, (3) Human Resources and Compensation Committee, and (4) Nomination/Governance Committee. The California Bank also will establish the following additional Committees: (1) Loan Committee, (2) Asset/Liability Management Committee, (3) Marketing Committee, (4) Technology Committee, and (5) Compliance Committee. Finally, the Company only will have a Strategic Planning Committee. These Committees are described below:

Executive Committee.  The Executive Committee will meet as needed and, with certain exceptions, generally has the same powers as the Board of Directors in the management of business affairs between Board meetings. The Board of Directors will, from time to time, charge the Executive Committee with specific responsibilities and tasks as it deems appropriate. The Committee is not intended to act in place of the full Board, but rather in a support role, and the Executive Committee does not have the authority to exercise all of the Board’s powers; for example, the full Board of Directors generally reserves the right to execute extraordinary contracts such as for mergers and acquisitions. The Committee will make recommendations to the Board of Directors regarding matters important to our overall management and strategic operation.

The initial members of the Executive Committee for the Company will be Bob Adkins, Ed Brand, Jon Bowman, Thomas Mello, and Simon Albert Mahanna with Thomas E. Hassey serving as chair of the Committee. The initial members of the Executive Committee for the California Bank will be Ed Brand and Bob Adkins, with Dr. Brand serving as chair of the Committee.

Audit Committee.  The role of the Audit Committee is to oversee the accounting and financial reporting processes of the Company and the audits of the financial statements of the California Bank. The Audit Committee shall also prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement. The Audit Committee shall be “independent” under Section 10A(m)(3) of the Securities Exchange Act of 1934, the rules of the NASDAQ Stock Market and the rules and regulations of the SEC.

All members of the Audit Committee must be able to read and understand financial statements at the time of their appointment. At least one member of the Audit Committee must have past employment experience in finance or accounting, requisite professional certification in accounting or any other comparable experience or background that results in the individual’s financial sophistication, including being or having been a Chief Executive Officer, Chief Financial Officer, experienced member of an another bank’s audit committee, or other senior officer with financial oversight responsibilities.

The Audit Committee shall be directly responsible for the appointment, compensation, retention and oversight of the outside auditing firm. In this regard, the Audit Committee shall have the sole authority to appoint and retain, determine the funding for, and when appropriate, terminate, the outside auditing firm, which shall report directly to the Audit Committee. The Audit Committee will be responsible for resolving any disputes between the independent accountants and the Company’s management.

To fulfill its responsibilities and duties the Audit Committee shall:

•	Hire outside audit firms, as appropriate, to measure the Company’s and the California Bank’s operations, as the case may be, and to confirm that the Company’s and the California Bank’s business practices are in compliance with applicable industry standards and with all applicable regulatory practices and guidelines.

•	Review and discuss with the outside auditing firm the scope of the audit, the results of the annual audit examination by the auditor and any accompanying management letters, and any audit problems or difficulties the auditor encountered in the course of the audit work.

•	Review and discuss with management and the outside auditing firm the annual audited and quarterly unaudited financial statements of the Company.

•	Recommend to the Board whether the financial statements should be included in the Annual Report on Form 10-K.

•	Periodically review and discuss the adequacy of the Company’s and the California Bank’s internal controls, any significant deficiencies and changes in internal controls, and review and discuss with the principal internal auditor of the Company the California Bank and such others as the Audit Committee deems appropriate, the scope and results of the internal audit program.

•	Periodically review and discuss the adequacy and effectiveness of the Company’s and the California Bank’s disclosure controls and procedures and management reports thereon.

•	Review disclosures made to the Audit Committee by the Company’s and the California Bank’s respective Chief Executive Officer and Chief Financial Officer during their certification process for the Form 10-K and 10-Q.

•	Review and timely discuss with management and the outside auditors the effect of regulatory and accounting initiatives, as well as any material financial or non-financial arrangements of the Company or the California Bank that do not appear on the financial statements of the Company or the California Bank.

•	Review and discuss with the independent auditors their report regarding all critical accounting policies and practices to be used.

•	Review with financial management and the independent accountants the Company’s filings with the SEC prior to their filing or prior to the release of earnings reports.

•	Prepare all reports required to be included in the Company’s proxy statement, pursuant to and in accordance with applicable rules and regulations of the SEC.

•	Discuss and review earnings press releases, including the type and presentation of information to be included in earnings press releases, in particular the use of “pro forma” or “adjusted” non-GAAP information.

•	Discuss and review financial information and earnings guidance provided to analysts and rating agencies.

•	Discuss policies with respect to risk assessment and risk management.

The initial members of the Audit Committee for the Company will be Jon Bowman, Arnie Aros, Gus Moreno, and a senior finance person still to be determined. In accordance with the Sarbanes-Oxley Act, none of the members of the Audit Committee are Executive Officers or ten percent (10%) stockholders. Mr. Gus Moreno will chair the Committee and also serves as the “audit committee financial expert.” Mr. Moreno satisfies the standards for independence established by the NASDAQ Stock Market, Inc.

The initial members of the Audit Committee for the California Bank will be Louis F. Cumming, Diana N. Alexander, and Fereshteh Mardavi, with the Mr. Cumming serving as chair of the Committee.

Nomination/Governance Committee.  The function of the Nomination/Governance Committee is to establish selection criteria and review the qualifications and independence of the members of each of the Company’s and the California Bank’s Board of Directors and its various Committees, as well as the composition of the Boards as a whole. This assessment will include members’ qualification as independent, as well as consideration of diversity, age, skills, and experience in the context of the needs of the Boards and various Committees. Nominees for directorship and Committee assignments will be recommended to the

Boards by the Committees. Any invitation to join the Board will be extended by the Board itself. The Chairman of the Board and President & CEO will extend Committee invitations. The Committee also will be responsible for overseeing processes to assess the performance of the Board, its Committees and individual directors. Finally, the Committee is charged with the responsibility of developing and recommending to the Board policies and procedures to maintain high standards of corporate governance with strong orientation toward the Board composition and commitment, as well as advising the Board and management on issues relating to communications and public policy and the Company’s corporate image.

More specifically, the Nomination/Governance Committee shall have the following duties and responsibilities:

•	Establish criteria for the selection of new directors to serve on the Board of Directors, taking into account at a minimum all applicable laws, rules, regulations and listing standards, a potential candidate’s experience, areas of expertise and other factors relative to the overall composition of the Board of Directors.

•	Identify individuals believed to be qualified as candidates to serve on the Board of Directors of the Company and its subsidiaries and select, or recommend that a majority of independent members of the Board of Directors select, the candidates for all directorships to be filled by the Board of Directors or by the stockholders at an annual or special meeting.

•	Review director candidates submitted by stockholders in accordance with the policy set forth in the Company’s Articles of Incorporation.

•	Monitor the orientation and continuing education program for directors.

•	Review the Board of Director’s Committee structure and recommend members of the Board of Directors to serve on the Committees of the Board, giving consideration to the criteria for service on each Committee as set forth in the charter for such Committee, as well as to any other factors the Nomination and Governance Committee deems relevant, and when appropriate, make recommendations regarding the removal of any member of any Committee.

•	Recommend members of the Board of Directors to serve as the Chair of the Committees of the Board of Directors.

•	Review the adequacy of the charters adopted by each Committee of the Board, and recommend changes as necessary.

•	Oversee and approve the management continuity planning process. Annually review and evaluate the succession plans relating to the CEO and other Executive Officer positions and make recommendations to the Board of Directors with respect to the selection of individuals to occupy these positions.

•	Develop and recommend to the Board of Directors for its approval an annual self-evaluation process of the Board of Directors and its Committees. Based on the results of the annual evaluation, as well as on any other matters the Nomination and Governance Committee shall deem relevant, the Nomination and Governance Committee shall make such recommendations to the Board of Directors regarding Board processes and other items deemed appropriate to improve or ensure the effective functioning of the Board of Directors as the Nomination and Governance Committee shall from time to time deem advisable or appropriate.

•	Develop and recommend to the Board of Directors for its approval a set of Corporate Governance Guidelines. The Nomination and Governance Committee shall review the Guidelines on an annual basis, or more frequently if appropriate, and recommend changes as necessary.

•	Perform any other activities consistent with this Charter, the Company’s Bylaws and governing law as the Nomination and Governance Committee or the Board of Directors deem appropriate.

The initial members of the Nomination/Governance Committee for the Company will be Arnie Aros, Jon Bowman, and Daniel A. Swaim, with Mr. Aros serving as chair of the Committee. The initial members of the Nomination/Governance Committee for the California Bank will be Anthony P. A. Block, William McLaurin, Robert J. Acuna, and Diana N. Alexander, with Mr. Block serving as chair of the Committee.

Loan Committee.  The Loan Committee will ensure that management’s handling of credit risk complies with Board decisions about acceptable levels of risk. It will review the California Bank’s lending policies and monitor the lending officers’ compliance with said policies. It will verify that management follows appropriate procedures to recognize adverse trends, to identify issues in the loan portfolio early, to take immediate corrective action, and maintain an adequate allowance for loan and lease losses. The Loan Committee will ensure that risk controls are in place governing compliance with loan-related or other applicable laws and regulations. In addition, the Committee will evaluate certain credit applications and make credit decisions.

The Loan Committee will consist of at least four (4) outside Board members. The initial members of the Loan Committee for the California Bank will be Pamela T. Davis, Anthony P. A. Block, Bob Adkins, David M. Brody, and Carl H. Starrett, with Mr. Adkins serving as chair of the Committee.

Human Resources and Compensation Committee.  The function of the Human Resources and Compensation Committee is to assist the Board of Directors in fulfilling its oversight responsibilities relating to executive and Board of director compensation. The Committee shall have the following duties and responsibilities:

•	Review and approve on an annual basis the corporate goals and objectives relevant to the compensation of the Chief Executive Officer, evaluate the Chief Executive Officer’s performance in light of these goals and objectives, and, either as a Committee or together with other independent Directors (as directed by the Board), determine and approve the Chief Executive Officer’s compensation based on this evaluation (including salary, bonus, incentive and equity compensation).

•	Review and approve on an annual basis the evaluation process and compensation structure for the Company’s or the California Bank’s, as the case may be, Senior Executive Officers. Evaluate the performance of such Senior Executive Officers and approve annual compensation (including salary, bonus, incentive and equity compensation).

•	Review director compensation levels and practices, and recommend, from time to time, changes in such compensation levels and practices to the Board of Directors.

•	Review the Company’s or the California Bank’s, as the case may be, compensation, incentive compensation and equity-based plans and recommend changes in such plans to the respective Board of Directors as needed.

•	Prepare and publish an annual executive compensation report in the Company’s proxy statement.

•	Perform any other activities consistent with the Committee charter, the Company’s or the California Bank’s respective Bylaws, as the case may be, and governing law and as the Committee or the Board of Directors deem appropriate.

The initial members of the Human Resources and Compensation Committee for the Company will be Simon Albert Mahanna, Gus Moreno, and Daniel A. Swaim, with Mr. Mahanna serving as chair of the Committee. The initial members of the Human Resources and Compensation Committee for the California Bank will be Robert J. Acuna, Ed Brand, and Bob Adkins, with Mr. Brand serving as chair of the Committee.

Asset/Liability Management Committee.  The Asset/Liability Management Committee’s (ALCO) primary responsibility will be to establish asset/liability management procedures, communicate Board policies regarding limits and concerns and coordinate and control ALCO functions. The overall objective will be to manage the California Bank’s assets and liabilities and to achieve performance consistent with the California Bank’s liquidity, capital adequacy, growth objectives, risk tolerance, and profitability goals.

The Committee will make recommendations to the Board for policy changes and approve activities as appropriate and as delegated by the Board pf each entity. The ALCO may make decisions on the following:

•	Pricing of assets and liabilities.

•	Setting of ALCO strategy.

•	Proper implementation of the ALCO program.

•	Investment in various assets and liabilities.

•	Assumptions for investment decisions.

•	New asset or liability products.

•	Liquidity levels to meet current and projected needs.

•	Classification of newly purchased securities as held to maturity or available for sale.

•	Changes in classification allowed for the one time transfer.

The Asset/Liability Management Committee will consist of at least three (3) outside Board members. The initial members of the Asset/Liability Management Committee for the California Bank will be William McLaurin, Fereshteh Mahdavi, David Brody, Bob Adkins, Pamela T. Davis, and Karen F. Brassfield, with Mr. McLaurin serving as chair of the Committee.

Marketing Committee.  This Committee will initially assist the California Bank’s management team in developing and implementing a comprehensive marketing program. If necessary, the Committee will conduct due diligence to determine which marketing firm is appropriate for implementing the California Bank’s marketing strategies.

The Marketing Committee will consist of two (2) outside Board members. The initial members of the Marketing Committee for the California Bank will be Diana N. Alexander, Anthony P. A. Block, Bob Adkins, Pamela T. Davis, Carl H. Starrett, and the Marketing Manager (who will be a non-voting member), with Ms. Alexander serving as chair of the Committee.

Technology Committee.  As technology is embraced as one of the key drivers in the California Bank’s success, the Technology Committee will play an ongoing role in collaborating with bank management in fully maximizing the power of the outsourced systems and software. The Committee will assist in developing strategic marketing initiatives; assess the interface of the products into the local banking market; help collaborate with the vendor network on issues and opportunities; and participate in outreach efforts to help facilitate financial literacy via internet banking.

The Technology Committee will consist of at least one (1) outside Board member. The initial members of the Technology Committee for the California Bank will be Karen F. Brassfield, Louis F. Cumming, and Marcia Culver (the Operations Manager), with Ms. Brassfield serving as chair of the Committee.

Strategic Planning Committee.  The primary responsibility of the Strategic Planning Committee for the Company will be to assist the Board of the Company in fulfilling its oversight responsibilities with respect to defining the mission, vision, and long-term annual strategic and financial plan for the Company. The committee will review and make recommendations to the Board regarding the Company’s strategies to use in maximizing shareholder value. This will include strategies to protect and manage the Company’s stock for the benefit of the California Bank, insuring that all subsidiary banks remain “well capitalized” by regulatory standards and interfacing with the Board of Directors of the California Bank to establish and maintain profitable operations at the California Bank. The California Bank will not have a separate Strategic Planning Committee.

The initial members of the Strategic Planning Committee for the Company are Howard Weiss, Thomas E. Hassey, Craig Johnson, Bob Adkins, and Thomas Mello, with Mr. Weiss serving as the chair of the committee.

Temporary or Ad-hoc Committees.  The Boards of the Company and the California Bank may also establish, from time to time, temporary Committees to address various issues that the Boards determine may need special attention, including pre-opening legal, site selection and regulatory responsibilities of the Organizers, such as insurance and bonding requirements.

Director Compensation

At this time, we do not expect Directors of United Business Holdings or the California Bank, except for Messrs. McLaurin and Cumming who are serving as outside Directors of the California Bank, to receive any direct remuneration for serving as Company or California Bank Directors other than the stock options to be granted to Directors and the compensation to be paid to Mr. Thomas E. Hassey as a working Chairman of the Board for the Company. It is anticipated that Messrs. McLaurin and Cumming will receive $1,000 per month for serving as outside Directors of the California Bank. All other Directors may be compensated in the future, but we have no current plans to do so at this time.

Founder Warrants

We funded our organizational and pre-opening expenses, which are expected to total $6.0 million for the California Bank and the Company combined, from direct cash advances made by our Founders and a line of credit from Nexity Bank. The California Bank has obtained a $2.0 million line of credit from Nexity Bank to fund any remaining organizational expenses. The line of credit for the California Bank is guaranteed on a limited basis by some of the Founders. The cash contributions and advances made under the line of credit are expected to be repaid from the proceeds of the offering. These expenses are described more fully in the section titled “Use of Proceeds — Organizational Expenses,” beginning on page 21.

Accordingly, in recognition of the substantial financial risks undertaken by the members of our organizing group, we expect to grant an aggregate of 241,167 warrants (excluding shareholder warrants) to our Founders. These warrants will be exercisable at a price of $10.00 per share, the initial offering price, and may be exercised on or before the date that is ten years from the date that the California Bank opens for business. In addition, we expect to issue warrants in the future to Founders of the Texas Bank and to Founders of any other banks the Company may form.

Executive Compensation

Consulting Agreements.  We have entered into written consulting agreements with Bob Adkins, Pamela T. Davis, Karen F. Brassfield, to conduct independent advisory and consulting services in connection with the organization of the California Bank, and with Christi Thompson in anticipation of the organization of the Texas Bank. These services will include assistance in preparing regulatory applications and obtaining regulatory approvals; directing site development activities and personnel matters; negotiating contractual arrangements; and performing other tasks necessary or appropriate in connection with the organization of a national banking association, at such times and in such a manner as reasonably requested by the Organizers.

The agreements will terminate on the earlier of: (i) July 13, 2009 (August 1, 2009 for Ms. Thompson); (ii) the date on which the California Bank (or the Arizona Bank or Texas Bank, as applicable) receives all regulatory approvals with respect to its charter application; (iii) the death or disability of the consultant; (iv) the date the consultant resigns as a consultant; or (v) receipt from the regulators of notice that the consultant would not be a suitable candidate for his or her proposed executive office with the California Bank (or the Texas Bank for Ms. Thompson). In addition, all Consulting Agreements provide for reimbursement of reasonable business expenses incurred by the consultant.

Further, the agreements for Mr. Adkins, Ms. Davis and Ms. Brassfield provide for a lump sum termination payment equal to six (6) months of consulting fees if the consultant is terminated for any reason other than “for cause.” The consulting agreement for Ms. Thompson provides for a lump sum termination payment equal to two (2) months of consulting fees if the consultant is terminated for any reason other than “for cause.”

In exchange for providing consulting services, Ms. Davis, Mr. Adkins, Ms. Brassfield, and Ms. Thompson will receive the following consulting fees per month, respectively, pro rated for any partial month: $13,583, $12,133, $13,542, and $11,666.66. As of the date of this prospectus, the total compensation we have paid to Ms. Davis, Mr. Adkins, Ms. Brassfield, and Ms. Thompson, respectively, under their consulting agreements is as follows: $186,637.90, $230,527.00, $115,104.11, and $40,833.31. In addition, Tom Mello has orally agreed to provide independent advisory and consulting services in connection with the organization of the Texas Bank. He is not providing such services under a written consulting agreement. In exchange for his services, Mr. Mello is receiving a consulting fee of $12,500 per month.

Employment Agreements

The Company has entered into employment agreements with certain executive officers of the California Bank, which shall become effective and be assigned to the California Bank on the date that the California Bank opens for business. Under all of the employment agreements, the executives will receive an annual base salary, which will be reviewed by the California Bank’s Board of Directors and may be increased as a result of that review. The executives will be eligible to participate in any executive incentive bonus plan and all other benefit programs that the Bank at which such executive is employed adopts. The executives also will receive other customary benefits such as health insurance for the executive and his or her dependents, dental insurance, sick leave and vacation, membership fees to banking and professional organizations, use of a cell phone and laptop and reimbursement of reasonable business expenses. In addition, the executives will receive term life insurance coverage.

The employment agreements will provide for the grant of stock options at an exercise price of $10.00 per share, exercisable within ten (10) years from the date of grant of the options. It is expected that these options will be incentive stock options and would vest ratable over a period of five (5) years beginning on the first anniversary of the effective date of the employment agreement. The options will vest immediately upon a change in control of the Bank, as defined in the stock option agreement, or upon the death or disability of the executive.

In the event that the executive is terminated, or elects to terminate his or her employment, in connection with a “change of control,” the executive would be entitled to receive a cash lump-sum payment equal to a certain percentage of his or her “base amount” as defined in section 280G of the Internal Revenue Code and, in general, means the executive’s annualized compensation over the prior five-year period. If the executive’s employment is terminated for any reason other than for good cause, with the exception of substantially unsatisfactory job performance, within the first twelve (12) months of the agreement, the Bank will be obligated to pay as severance, an amount equal to his or her base salary had the executive remained employed for twelve months following termination. Additionally, the agreement will provide for severance of not less than twelve (12) months if the Bank terminates the agreement for any reason other than for good cause after the first twelve months of the agreement. Upon disability or death, the executive or the executive’s estate will be entitled to three (3) months of the executive’s base salary, and the Bank shall provide or maintain health insurance benefits, at the Bank’s expense, for the executive’s spouse for a period of twelve (12) months. The employment agreements also will generally provide non-competition and non-solicitation provisions that would apply for a period of one (1) year following the termination of the executives’ employment.

The terms listed above are in all of the employment agreements entered into by the Company with executive officers of the California Bank. Specific terms of each employment agreement are set forth below:

Bob Adkins, President and Chief Executive Officer.  The Company has entered into an employment agreement with Mr. Adkins regarding his employment as President and Chief Executive Officer. The agreement will commence when the California Bank opens for business and will continue in effect for a period of five (5) years (with certain exceptions). The agreement will automatically renew for one-year terms at the completion of the initial five (5)-year term. Mr. Adkins will receive a base salary of not less than $200,000 per year. Mr. Adkins will receive stock options to purchase 70,000 shares of common stock of United Business Holdings at an exercise price of $10 per share. In addition, Mr. Adkins will receive term life insurance coverage in an initial amount not to exceed 200% of his base salary and having a term not less than ten (10) years. Mr. Adkins also will receive an automobile allowance of $1,000 per month, a cellular phone, and a laptop computer, as well as reimbursement for all reasonable expenses incurred in connection with the performance of his duties as President and Chief Executive Officers of the California Bank. Finally, in the event that Mr. Adkins is terminated, or elects to terminate his employment, in connection with a change of control, Mr. Adkins would be entitled to receive a cash lump-sum payment equal to 2.99 times his “base amount.”

Pamela T. Davis, Executive Vice President/Chief Credit Officer.  The Company has entered into an employment agreement with Pamela T. Davis regarding her employment as Executive Vice President/Chief Credit Officer. The agreement will commence when the California Bank opens for business and will continue in effect for a period of five (5) years (with certain exceptions). The agreement will automatically renew for one-year terms at the completion of the initial five (5)-year term. Ms. Davis will receive a base salary of not less than $163,000 per year. Ms. Davis will receive stock options to purchase 35,000 shares of common stock of United Business Holdings at an exercise price of $10 per share. In addition, Ms. Davis will receive term life insurance coverage in an initial amount not to exceed 200% of her base salary and having a term not less than ten (10) years. Ms. Davis also will receive an automobile allowance of $500 per month, a cellular phone, and a laptop computer, as well as reimbursement for all reasonable expenses incurred in connection with the performance of her duties as Executive Vice President/Chief Credit Officer of the California Bank. Finally, in the event that Ms. Davis is terminated, or elects to terminate her employment, in connection with a change of control, Ms. Davis would be entitled to receive a cash lump-sum payment equal to 1.99 times her “base amount.”

Karen F. Brassfield, Executive Vice President/Chief Operating Officer and Chief Financial Officer.  The Company has entered into an employment agreement with Ms. Brassfield regarding her employment as Executive Vice President/Chief Operating Officer and Chief Financial Officer. The agreement will commence when the California Bank opens for business, and will continue in effect for a period of five (5) years (with certain exceptions). The agreement will automatically renew for one-year terms at the completion of the initial five (5) -year term. Ms. Brassfield will receive a base salary of $162,500 per year. Ms. Brassfield will receive stock options to purchase 20,000 shares of common stock of United Business Holdings at an exercise price of $10 per share. In addition, Ms. Brassfield will receive term life insurance coverage in an initial amount not to exceed 200% of her base salary and having a term not less than ten (10) years. Ms. Brassfield also will receive an automobile allowance of $500 per month, a cellular phone, and a laptop computer, as well as reimbursement for all reasonable expenses incurred in connection with the performance of her duties as Executive Vice President/Chief Operating Officer and Chief Financial Officer of the California Bank. Finally, in the event that Ms. Brassfield is terminated, or elects to terminate her employment, in connection with a change of control, Ms. Brassfield would be entitled to receive a cash lump-sum payment equal to 1.99 times her “base amount.”

Stock Incentive Plan

General.  We will maintain a stock incentive plan designed to provide us with the flexibility to grant incentive stock options and non-qualified stock options to our Directors, Executive Officers and other individuals employed by, or performing services for, the California Bank or us. The purpose of the plan is to encourage employees and others providing services to us or any affiliate, including the California Bank, to increase their efforts to make us more successful, to provide an additional inducement for such individuals by providing the opportunity to acquire shares of common stock on favorable terms and to provide a means through which we may attract, encourage and maintain qualified employees.

The plan will have a term of ten (10) years. The Board of Directors will reserve approximately 10% of the number of shares issued in the offering for issuance under the stock incentive plan, which would equal 237,700 or 297,000 shares of common stock, assuming the minimum and maximum offering amounts, respectively. The stock option plan provides that the number of shares reserved for issuance under the plan will equal 10% of the number of shares outstanding, up to a maximum of 1,100,000 shares. Thus, if the Company engages in other offerings, the number of shares reserved for issuance under the stock option plan will increase, up to a maximum of 1,100,000 shares. The stock options issued under the plan will be subject to a provision requiring exercise or forfeiture within a forty-five (45)-day period following notice from the Company, which notice shall be given upon receipt of a notice from either the Company’s or the California Bank’s primary federal regulator that the Company’s or the California Bank’s capital levels have fallen below regulatory minimums (or higher levels as the regulatory agencies may determine).

Of the total number of shares reserved under the stock option plan, the Company will have the discretion to grant 28.9% of the options, and the California Bank will have the discretion to grant 71.1% of the options. Assuming we raise the minimum amount to capitalize the California Bank, the Company will have the discretion to grant 68,700 options and the California Bank will have the discretion to grant 169,000 options.

It is intended that certain options granted under the plan will qualify as incentive stock options under Section 422A of the Internal Revenue Code of 1986, as amended, and other options granted thereunder will be non-qualified stock options. Incentive stock options are eligible for favored tax treatment, while non-qualified stock options do not qualify for such favored tax treatment. In order for us to issue incentive stock options under the plan, the plan must be approved by our stockholders. We expect to ask our stockholders to consider and approve the plan at the first annual stockholders’ meeting.

Bob Adkins, Ed Brand, Pamela T. Davis, Karen F. Brassfield, and Marcia Culver will be issued stock options under the plan in connection with their respective employment agreements or arrangements with the California Bank. It is expected that these options will be incentive stock options. See “Management — Executive compensation — Employment agreements,” above. In addition, we expect that the executive officers associated with the Arizona Bank and the Texas Bank will receive options under the plan in connection with their employment arrangements with the Arizona Bank and the Texas Bank.

Administration.  The plan will be administered initially by the Company’s full Board of Directors, although the administration may, in the future, be delegated to a Committee of the full Board. If the Board delegates the administration of the plan to a Committee, then the Committee would have the authority to grant awards under the plan, to determine the terms of each award, to interpret the provisions of the plan and to make all other determinations that it may deem necessary or advisable to administer the plan. The plan will permit the Board or the Committee, as the case may be, to grant stock options to eligible persons. The Board or the Committee may grant options on an individual basis or design a program providing for grants to a group of eligible persons. The Board or the Committee will determine, within the limits of the plan, the number of shares of common stock subject to an option, to whom an option is granted, the exercise price and forfeiture or termination provisions of each option. Each option will be subject to a separate stock option agreement that will reflect the terms of the option.

Option Terms.  The plan will provide for the issuance of incentive stock options and non-qualified stock options. Either the Board or the Committee, as the case may be, will determine whether an option is an incentive stock option or a non-qualified stock option and when it grants the option, the option will be evidenced by an agreement describing the material terms of the option. A holder of a stock option may not transfer the option during his or her lifetime.

The exercise price of an incentive stock option may not be less than the fair market value of the common stock on the date of grant or less than 110% of the fair market value if the participant owns more than 10% of our outstanding common stock. When the incentive stock option is exercised, we will be entitled to place a legend on the certificates representing the shares of common stock purchased upon exercise of the option to identify them as shares of common stock purchased upon the exercise of an incentive stock option. The exercise price of non-qualified stock options may not be less than 100% of the fair market value of the common stock on the date of grant. Fair market value will be determined based upon any reasonable measure of fair market value. Either the Board or the Committee, as the case may be, may permit the option holder to pay the exercise price in cash or, upon conditions established by the Committee, by delivery of shares of our common stock that had been owned by the participant for at least six (6) months prior to the date of exercise.

The term of an option will be specified in the applicable stock option agreement. The term of an incentive stock option may not exceed ten years from the date of grant; however, any incentive stock option granted to a participant who owns more than 10% of our outstanding common stock will not be exercisable more than five (5) years after the date the option is granted. Subject to any further limitations in the applicable stock option agreement, if a participant’s employment is terminated, an incentive stock option will expire and become unexercisable no later than three (3) months after the date of termination of employment. If, however, termination of employment is due to death or disability, up to one (1) year may be substituted for the three-month period. Incentive stock options are also subject to the further restriction that the aggregate fair market value, determined as of the date of the grant, of common stock as to which any incentive stock option first becomes exercisable in any calendar year is limited to $100,000 per recipient. If incentive stock options covering common stock with a value in excess of $100,000 first become exercisable in any one (1) calendar year, the excess will be treated as non-qualified stock options. For purposes of determining which options, if any, have been granted in excess of the $100,000 limit, options will be considered in the order they were granted.

Termination of Options.  The terms of a particular option agreement may provide that the options will terminate, among other reasons, upon the holder’s termination of employment or other status with us, upon a specified date or upon the holder’s death or disability. A stock option agreement may provide that if the holder dies or becomes disabled, the holder’s estate or personal representative may exercise the option. The Board or the Committee may, within the terms of the plan and the applicable stock option agreement, cancel, accelerate, pay or continue an option that would otherwise terminate for the reasons discussed above. The stock incentive plan will provide that the California Bank’s primary federal regulator may require holders of stock options to exercise or forfeit such options if the California Bank’s capital falls below minimum requirements.

Recapitalizations and Reorganizations.  The plan provides for appropriate adjustment, as determined by the Board or the Committee, in the number and kind of shares and the exercise price subject to unexercised options in the event of any change in the outstanding shares of common stock by reason of any subdivision or combination of shares, payment of a stock dividend or other increase or decrease in the number of outstanding shares effected without the receipt of consideration. In the event of specified corporate reorganizations, the Board or the Committee may, within the terms of the plan and the applicable stock option agreement, substitute, cancel (with or without consideration), accelerate, remove restrictions or otherwise adjust the terms of outstanding options or assume options of another issuer.

Amendment and Termination of the Plan.  The Board of Directors has the authority to amend or terminate the plan. The Board of Directors is not required to obtain stockholder approval to amend or terminate the plan, but may condition any amendment or termination of the plan upon stockholder approval if it determines that stockholder approval is necessary or appropriate under tax, securities or other laws. The Board’s action may not adversely affect the rights of a holder of a stock option without the holder’s consent.

Federal Income Tax Consequences.  The following discussion outlines generally the federal income tax consequences of participation in the plan. Individual circumstances may vary and each participant should rely on his or her own tax counsel for advice regarding federal income tax treatment under the plan.

•	Incentive stock options. A participant will not be taxed upon the grant or exercise of all or any portion of an incentive stock option. Instead, the participant will be taxed when he or she sells the shares of common stock purchased upon exercise of the incentive stock option. The participant will be taxed on the difference between the price he or she paid for the common stock and the amount for which he or she sells the common stock. If the participant does not sell the shares of common stock prior to two (2) years from the date of grant of the incentive stock option and one (1) year from the date the common stock is transferred to him or her, any gain will be a capital gain, and we will not be entitled to a corresponding deduction. If the participant sells the shares of common stock at a gain before that time, the difference between the amount the participant paid for the common stock and the lesser of its fair market value on the date of exercise or the amount for which the stock is sold will be taxed as ordinary income, and we will be entitled to a corresponding deduction. If the participant sells the shares of common stock for less than the amount he or she paid for the stock prior to the one- or two-year period indicated, no amount will be taxed as ordinary income, and the loss will be taxed as a capital loss. Exercise of an incentive stock option may subject a participant to, or increase a participant’s liability for, the alternative minimum tax.

•	Non-qualified stock options. A participant will not be taxed upon the grant of a non-qualified stock option or at any time before the exercise of the option or a portion of the option. When the participant exercises a non-qualified stock option or portion of the option, he or she will recognize compensation taxable as ordinary income in an amount equal to the excess of the fair market value of the common stock on the date the option is exercised over the price paid for the common stock, and we will then be entitled to a corresponding income tax deduction. Depending upon the time period for which shares of common stock are held after exercise of a non-qualified stock option, the sale or other taxable disposition of shares acquired through the exercise of a non-qualified stock option generally will result in a short- or long-term capital gain or loss equal to the difference between the amount realized on the disposition and the fair market value of such shares when the non-qualified stock option was exercised.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth the following information for each person who is known to own more than 5% of our common stock as well as our Organizers, Founders, Directors and Executive Officers:

•	his or her age as of July 31, 2008;

•	the number of shares of common stock he or she will purchase in the offering;

•	the number of shares of common stock he or she expects to own beneficially upon completion of the offering; and

•	the percentage that the number of shares beneficially owned bears to the minimum and maximum number of shares to be sold in the offering.

The number of shares indicated in the table as beneficially owned, and the percentage ownership information, is based on “beneficial ownership” concepts as defined by the federal securities laws. In general, beneficial ownership includes shares owned by spouses, minor children and other relatives residing in the same household, trusts, partnerships, corporations or deferred compensation plans which are affiliated with the principal. In addition, this table reflects Founder warrants, which will be exercisable upon issuance. This table does not reflect stock options that may be granted to a particular Executive Officer because stock options will not vest, in any part, prior to July 31, 2008. The address of each of our Organizers, Founders, Directors and Executive Officers is the same as our address.

				Number of
	Number of			shares	Percentage of	Percentage of
	shares	Founder	Shareholder	beneficially	minimum	maximum
Name (Age)	subscribed for	Warrants(1)	Warrants	owned(2)	offering(3)	offering(4)

Robert J. Acuna(65)	10,000	5,027	2,000	17,027	0.71%	0.57%
Bob Adkins(58)	15,500	5,027	3,100	23,627	0.99%	0.79%
Diana N. Alexander(59)	12,500	5,027	2,500	20,027	0.84%	0.67%
Arnie Aros(61)	10,000	4,368	2,000	16,368	0.69%	0.55%
Stephen Bennett(55)	10,000	4,368	2,000	16,368	0.69%	0.55%
Anthony P. A. Block(46)(5)	17,500	5,027	3,500	29,027	1.22%	0.97%
John R. Boone(44)	10,000	5,027	2,000	17,027	0.71%	0.57%
Ed Brand (54)(6)	20,000	5,027	4,000	29,227	1.22%	0.98%
Karen F. Brassfield(61)	500	0	100	600	*	*
David M. Brody(51)	15,000	5,027	3,000	23,027	0.97%	0.77%
Marcia Culver(52)	5,000	0	1,000	6,000	*	*
Louis F. Cumming(69)(7)	100	0	20	120	*	*
Edwin F. Daugherty(59)	15,000	5,027	3,000	23,027	0.97%	0.77%
James F. Davenport(67)	10,000	5,027	2,000	17,027	0.71%	0.57%
Pamela T. Davis(60)	13,200	5,027	2,640	20,867	0.88%	0.70%
Dennis DeConcini(71)	10,000	4,368	2,000	16,368	0.69%	0.55%
Fred DuVal(54)	10,000	4,368	2,000	16,368	0.69%	0.55%
Mo Ehsani(54)	10,000	4,368	2,000	16,368	0.69%	0.55%
Karl Eller(80)	10,000	4,368	2,000	16,368	0.69%	0.55%
Ali Farhang(37)	10,000	4,368	2,000	16,368	0.69%	0.55%
James A. Fein(59)	27,500	9,395	5,500	42,395	1.77%	1.42%
Robert Grossman(59)	12,500	2,224	2,500	17,224	0.72%	0.58%
Michael J. Hanson(55)	10,000	4,368	2,000	16,368	0.69%	0.55%
Francine Hardaway(67)	10,000	4,368	2,000	16,368	0.69%	0.55%

				Number of
	Number of			shares	Percentage of	Percentage of
	shares	Founder	Shareholder	beneficially	minimum	maximum
Name (Age)	subscribed for	Warrants(1)	Warrants	owned(2)	offering(3)	offering(4)

Laurie Hassey(42)	10,000	4,368	2,000	16,368	0.69%	0.55%
Thomas E. Hassey(69)(8)	35,000	6,625	7,000	58,625	2.45%	1.96%
Victoria A. Hendon(54)	10,000	4,368	2,000	16,368	0.69%	0.55%
James G. Horvath(52)(9)	25,000	7,251	5,000	37,251	1.56%	1.25%
Mary Horvath (52)(10)	25,000	7,251	5,000	37,251	1.56%	1.25%
Karl Huish(39)	10,000	4,368	2,000	16,368	0.69%	0.55%
Charles Jirauch(64)	10,000	4,368	2,000	16,368	0.69%	0.55%
Jaime Ledesma(50)	10,000	4,368	2,000	16,368	0.69%	0.55%
Fereshteh Mahdavi(53)	10,750	5,027	2,150	17,927	0.75%	0.60%
Pardis Mahdavi(29)	10,750	5,027	2,150	17,927	0.75%	0.60%
William McLaurin(68)(7)	100	0	20	120	*	*
Erin B. McNamara(37)	12,500	5,027	2,500	20,027	0.84%	0.67%
Robert S. McNamara(65)	12,500	5,027	2,500	20,027	0.84%	0.67%
Douglas J. Moeller(38)	10,000	5,027	2,000	17,027	0.71%	0.57%
Spencer S. Moon(62)	12,500	5,027	2,500	20,027	0.84%	0.67%
Gus Moreno(64)	10,000	4,368	2,000	16,368	0.69%	0.55%
Richard Morrison(55)	10,000	4,368	2,000	16,368	0.69%	0.55%
William B. Murney, III(52)	4,500	4,368	900	9,768	*	*
Steve J. Nissen(59)	10,000	4,368	2,000	16,368	0.69%	0.55%
Ron Ober(55)	10,000	4,368	2,000	16,368	0.69%	0.55%
James Pederson(66)	10,000	4,368	2,000	16,368	0.69%	0.55%
Richard Plattner(55)(11)	10,000	4,368	2,000	17,277	0.72%	0.58%
Renee Rhyner(56)	10,000	4,368	2,000	16,368	0.69%	0.55%
Darin Salazar(33)(12)	10,000	5,027	2,000	17,027	0.71%	0.57%
Hunter Sampsel(37)	10,000	4,368	2,000	16,368	0.69%	0.55%
Carl H. Starrett(62)	15,500	5,027	3,100	23,627	0.99%	0.79%
Howard Steinberg(54)	10,000	4,368	2,000	16,368	0.69%	0.55%
Daniel A. Swaim(32)	10,000	5,027	2,000	17,027	0.71%	0.57%
Jeffrey M. Taffet(57)	10,000	4,368	2,000	16,368	0.69%	0.55%
Frank Verderame(51)(13)	10,000	4,368	2,000	17,277	0.72%	0.58%
Michael Ward(60)	10,000	4,368	2,000	16,368	0.69%	0.55%
Howard Weiss(64)	10,000	2,224	2,000	14,224	0.60%	*
Robert E. Whitney(58)	15,000	5,027	3,000	23,027	0.97%	0.77%
UNITED BUSINESS HOLDINGS
Jon Bowman(30)	0	0	0	0	*	*
Craig Johnson(39)	0	0	0	0	*	*
Simon Albert Mahanna(59)	0	0	0	0	*	*
Thomas Mello(62)	0	0	0	0	*	*
Michael Schuback(60)	0	0	0	0	*	*

Number of
	Number of			shares	Percentage of	Percentage of
	shares	Founder	Shareholder	beneficially	minimum	maximum
Name (Age)	subscribed for	Warrants(1)	Warrants	owned(2)	offering(3)	offering(4)

All Organizers, Founders, Directors, Executive Officers, and greater than 5% owners as a group(14)	628,400	241,167	125,680	1,010,265	36.82%	30.28%

Notes to beneficial ownership table

*	Less than .5%.

(1)	Founder warrants were calculated with each Founder eligible to receive 1 warrant for every $10.00 “at risk” as a result of the direct cash advances and the limited guarantees of the pre-opening line of credit, up to a maximum of 5,027 warrants for Founders originally associated with the California Bank and a maximum of 4,368 warrants for Founders originally associated with organizing or purchasing a bank in Arizona. Some Founders originally associated with the California Bank received fewer than the maximum warrants because they did not provide a limited guarantee on the line of credit, and all Founders originally associated with organizing or purchasing a bank in Arizona received fewer warrants because they did not provide a limited guarantee on the line of credit. All Founders are now currently associated with California Bank. In addition, Thomas E. Hassey received 6,625 warrants due to his significant direct cash advances.

(2)	Includes both Founder and initial shareholder warrants to acquire shares of common stock.

(3)	Based on 2,377,000 shares of stock outstanding, plus the Founder and initial shareholder warrants beneficially held by the person or group only, as applicable.

(4)	Based on 2,970,000 shares of stock outstanding, plus the Founder and initial shareholder warrants beneficially held by the person or group only, as applicable.

(5)	Mr. Block has provided offices and related administrative services during the organizational period for the California Bank and will be reimbursed by the Company in the form of stock up to a maximum of 3,000 shares. Mr. Block’s beneficial ownership calculation includes the 3,000 shares of stock to be provided as reimbursement, although the actual numbers of shares issued to Mr. Block as reimbursement may be less.

(6)	Dr. Brand has advanced funds for certain expenses incurred in the organizational phase of the California Bank and will be reimbursed by the Company in the form of stock up to a maximum of 200 shares. Dr. Brand’s beneficial ownership calculation includes the 200 shares of stock to be provided as reimbursement, although the actual number of shares issued to Dr. Brand as reimbursement may be less.

(7)	The Company intends to waive the minimum subscription amount of 250 shares for these individuals due to their contributions as outside directors.

(8)	Mr. Hassey has advanced funds for certain expenses incurred in the organizational phase of the California Bank and will be reimbursed by the Company in the form of stock up to a maximum of 10,000 shares. Mr. Hassey’s beneficial ownership calculation includes the 10,000 shares of stock to be provided as reimbursement, although the actual number of shares issued to Mr. Hassey as reimbursement may be less.

(9)	Includes 12,500 shares subscribed for by Mr. Horvath’s wife, Mary Horvath, as well as 4,724 warrants received by Ms. Horvath.

(10)	Includes 12,500 shares subscribed for by Ms. Horvath’s husband, James Horvath, as well as 7,572 warrants received by Mr. Horvath.

(11)	Mr. Verderame and Mr. Plattner are providing offices during the organizational period for the Company and will be reimbursed by the Company in the form of stock up to a maximum of 1,818 shares total, which they will divide equally. Mr. Plattner’s beneficial ownership calculation includes the 909 shares of stock to be provided as reimbursement, although the actual number of shares issued to Mr. Plattner as reimbursement may be less.

(12)	Though Mr. Salazar is no longer a Founder or Organizer of the California Bank, he did previously advance $45,000 for the formation of the California Bank as well as provide a guarantee on the line of credit for the California Bank. As a result, Mr. Salazar will be granted 5,027 warrants for the funds he has advanced and for providing the guarantee on the line of credit.

(13)	Mr. Verderame and Mr. Plattner are providing offices during the organizational period for the Company and will be reimbursed by the Company in the form of stock up to a maximum of 1,818 shares total, which they will divide equally. Mr. Verderame’s beneficial ownership calculation includes the 909 shares of stock to be provided as reimbursement, although the actual number of shares issued to Mr. Verderame as reimbursement may be less.

(14)	Does not include shares subscribed for by Darin Salazar or warrants granted to Mr. Salazar, as he is no longer a Founder or Organizer of the California Bank.

Jon Bowman, Craig Johnson, Simon Albert Mahanna, Thomas Mello, and Michael Schuback, who are directors of the Company only, will not purchase any shares in this offering; however, it is anticipated that they will each purchase shares in any subsequent offering by the Company to raise capital to organize the Texas Bank. The reason is that the FDIC requires between 15% to 25% of the capital raised to start a new bank be contributed by the organizers, founders, executive officers, and directors of the new bank. Thus, in order to assist the Texas Bank in satisfying this FDIC requirement, Messrs. Bowman, Johnson, Mahanna, Mello, and Schuback will not participate in this offering, but rather, they will participate in any subsequent offering by the Company to raise capital to organize the Texas Bank.

RELATED PARTY TRANSACTIONS

We expect to enter into banking and other business transactions in the ordinary course of business with our Directors and Officers, including members of their families and corporations, partnerships or other organizations in which they have a controlling interest. If these transactions occur, each transaction will be on the following terms:

•	In the case of banking transactions, each transaction will be on substantially the same terms, including price or interest rate and collateral, as those prevailing at the time for comparable transactions with unrelated parties, and any banking transactions will not be expected to involve more than the normal risk of collectibility or present other unfavorable features to us;

•	In the case of business transactions, each transaction will be on terms no less favorable than could be obtained from an unrelated third party; and

•	In the case of all related party transactions, each transaction will be approved by a majority of the Directors, including a majority of the Directors who do not have an interest in the transaction.

In addition to the transactions in the ordinary course of our business, we have entered into the following transactions with the Directors, Organizers, and Founders indicated:

•	Organizational expenses. Our operations to date have been funded through advances made by each of our Founders. We will issue warrants to our Founders for the amounts placed “at risk” as a result of the direct cash advances or as a result of the limited guarantees of the pre-opening line of credit.

•	Consulting agreements. We have entered into consulting agreements with Bob Adkins, Pamela T. Davis, Karen F. Brassfield, and Christi Thompson. The specific terms of the consulting agreements are discussed in the section entitled “Executive Compensation — Consulting Agreements,” beginning on page 55.

•	Lease Agreement with Anthony P. A. Block. Mr. Block has provided offices from April 2007 to March 2008 and related administrative services during the organizational period for the California Bank. Mr. Block will be reimbursed in the form of stock in the Company at a rate of $2,400 per month for the offices and services provided up to a maximum of $30,000 or 3,000 shares of stock.

•	Lease Agreement with Frank Verderame and Richard Plattner. Mr. Verderame and Mr. Plattner have provided offices for the Company beginning on June 15, 2008, and the Company expects to occupy these offices until February 28, 2009 at the latest. Mr. Verderame and Mr. Plattner will be reimbursed in the form of stock in the Company at a rate of $2,138.75 per month for the offices provided up to a maximum of $12,017, or 1,818 shares of stock total, which they will divide equally, so both Mr. Verderame and Mr. Plattner will receive a maximum of 909 shares of stock.

•	Reimbursement of Expenses Incurred by Ed Brand. The California Bank expects to reimburse Dr. Brand in the form of stock in the Company for up to a maximum of $2,000 of expenses personally incurred by Dr. Brand in the organizational phase of the California Bank. Dr. Brand will receive a maximum of 200 shares of stock as reimbursement.

•	Reimbursement of Expenses Incurred by Thomas E. Hassey. The California Bank expects to reimburse Mr. Hassey in the form of stock in the Company for up to a maximum of $100,000 of expenses personally incurred by Mr. Hassey in the organizational phase of the California Bank. Mr. Hassey will receive a maximum of 10,000 shares of stock as reimbursement.

•	Agreement with Diana Alexander to Serve as Salesperson in Arizona. In order to comply with Arizona securities law requirements, Diana Alexander has agreed to serve as the Company’s registered salesperson in Arizona, and the Company has agreed to pay Ms. Alexander a commission of 3% of the gross proceeds of this offering from subscriptions received from investors who reside in Arizona, plus reimbursement for travel expenses.

Our Board of Directors believes that each of the above-described transactions are on terms no less favorable than could have been obtained from an unrelated third party.

DESCRIPTION OF COMMON STOCK

The following discussion summarizes some of the important rights of our stockholders. These rights can be determined in full only by reference to federal and state banking laws and regulations, Title 7 of the Nevada Revised Statutes and our articles of incorporation and bylaws.

General

Our articles of incorporation authorize our Board of Directors, without stockholder approval, to issue up to 11,000,000 shares of common stock. Similarly, a number of shares equal to the number of Founder warrants have been reserved for issuance upon the exercise of warrants to be granted to our Founders. We expect to issue 241,167 Founder warrants relating to the organization of the California Bank.

All shares of our common stock will be entitled to share equally in dividends from legally available funds, when, as, and if declared by our Board of Directors. We do not anticipate that we will pay any cash dividends on our common stock in the near future. If we were to voluntarily or involuntarily liquidate or dissolve, all shares of our common stock would be entitled to share equally in all of our remaining assets available for distribution to our stockholders. Each holder of common stock will be entitled to one (1) vote for each share on all matters submitted to the stockholders. Whenever we issue new shares of capital stock, holders of our common stock will not have any preemptive right to acquire any authorized but unissued shares of our capital stock. No cumulative voting, redemption, sinking fund or conversion rights or provisions apply to our common stock. All shares of our common stock registered in the offering as described in this prospectus will be validly issued, fully paid and non-assessable.

Authorized but Unissued Shares

The authorized but unissued shares of our common stock will be available for future issuance without stockholder approval. These additional shares may be used for a variety of corporate purposes, including future public or private offerings to raise additional capital, corporate acquisitions, and employee benefit plans. The existence of authorized but unissued and unreserved shares of our common stock may enable our Board of Directors to issue shares to persons friendly to current management, which could render more difficult or discourage any attempt to obtain control of our corporation by means of a proxy contest, tender offer, merger or otherwise, and thereby protect the continuity of management and possibly deprive the stockholders of opportunities to sell their shares of common stock for prices higher than prevailing market prices.

Warrants

We funded our organizational and pre-opening expenses from direct cash advances made by our Founders. In addition, the California Bank has obtained a $2.0 million line of credit from Nexity Bank to fund any remaining organizational expenses. The line of credit for the California Bank is guaranteed on a limited basis by some of the Founders. The cash contributions and advances made under the line of credit are expected to be repaid from the proceeds of the stock offering.

We recognize that our Founders played a critical role in the organizational process. They have imparted considerable expertise and have expended time in the organizational process. They have also undertaken substantial financial risks in the organization of the California Bank. We expect to grant an aggregate of 241,167 warrants to our Founders (excluding shareholder warrants). Each of our Founders who provided cash advances and a limited guarantee will receive warrants to purchase the lesser of (i) the number of shares of our common stock equal to the amount of the sum of such Founders direct cash advance plus such Founder’s limited guarantee on the applicable line of credit divided by ten, subject to the limits discussed in footnote number 1 to the table under the section titled Security Ownership of Certain Beneficial Owners and Management beginning on page 59, or (ii) the number of shares actually subscribed for in the offering. These warrants will be transferable and exercisable at a price of $10.00 per share, the initial offering price and may be exercised on or before the date that is ten years from the date that the California Bank opens for business. In addition, we may issue warrants in the future to Founders of the Texas Bank and to Founders of any other banks the Company may form.

In addition to the Founder warrants, each of our initial shareholders will receive warrants in recognition of the additional financial risk of investing in the Company from inception. Each initial shareholder will receive warrants to purchase one share of common stock for every five shares that he or she purchases in the offering. For example, if an investor purchases 6,000 shares of our common stock in this offering, he or she will receive warrants to purchase an additional 1,200 shares of our common stock. The initial shareholder warrants will begin to vest on the date that the California Bank opens for business and may be exercised on or before the date that is seven years from the date that the California Bank opens for business. Initial shareholder warrants are transferable and exercisable at a price of $10.00 per share.

Founder and initial shareholder warrants to purchase fractional shares will not be issued. Instead, we will round down to the next whole number in calculating the number of warrants to issue to any shareholder. Holders of warrants will be able to profit from any rise in the market price of our common stock over the exercise price of the warrants because they will be able to purchase shares of our common stock at a price that is less than the then current market value. If the California Bank’s capital falls below the minimum level required by the OCC, we may be directed to require the holders to exercise or forfeit their warrants within a specified period of time.

Dividends

Because, as a holding company, we will initially conduct no material activities other than holding the common stock of the California Bank, our ability to pay dividends will depend on the receipt of dividends from the California Bank. Initially, we expect that the California Bank will retain all of their earnings to support their operations and to expand their business. Additionally, United Business Holdings and the California Bank are subject to significant regulatory restrictions on the payment of cash dividends. In light of these restrictions and the need to retain and build capital, neither United Business Holdings nor the California Bank have any plans to pay dividends until we become profitable and recover any losses incurred during our initial operations. The payment of future dividends and the dividend policies of United Business Holdings and the California Bank will depend on our earnings, capital requirements and financial condition, as well as other factors that our respective Board of Directors consider relevant. See “Supervision and Regulation” beginning on page 65 for additional discussion of legal and regulatory restrictions on the payment of dividends.

Selected Provisions of Our Articles of incorporation and Bylaws

Protective Provisions.  Certain provisions of our articles of incorporation and bylaws highlighted below may be deemed to have anti-takeover effects and may delay, prevent or make more difficult unsolicited tender offers or takeover attempts that a stockholder may consider to be in his or her best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders. These provisions may also have the effect of making it more difficult for third parties to cause the replacement of our current management. These provisions include:

•	the availability of authorized but unissued shares for issuance from time to time at the discretion of our Board of Directors;

•	bylaw provisions enabling our Board of Directors to increase, between annual meetings, the number of persons serving as Directors and to fill the vacancies created as a result of the increase by a majority vote of the Directors present at the meeting;

•	bylaw provisions establishing an advance notice procedure with regard to business to be brought before an annual or special meeting of stockholders and with regard to the nomination of candidates for election as Directors, other than by or at the direction of the Board of Directors; and

•	bylaw provisions allowing the Board of Directors, or the President of the company to call special meetings of stockholders of the Bank. A special meeting of stockholders may be called by the stockholders, provided that stockholders representing at least a majority of all of the votes entitled to be cast join in the request.

Although our bylaws do not give our Board of Directors any power to approve or disapprove stockholder nominations for the election of Directors or proposals for action, they may have the effect of precluding a contest for the election of Directors or the consideration of stockholder proposals if the established procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of Directors or to approve its proposal without regard to whether consideration of the nominees or proposals might be harmful or beneficial to us and our stockholders.

Indemnification.  Our articles of incorporation provide generally that we shall indemnify and hold harmless each of our Directors and Executive Officers and may indemnify any other person acting on our behalf in connection with any actual or threatened action, proceeding or investigation, subject to limited exceptions. For example, we will not indemnify any person from or against expenses, liabilities, judgments, fines, penalties or other payments resulting from matters for which the person is determined to be liable for willful or intentional misconduct in the performance of his duty to the corporation, unless and only to the extent that a court shall determine indemnification to be fair despite the adjudication of liability.

In addition, to the extent that indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our Directors, officers and controlling persons, we have been advised that, in the opinion of the Securities and Exchange Commission, this indemnification is against public policy as expressed in the Securities Act and therefore is unenforceable.

Limitation of Liability.  Our articles of incorporation limit the personal liability of our Directors to the fullest extent permitted under the Nevada Revised Statutes. A Director of the Company will not have any personal liability to the Company or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for specific acts or breaches for which the Director acts as the “alter ego” of the Company. A Director acts as the “alter ego” of the Company if:

•	the Company is influenced and governed by the stockholder, director or officer;

•	there is such unity of interest and ownership that the corporation and the stockholder, director or officer are inseparable from each other; and

•	adherence to the corporate fiction of a separate entity would sanction fraud or promote a manifest injustice.

Our articles of incorporation do not eliminate or limit our right or the right of our stockholders to seek injunctive or other equitable relief not involving monetary damages.

Shares Eligible for Future Sale

Upon completion of the offering, we will have between 2,377,000 and 2,970,000 shares of common stock outstanding, assuming the minimum and maximum numbers of shares are purchased. These shares of common stock will be freely tradable without restriction, except our “affiliates” must comply with the resale limitations of Rule 144 under the Securities Act. An “affiliate” is a person who directly or indirectly controls, is controlled by, or is under common control with, United Business Holdings. Affiliates of a company generally include its directors, executive officers and principal stockholders.

In general, under Rule 144, affiliates will be entitled to sell within any three-month period a number of shares that does not exceed the greater of the following:

•	1% of the outstanding shares of common stock; or

•	the average weekly trading volume during the four (4) calendar weeks preceding his or her sale.

Sales under Rule 144 are also subject to provisions regarding the manner of sale, notice requirements and the availability of current public information about us. Affiliates will not be subject to the volume restrictions and other limitations under Rule 144 beginning ninety days after their status as an affiliate ends.

Prior to the offering, there has been no public market for the common stock, and we cannot predict the effect, if any, that the sale of shares or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of common stock in the public market could adversely affect prevailing market prices and our ability to raise equity capital in the future.

SUPERVISION AND REGULATION

Banking is a complex, highly regulated industry. Consequently, the growth and earnings performance of United Business Holdings and the California Bank can be affected, not only by management decisions and general and local economic conditions, but also by the statutes administered by, and the regulations and policies of, various governmental regulatory authorities. These authorities include, but are not limited to, the Federal Reserve, the FDIC, the OCC, the Internal Revenue Service and state taxing authorities. The effect of these statutes, regulations and policies and any changes to any of them can be significant and cannot be predicted.

The primary goals of the bank regulatory scheme are to maintain a safe and sound banking system and to facilitate the conduct of sound monetary policy. In furtherance of these goals, Congress has created several largely autonomous regulatory agencies and enacted numerous laws that govern banks, bank holding companies and the banking industry. The system of supervision and regulation applicable to United Business Holdings and the California Bank establishes a comprehensive framework for their respective operations and is intended primarily for the protection of the FDIC’s deposit insurance funds, the California Bank’s depositors and the public, rather than the stockholders and creditors. The following is an attempt to summarize some of the relevant laws, rules and regulations governing banks and bank holding companies but does not purport to be a complete summary of all applicable laws, rules and regulations governing such entities. The descriptions are qualified in their entirety by reference to the specific statutes and regulations discussed.

United Business Holdings

General.  Upon approval of the Federal Reserve and once we acquire all of the capital stock of the California Bank, we will be a bank holding company registered with, and subject to regulation by, the Federal Reserve under the “Bank Holding Company Act of 1956, as amended” (“Bank Holding Company Act”). The Bank Holding Company Act and other federal laws subject bank holding companies to particular restrictions on the types of activities in which they may engage and to a range of supervisory requirements and activities, including regulatory enforcement actions for violations of laws and regulations.

In accordance with Federal Reserve policy, we are expected to act as a source of financial strength to the California Bank and to commit resources to support the California Bank. This support may be required under circumstances when we might not be inclined to do so absent this Federal Reserve policy. As discussed below, we could be required to guarantee the capital plan of the California Bank if they become undercapitalized for purposes of banking regulations.

Certain Acquisitions.  The Bank Holding Company Act requires every bank holding company to obtain the prior approval of the Federal Reserve before (i) acquiring more than five percent (5%) of the voting stock of any bank or other bank holding company, (ii) acquiring all or substantially all of the assets of any bank or bank holding company, or (iii) merging or consolidating with any other bank holding company.

Additionally, the Bank Holding Company Act provides that the Federal Reserve may not approve any of these transactions if it would result in or tend to create a monopoly or substantially lessen competition or otherwise function as a restraint of trade, unless the anti-competitive effects of the proposed transaction are clearly outweighed by the public interest in meeting the convenience and needs of the community to be served. The Federal Reserve also is required to consider the financial and managerial resources and future prospects of the bank holding companies and banks concerned and the convenience and needs of the community to be served. The Federal Reserve’s consideration of financial resources generally focuses on capital adequacy, which is discussed below. As a result of the Patriot Act, which is discussed below, the Federal Reserve also is required to consider the record of a bank holding company and its subsidiary bank(s) in combating money laundering activities in its evaluation of bank holding company merger or acquisition transactions.

Under the Bank Holding Company Act, if adequately capitalized and adequately managed, any bank holding company located in Nevada may purchase a bank located outside of Nevada. Conversely, an adequately capitalized and adequately managed bank holding company located outside of Nevada may purchase a bank located inside Nevada. In each case, however, restrictions currently exist on the acquisition of a bank that has only been in existence for a limited amount of time or will result in specified concentrations of deposits.

Change in Bank Control.  Subject to various exceptions, the Bank Holding Company Act and the “Change in Bank Control Act of 1978,” together with related regulations, require Federal Reserve approval prior to any person or company acquiring “control” of a bank holding company. Control is conclusively presumed to exist if an individual or company acquires 25% or more of any class of voting securities of the bank holding company. With respect to United Business Holdings, control is rebuttably presumed to exist if a person or company acquires 10% or more, but less than 25%, of any class of voting securities.

Permitted Activities.  Generally, bank holding companies are prohibited under the Bank Holding Company Act, from engaging in or acquiring direct or indirect control of more than 5% of the voting shares of any company engaged in any activity other than (i) banking or managing or controlling banks or (ii) an activity that the Federal Reserve determines to be so closely related to banking as to be a proper incident to the business of banking.

Activities that the Federal Reserve has found to be so closely related to banking as to be a proper incident to the business of banking include:

•	factoring accounts receivable;

•	making, acquiring, brokering or servicing loans and usual related activities;

•	leasing personal or real property;

•	operating a non-bank depository institution, such as a savings association;

•	trust company functions;

•	financial and investment advisory activities;

•	conducting discount securities brokerage activities;

•	underwriting and dealing in government obligations and money market instruments;

•	providing specified management consulting and counseling activities;

•	performing selected data processing services and support services;

•	acting as agent or broker in selling credit life insurance and other types of insurance in connection with credit transactions; and

•	performing selected insurance underwriting activities.

Despite prior approval, the Federal Reserve has the authority to require a bank holding company to terminate an activity or terminate control of or liquidate or divest certain subsidiaries or affiliates when the Federal Reserve believes the activity or the control of the subsidiary or affiliate constitutes a significant risk to the financial safety, soundness or stability of any of its banking subsidiaries. A bank holding company that qualifies and elects to become a financial holding company is permitted to engage in additional activities that are financial in nature or incidental or complementary to financial activity. The Bank Holding Company Act expressly lists the following activities as financial in nature:

•	lending, exchanging, transferring, investing for others, or safeguarding money or securities;

•	insuring, guaranteeing or indemnifying against loss or harm, or providing and issuing annuities, and acting as principal, agent or broker for these purposes, in any state;

•	providing financial, investment or advisory services;

•	issuing or selling instruments representing interests in pools of assets permissible for a bank to hold directly;

•	underwriting, dealing in or making a market in securities;

•	other activities that the Federal Reserve may determine to be so closely related to banking or managing or controlling banks as to be a proper incident to managing or controlling banks;

•	foreign activities permitted outside of the United States if the Federal Reserve has determined them to be usual in connection with banking operations abroad;

•	merchant banking through securities or insurance affiliates; and

•	insurance company portfolio investments.

To qualify to become a financial holding company, the California Bank and any other depository institution subsidiary that we may own at the time must be well capitalized and well managed and must have a Community Reinvestment Act rating of at least satisfactory. Additionally, the Company would be required to file an election with the Federal Reserve to become a financial holding company and to provide the Federal Reserve with 30 days’ written notice prior to engaging in a permitted financial activity. A bank holding company that falls out of compliance with these requirements may be required to cease engaging in some of its activities. The Federal Reserve serves as the primary “umbrella” regulator of financial holding companies, with supervisory authority over each parent company and limited authority over its subsidiaries. Expanded financial activities of financial holding companies generally will be regulated according to the type of such financial activity: banking activities by banking regulators, securities activities by securities regulators and insurance activities by insurance regulators. We currently have no plans to make a financial holding company election.

Sound Banking Practice.  Bank holding companies are not permitted to engage in unsound banking practices. For example, the Federal Reserve’s Regulation Y requires a holding company to give the Federal Reserve prior notice of any redemption or repurchase of its own equity securities, if the consideration to be paid, together with the consideration paid for any repurchases in the preceding year, is equal to 10% or more of the company’s consolidated net worth. The Federal Reserve may oppose the transaction if it believes that the transaction would constitute an unsafe or unsound practice or would violate any law or regulation. As another example, a holding company could not impair its subsidiary bank’s soundness by causing it to make funds available to non-banking subsidiaries or their customers if the Federal Reserve believed it not prudent to do so.

The “Financial Institutions Reform, Recovery and Enforcement Act of 1989” (“FIRREA”) expanded the Federal Reserve’s authority to prohibit activities of bank holding companies and their non-banking subsidiaries which represent unsafe and unsound banking practices or which constitute violations of laws or regulations. FIRREA increased the amount of civil money penalties which the Federal Reserve can assess for activities conducted on a knowing and reckless basis, if those activities caused a substantial loss to a depository institution. The penalties can be as high as $1,000,000 for each day the activity continues. FIRREA also expanded the scope of individuals and entities against which such penalties may be assessed.

Anti-tying Restrictions.  Bank holding companies and affiliates are prohibited from tying the provision of services, such as extensions of credit, to other services offered by a holding company or its affiliates.

Dividends.  Consistent with its policy that bank holding companies should serve as a source of financial strength for their subsidiary banks, the Federal Reserve has stated that, as a matter of prudence, a bank holding company, generally should not maintain a rate of distributions to stockholders unless its available net income has been sufficient to fully fund the distributions, and the prospective rate of earnings retention appears consistent with the bank holding company’s capital needs, asset quality and overall financial condition. In addition, we are subject to certain restrictions on the making of distributions as a result of the requirement that the Bank maintain an adequate level of capital as described below. As a Nevada corporation, we are restricted under the Nevada Revised Statutes from paying dividends under certain conditions. Please see the section titled “Description of Common Stock — Dividends” beginning on page 64 for further information regarding the laws and regulations affecting our ability to pay dividends.

The California Bank

On January 24, 2008, we filed a charter application with the OCC to organize the California Bank, and an application with the FDIC for federal deposit insurance. On July 14, 2008, the California Bank received preliminary conditional approval from the OCC of its charter application. The receipt of the preliminary conditional approval letter from the OCC does not mean that the OCC has endorsed the merits of an investment in the Company. While approval of the California Bank’s FDIC application is not assured, we have no reason to believe that the approval will not be forthcoming.

Upon OCC approval, the California Bank will be subject to the supervision, examination and reporting requirements of the National Bank Act and the regulations of the OCC. The OCC will regularly examine the California Bank’s operations and will have the authority to approve or disapprove mergers, the establishment of branches and similar corporate actions. The OCC will also have the power to prevent the continuance or development of unsafe or unsound banking practices or other violations of law. The California Bank also will be subject to numerous state and federal statutes and regulations that affect their business, activities and operations. Upon FDIC approval, the California Bank’s deposits will be insured by the FDIC to the maximum extent provided by law.

Branching and Interstate Banking.  National banks are required by the National Bank Act to adhere to branching laws applicable to state banks in the states in which they are located. As a result, the California Bank is subject to California laws regarding branching, which are summarized below.

Under current California law, banks are permitted to establish branch offices throughout California with prior regulatory approval. In addition, with prior regulatory approval, banks are permitted to acquire branches of existing banks located in California. Finally, banks generally may branch across state lines by merging with banks or by purchasing a branch of another bank in other states if allowed by the applicable states’ laws. If the resulting bank is a California state bank, the merger is subject to California state law. If the resulting bank is an out-of-state bank, the merger will be subject to the laws of that state. California law, with limited exceptions, currently permits branching across state lines through interstate mergers if the bank located in California has been in existence for at least five (5) years. Under the Federal Deposit Insurance Act, states may “opt-in” and allow out-of-state banks to branch into their state by establishing a new start-up branch in the state. California law currently does not permit de novo branching into the state of California.

Deposit Insurance Assessments.  Banks must pay assessments to the FDIC for federal deposit insurance protection. The FDIC has adopted a risk-based assessment system as required by the Federal Deposit Insurance Corporation Improvement Act of 1991. Under current FDIC rules, banks must pay assessments to the FDIC for federal deposit insurance protection at rates based on their risk classification. Institutions assigned to higher risk classifications (that is, institutions that pose a higher risk of loss to their respective deposit insurance funds) pay assessments at higher rates than institutions that pose a lower risk. An institution’s risk classification is assigned based on its capital levels and the level of supervisory concern the institution poses to the regulators. In addition, the FDIC can impose special assessments in certain instances. The FDIC may terminate its insurance of deposits if it finds that the institution has engaged in unsafe and unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule, order, or condition imposed by the FDIC.

In response to the recent problems facing the financial markets and the economy, the FDIC has adjusted its assessment rates. In its Notice of Proposed Rulemaking released October 7, 2008, the FDIC proposed to increase assessments by seven basis points for all institutions as of January 1, 2009. This will result in banks paying no less than ten basis points of their total deposits in deposit insurance assessments. In contrast, the average assessment rate as of June 30, 2008 was just 6.3 basis points. The FDIC will have continuing authority to revise the assessment rates and the various components of its formula, provided that the assessments are not increased more than three basis points between quarters (or cumulatively) without public comment.

Subject to the provisions of the final rulemaking, effective April 1, 2009, the FDIC will institute changes to its formulaic approach to determining assessment rates. The primary changes result in higher rates for institutions with significant reliance on secured liabilities and brokered deposits (subject to certain exceptions)

and reduced rates for institutions that hold long-term unsecured debt and, for small institutions with total assets of less than $10 billion, which have certain amounts of Tier 1 capital relative to domestic deposits.

The California Bank’s deposit insurance assessment may therefore increase or decrease depending on the risk assessment classification to which we are assigned by the FDIC. Any increase in insurance assessments could have an adverse effect on our earnings.

Expanded Financial Activities.  The “Gramm-Leach-Bliley Financial Services Modernization Act of 1999,” expands the types of activities in which a holding company or national bank may engage. Subject to various limitations, the act generally permits holding companies to elect to become financial holding companies and, along with national banks, conduct certain expanded financial activities related to insurance and securities, including securities underwriting, dealing and market making; sponsoring mutual funds and investment companies; insurance underwriting and agency activities; merchant banking activities; and activities that the Board of Governors of the Federal Reserve has determined to be closely related to banking. The Gramm-Leach-Bliley Act also provides that national banks meeting the above requirements may own or invest in “financial subsidiaries” to conduct activities that are financial in nature, with the exception of insurance underwriting and merchant banking, although five (5) years after enactment, regulators will be permitted to consider allowing financial subsidiaries to engage in merchant banking. Banks with financial subsidiaries must establish certain firewalls and safety and soundness controls, and must deduct their equity investment in such subsidiaries from their equity capital calculations. Expanded financial activities of financial holding companies and banks will generally be regulated according to the type of such financial activity: banking activities by banking regulators, securities activities by securities regulators and insurance activities by insurance regulators.

Community Reinvestment Act.  The Community Reinvestment Act requires that, in connection with examinations of financial institutions within its jurisdiction, the FDIC shall evaluate the record of each financial institution in meeting the credit needs of its local community, including low-and moderate-income neighborhoods. These facts also are considered in evaluating mergers, acquisitions and applications to open a branch or facility. Failure to adequately meet these criteria could impose additional requirements and limitations on us. Because the California Bank’s aggregate assets upon organization will be less than $250 million, under the Gramm-Leach-Bliley Act, the California Bank will be subject to a Community Reinvestment Act examination only once every sixty (60) months, if such Bank receives an outstanding rating; once every 48 months, if it receives a satisfactory rating and as needed, if its rating is less than satisfactory. Additionally, the California Bank must publicly disclose the terms of various Community Reinvestment Act-related agreements.

Other Regulations.  Interest and other charges collected or contracted for by the California Bank will be subject to state usury laws and federal laws concerning interest rates. The California Bank’s loan operations also are subject to federal laws applicable to credit transactions, such as:

•	the federal “Truth-In-Lending Act,” governing disclosures of credit terms to consumer borrowers;

•	the “Home Mortgage Disclosure Act of 1975,” requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

•	the “Equal Credit Opportunity Act,” prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;

•	the “Fair Credit Reporting Act of 1978,” governing the use and provision of information to credit reporting agencies;

•	the “Fair Debt Collection Act,” governing the manner in which consumer debts may be collected by collection agencies; and

•	the rules and regulations of the various federal agencies charged with the responsibility of implementing these federal laws.

The deposit operations of the California Bank will be subject to:

•	the “Right to Financial Privacy Act,” which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records; and

•	the “Electronic Funds Transfer Act” and Regulation E issued by the Federal Reserve to implement that act, which govern automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services.

Dividends.  The California Bank is required by federal law to obtain prior approval of the OCC for payments of dividends if the total of all dividends declared by the California Bank’s Board of Directors in any year will exceed its net profits earned during the current year combined with its retained net profits of the immediately preceding two (2) years, less any required transfers to surplus. In addition, the California Bank will be unable to pay dividends unless and until it has positive retained earnings. As previously discussed, we expect that we will commence operations with an accumulated deficit of approximately $6.0 million. Accordingly, we will not be able to pay dividends until the accumulated deficit is eliminated.

In addition, under the Federal Deposit Insurance Corporation Improvement Act, the California Bank may not pay any dividend if the payment of the dividend would cause the California Bank to become undercapitalized or in the event the California Bank is “undercapitalized.” The OCC may further restrict the payment of dividends by requiring that a financial institution maintain a higher level of capital than would otherwise be required to be “adequately capitalized” for regulatory purposes. Moreover, if, in the opinion of the OCC, the California Bank is engaged in an unsound practice (which could include the payment of dividends), the OCC may require, generally after notice and hearing, that the California Bank cease such practice. The OCC has indicated that paying dividends that deplete a depository institution’s capital base to an inadequate level would be an unsafe banking practice. Moreover, the OCC also has issued policy statements providing that insured depository institutions generally should pay dividends only out of current operating earnings.

Check Clearing for the 21st Century Act.  On October 28, 2003, President Bush signed into law the “Check Clearing for the 21st Century Act,” also known as “Check 21.” The law, which became effective on October 28, 2004, gives “substitute checks,” such as a digital image of a check and copies made from that image, the same legal standing as the original paper check. Some of the major provisions include:

•	allowing check truncation without making it mandatory;

•	demanding that every financial institution communicate to accountholders in writing a description of its substitute check processing program and their rights under the law;

•	legalizing substitutions for and replacements of paper checks without agreement from consumers;

•	retaining in place the previously mandated electronic collection and return of checks between financial institutions only when individual agreements are in place;

•	requiring that when account holders request verification, financial institutions produce the original check (or a copy that accurately represents the original) and demonstrate that the account debit was accurate and valid; and

•	requiring recrediting of funds to an individual’s account on the next business day after a consumer proves that the financial institution has erred.

We expect that this legislation will likely affect bank capital spending as many financial institutions assess whether technological or operational changes are necessary to stay competitive and take advantage of the new opportunities presented by Check 21.

Capital Adequacy.  The Federal Reserve monitors the capital adequacy of bank holding companies, such as United Business Holdings, and the OCC will monitor the capital adequacy of the California Bank. The federal bank regulators use a combination of risk-based guidelines and leverage ratios to evaluate capital adequacy and consider these capital levels when taking action on various types of applications and when conducting supervisory activities related to safety and soundness. The risk-based guidelines apply on a consolidated basis to bank holding companies with consolidated assets of $500 million or more and, generally, on a bank-only basis for bank holding companies with less than $500 million in consolidated assets. Each insured depository subsidiary of a bank holding company with less than $500 million in consolidated assets is expected to be “well-capitalized.”

The risk-based capital standards are designed to make regulatory capital requirements more sensitive to differences in risk profiles among banks and their holding companies, to account for off-balance sheet exposure, and to minimize disincentives for holding liquid assets. Assets and off-balance sheet items, such as letter of credit and unfunded loan commitments, are assigned to broad risk categories, each with appropriate risk weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance sheet items.

The minimum guideline for the ratio of total capital to risk-weighted assets is 8%. Total capital consists of two (2) components, Tier 1 Capital and Tier 2 Capital. Tier 1 Capital generally consists of common stock, minority interests in the equity accounts of consolidated subsidiaries, noncumulative perpetual preferred stock and a limited amount of qualifying cumulative perpetual preferred stock, less goodwill and other specified intangible assets. Tier 1 Capital must equal at least 4% of risk-weighted assets. Tier 2 Capital generally consists of subordinated debt, preferred stock (other than that which is included in Tier 1 Capital) and a limited amount of loan loss reserves. The total amount of Tier 2 Capital is limited to 100% of Tier 1 Capital.

In addition, the Federal Reserve has established minimum leverage ratio guidelines for bank holding companies with assets of $500 million or more. These guidelines provide for a minimum ratio of Tier 1 Capital to average assets, less goodwill and other specified intangible assets, of 3% for bank holding companies that meet specified criteria, including having the highest regulatory rating and implementing the Federal Reserve’s risk-based capital measure for market risk. All other bank holding companies with assets of $500 million or more generally are required to maintain a leverage ratio of at least 4%. The guidelines also provide that bank holding companies of such size experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without reliance on intangible assets. The Federal Reserve considers the leverage ratio and other indicators of capital strength in evaluating proposals for expansion or new activities. The Federal Reserve and the FDIC recently adopted amendments to their risk-based capital regulations to provide for the consideration of interest rate risk in the agencies’ determination of a banking institution’s capital adequacy.

Bank holding companies with assets under $500 million are exempt from the capital adequacy guidelines if they meet certain qualitative requirements. However, a bank holding company does not qualify for the exemption if it, or its nonbanking subsidiary, as applicable, (i) is engaged in significant nonbanking activities, (ii) conducts significant off-balance sheet activities, or (iii) has a material amount of registered debt or equity securities (other than trust preferred securities). Certain transition rules apply to trust preferred securities, but these transition rules will not apply to United Business Holdings because we had not issued trust preferred securities before September 28, 2005. To continue to qualify for the exemption from the capital adequacy guidelines, small bank holding companies (i) must be well-capitalized, (ii) are subject to debt retirement requirements and (iii) are subject to certain debt-to-equity ratios, generally including a restriction on paying dividends if the bank holding company’s debt to equity ratio is not 1.0:1 or less.

Failure to meet capital guidelines could subject a bank or bank holding company to a variety of enforcement remedies, including issuance of a capital directive, the termination of deposit insurance by the FDIC, a prohibition on accepting brokered deposits and other restrictions on its business.

Concentrated Commercial Real Estate Lending Regulations.  The OCC, along with the Federal Reserve and the FDIC, has recently promulgated guidance governing financial institutions with concentrations in commercial real estate lending. The guidance provides that a bank has a concentration in commercial real estate lending if (i) total reported loans for construction, land development and other land represent 100% or more of total capital or (ii) total reported loans secured by multifamily and non-farm residential properties and loans for construction, land development and other land represent 300% or more of total capital and the outstanding balance of such loans has increased 50% or more during the prior 36 months. If a concentration is present, management must employ heightened risk management practices including Board and management oversight and strategic planning, development of underwriting standards, risk assessment and monitoring through market analysis and stress testing, and increasing capital requirements. Based on the California Bank’s projected commercial real estate lending of approximately 33.3% of its loan portfolio, the California Bank will not be subject to these regulations.

Prompt Corrective Action Regulations.  Under the prompt corrective action regulations, the FDIC is required and authorized to take supervisory actions against undercapitalized banks. For this purpose, a bank is placed in one of the following five categories based on the bank’s capital:

•	well-capitalized (at least 5% leverage capital, 6% Tier 1 risk-based capital and 10% total risk-based capital);

•	adequately capitalized (at least 4% leverage capital, 4% Tier 1 risk-based capital and 8% total risk-based capital);

•	undercapitalized (less than 4% leverage capital, 4% Tier 1 risk-based capital or 8% total risk-based capital);

•	significantly undercapitalized (less than 3% leverage capital, 3% Tier 1 risk-based capital or 6% total risk-based capital); and

•	critically undercapitalized (less than 2% tangible capital).

Federal banking regulators are required to take various mandatory supervisory actions and are authorized to take other discretionary actions with respect to institutions in the three (3) undercapitalized categories. The severity of the action depends upon the capital category in which the institution is placed. Generally, subject to a narrow exception, banking regulators must appoint a receiver or conservator for an institution that is “critically undercapitalized.” The federal banking agencies have specified by regulation the relevant capital level for each category. An institution that is categorized as “undercapitalized,” “significantly undercapitalized,” or “critically undercapitalized” is required to submit an acceptable capital restoration plan to its appropriate federal banking agency. A bank holding company must guarantee that a subsidiary depository institution meets its capital restoration plan, subject to various limitations. The controlling holding company’s obligation to fund a capital restoration plan is limited to the lesser of five percent (5%) of an “undercapitalized” subsidiary’s assets at the time it became “undercapitalized” or the amount required to meet regulatory capital requirements. An “undercapitalized” institution also is generally prohibited from increasing its average total assets, making acquisitions, establishing any branches or engaging in any new line of business, except under an accepted capital restoration plan or with FDIC approval. The regulations also establish procedures for downgrading an institution to a lower capital category based on supervisory factors other than capital.

Restrictions on Transactions with Affiliates and Loans to Insiders.  United Business Holdings and the California Bank will be subject to the provisions of Section 23A of the Federal Reserve Act. These provisions place limits on the amount of:

•	the California Bank’s loans or extensions of credit to affiliates;

•	the California Bank’s investment in affiliates;

•	assets that the California Bank may purchase from affiliates, except for real and personal property exempted by the Federal Reserve;

•	the amount of loans or extensions of credit to third parties collateralized by the securities or obligations of affiliates; and

•	the California Bank’s guarantee, acceptance or letter of credit issued on behalf of an affiliate.

The total amount of the above transactions is limited in amount, as to any one affiliate, to ten percent (10%) of the California Bank’s capital and surplus and, as to all affiliates combined, to twenty percent (20%) of its capital and surplus. In addition to the limitation on the amount of these transactions, each of the above transactions must also meet specified collateral requirements. The California Bank also must comply with other provisions designed to avoid the taking of low-quality assets.

United Business Holdings and the California Bank also will be subject to the provisions of Section 23B of the Federal Reserve Act which, among other things, prohibit the California Bank from engaging in any transaction with an affiliate unless the transaction is on terms substantially the same, or at least as favorable to the California Bank or its subsidiaries, as those prevailing at the time for comparable transactions with nonaffiliated companies.

The California Bank also is subject to restrictions on extensions of credit to its Executive Officers, Directors, principal stockholders and their related interests. These types of extensions of credit (1) must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with third parties and (2) must not involve more than the normal risk of repayment or present other unfavorable features.

Privacy.  Financial institutions are required to disclose their policies for collecting and protecting confidential information. Customers generally may prevent financial institutions from sharing personal financial information with nonaffiliated third parties except for third parties that market the institutions’ own products and services. Additionally, financial institutions generally may not disclose consumer account numbers to any nonaffiliated third party for use in telemarketing, direct mail marketing or other marketing through electronic mail to consumers.

Anti-terrorism Legislation.  In the wake of the tragic events of September 11th, on October 26, 2001, the President signed into law the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001. Also known as the “Patriot Act,” the law enhances the powers of the federal government and law enforcement organizations to combat terrorism, organized crime and money laundering. The Patriot Act significantly amends and expands the application of the Bank Secrecy Act, including enhanced measures regarding customer identity, new suspicious activity reporting rules and enhanced anti-money laundering programs.

Under the Patriot Act, financial institutions are subject to prohibitions against specified financial transactions and account relationships as well as enhanced due diligence and “know your customer” standards in their dealings with foreign financial institutions and foreign customers. For example, the enhanced due diligence policies, procedures and controls generally require financial institutions to take reasonable steps:

•	to conduct enhanced scrutiny of account relationships to guard against money laundering and report any suspicious transaction;

•	to ascertain the identity of the nominal and beneficial owners of, and the source of funds deposited into, each account as needed to guard against money laundering and report any suspicious transactions;

•	to ascertain for any foreign bank, the shares of which are not publicly traded, the identity of the owners of the foreign bank and the nature and extent of the ownership interest of each such owner; and

•	to ascertain whether any foreign bank provides correspondent accounts to other foreign banks and, if so, the identity of those foreign banks and related due diligence information.

Under the Patriot Act, financial institutions must also establish anti-money laundering programs. The Patriot Act sets forth minimum standards for these programs, including: (i) the development of internal policies, procedures and controls; (ii) the designation of a compliance officer; (iii) an ongoing employee training program; and (iv) an independent audit function to test the programs.

In addition, the Patriot Act requires the bank regulatory agencies to consider the record of a bank in combating money laundering activities in their evaluation of bank merger or acquisition transactions. Regulations proposed by the U.S. Department of the Treasury to effectuate certain provisions of the Patriot Act provide that all transaction or other correspondent accounts held by a U.S. financial institution on behalf of any foreign bank must be closed within ninety (90) days after the final regulations are issued, unless the foreign bank has provided the U.S. financial institution with a means of verification that the institution is not a “shell bank.” Proposed regulations interpreting other provisions of the Patriot Act are continuing to be issued.

Under the authority of the Patriot Act, the Secretary of the Treasury adopted rules on September 26, 2002 increasing the cooperation and information sharing among financial institutions, regulators and law enforcement authorities regarding individuals, entities and organizations engaged in, or reasonably suspected based on credible evidence of engaging in, terrorist acts or money laundering activities. Under these rules, a financial institution is required to:

•	expeditiously search its records to determine whether it maintains or has maintained accounts, or engaged in transactions with individuals or entities, listed in a request submitted by the Financial Crimes Enforcement Network (“FinCEN”);

•	notify FinCEN if an account or transaction is identified;

•	designate a contact person to receive information requests;

•	limit use of information provided by FinCEN to: (1) reporting to FinCEN, (2) determining whether to establish or maintain an account or engage in a transaction and (3) assisting the financial institution in complying with the Bank Secrecy Act; and

•	maintain adequate procedures to protect the security and confidentiality of FinCEN requests.

Under the rules, a financial institution may also share information regarding individuals, entities, organizations and countries for purposes of identifying and, where appropriate, reporting activities that it suspects may involve possible terrorist activity or money laundering. Such information-sharing is protected under a safe harbor if the financial institution: (i) notifies FinCEN of its intention to share information, even when sharing with an affiliated financial institution; (ii) takes reasonable steps to verify that, prior to sharing, the financial institution or association of financial institutions with which it intends to share information has submitted a notice to FinCEN; (iii) limits the use of shared information to identifying and reporting on money laundering or terrorist activities, determining whether to establish or maintain an account or engage in a transaction, or assisting it in complying with the Bank Secrecy Act; and (iv) maintains adequate procedures to protect the security and confidentiality of the information. Any financial institution complying with these rules will not be deemed to have violated the privacy requirements discussed above.

The Secretary of the Treasury also adopted a rule on September 26, 2002 intended to prevent money laundering and terrorist financing through correspondent accounts maintained by U.S. financial institutions on behalf of foreign banks. Under the rule, financial institutions: (i) are prohibited from providing correspondent accounts to foreign shell banks; (ii) are required to obtain a certification from foreign banks for which they maintain a correspondent account stating the foreign bank is not a shell bank and that it will not permit a foreign shell bank to have access to the U.S. account; (iii) must maintain records identifying the owner of the foreign bank for which they may maintain a correspondent account and its agent in the United States designated to accept services of legal process; (iv) must terminate correspondent accounts of foreign banks that fail to comply with or fail to contest a lawful request of the Secretary of the Treasury or the Attorney General of the United States, after being notified by the Secretary or Attorney General.

Sarbanes-Oxley Act of 2002.  The Sarbanes-Oxley Act of 2002 was enacted in response to public concerns regarding corporate accountability in connection with certain accounting scandals. The stated goals of the Sarbanes-Oxley Act are to increase corporate responsibility, to provide for enhanced penalties for accounting and auditing improprieties at publicly traded companies and to protect investors by improving the accuracy and reliability of corporate disclosures pursuant to the securities laws.

The Sarbanes-Oxley Act includes specific additional disclosure requirements, requires the Securities and Exchange Commission and national securities exchanges to adopt extensive additional disclosure, corporate governance and other related rules, and mandates further studies of certain issues by the Securities and Exchange Commission. The Sarbanes-Oxley Act represents significant federal involvement in matters traditionally left to state regulatory systems, such as the regulation of the accounting profession, and to state corporate law, such as the relationship between a Board of Directors and management and between a Board of Directors and its Committees.

We anticipate that we will incur additional expense in complying with the provisions of the Sarbanes-Oxley Act and the regulations that have been promulgated to implement the Sarbanes-Oxley Act, particularly those regulations relating to the establishment of internal controls over financial reporting.

Proposed Legislation and Regulatory Action.  New regulations and statutes are regularly proposed that contain wide-ranging proposals for altering the structures, regulations and competitive relationships of financial institutions operating in the United States. We cannot predict whether or in what form any proposed regulation or statute will be adopted or the extent to which our business may be affected by any new regulation or statute.

Effect of Governmental Monetary Policies.  The commercial banking business is affected not only by general economic conditions but also by the fiscal and monetary policies of the Federal Reserve. Some of the instruments of fiscal and monetary policy available to the Federal Reserve include changes in the discount rate on member bank borrowings, the fluctuating availability of borrowings at the “discount window,” open market operations, the imposition of and changes in reserve requirements against banks’ deposits and assets of foreign branches, the imposition of and changes in reserve requirements against certain borrowings by banks and their affiliates and the placing of limits on interest rates that banks may pay on time and savings deposits. Such policies influence to a significant extent the overall growth of bank loans, investments, and deposits and the interest rates charged on loans or paid on time and savings deposits. We cannot predict the nature of future fiscal and monetary policies and the effect of such policies on the future business and our earnings.

All of the above laws and regulations add significantly to the cost of operating United Business Holdings and the California Bank and thus have a negative impact on our profitability. We also would note that there has been a tremendous expansion experienced in recent years by certain financial service providers that are not subject to the same rules and regulations as United Business Holdings and the California Bank. These institutions, because they are not so highly regulated, have a competitive advantage over us and may continue to draw large amounts of funds away from traditional banking institutions, with a continuing adverse effect on the banking industry in general.

LEGAL MATTERS

Hunton & Williams LLP, 1445 Ross Avenue, Suite 3700, Dallas, Texas 75202, will pass upon the validity of the shares of common stock offered by this prospectus and the Founder warrants to be issued by United Business Holdings.

EXPERTS

The financial statement appearing in this Prospectus and Registration Statement has been audited by McGladrey & Pullen, LLP, an independent registered public accounting firm, to the extent and for the periods indicated in their report appearing elsewhere herein, (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the ability of the Company to begin operations as a bank is dependant upon compliance with certain conditions and procedures required pursuant to federal banking laws, including raising a minimum of $23,770,000 of capital) and are included in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

LEGAL PROCEEDINGS

There are no material legal proceedings pending or, to our knowledge, threatened against United Business Holdings.

REPORTS TO STOCKHOLDERS

Upon the effective date of the registration statement on Form S-1 that registers the shares of common stock offered by this prospectus with the Securities and Exchange Commission, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, which include requirements to file annual reports on Form 10-K and quarterly reports on Form 10-Q with the Securities and Exchange Commission. This reporting obligation will continue through at least December 31, 2009 and may also continue for subsequent fiscal years. The reporting obligation may be suspended for subsequent fiscal years if, at the beginning of the year, our common stock is held by fewer than 300 persons.

ADDITIONAL INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act for the common stock sold in this offering. While we have discussed what we believe to be the material terms of the accompanying exhibits and schedules, this prospectus does not contain all of the information contained in the registration statement and the accompanying exhibits and schedules. For further information about us and our common stock, we refer you to the registration statement and the accompanying exhibits and schedules. Statements contained in this prospectus regarding the contents of any contract or any other document to which we refer are not necessarily complete. In each instance, reference is made to the copy of the contract or document filed as an exhibit to the registration statement, and each statement is qualified in all respects by that reference. Copies of the registration statement and the accompanying exhibits and schedules may be inspected without charge at the public reference facilities maintained by the Securities and Exchange Commission at 100 F. Street, N.E. Washington, D.C. 20549. Copies of these materials may be obtained at prescribed rates from the Public Reference Room of the Securities and Exchange Commission 100 F. Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. The address of the site is http://www.sec.gov.

We have filed or will file various regulatory applications with the FDIC, the OCC and the Federal Reserve. These applications and the information they contain are not incorporated into this prospectus. You should rely only on information contained in this prospectus and in the related registration statement in making an investment decision. To the extent that other available information not presented in this prospectus, including information available from us and information in public files and records maintained by the FDIC, OCC, and the Federal Reserve, is inconsistent with information presented in this prospectus or provides additional information, that information is superseded by the information presented in this prospectus and should not be relied on. Projections appearing in the applications are based on assumptions that we believe are reasonable, but as to which we can make no assurances. We specifically disaffirm those projections for purposes of this prospectus and caution you against relying on them for purposes of making an investment decision.

UNITED BUSINESS HOLDINGS, INC.

FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm	F-2
Balance Sheet as of September 30, 2008	F-3
Notes to Financial Statements	F-4

Report of Independent Registered Public Accounting Firm

To the Board of Directors
United Business Holdings, Inc.
San Diego, California

We have audited the accompanying balance sheet of United Business Holdings, Inc. (Bank in Formation) as of September 30, 2008. This financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of United Business Holdings, Inc. as of September 30, 2008, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the financial statements, the ability of the Company to begin operations as a bank is dependent upon compliance with certain conditions and procedures required pursuant to federal banking laws, including raising a minimum of $23,770,000 of capital.

/s/  McGladrey & Pullen, LLP

Pasadena, California
January 26, 2009

McGladrey & Pullen, LLP is a member firm of RSM International, an affiliation of separate and independent legal entities.

UNITED BUSINESS HOLDINGS, INC.
(Bank in Formation)

BALANCE SHEET
As of September 30, 2008

ASSETS
Cash	$364,497
Deposits, security	130,438
Prepaid insurance	2,700
Premises and equipment	142,368
Deferred stock offering costs	795,214

TOTAL ASSETS	$1,435,217

LIABILITIES
Accounts payable	$256,419
Funds from organizers	2,849,868
Line of credit advance	972,000
Accrued expenses	11,454

TOTAL LIABILITIES	$4,089,741
STOCKHOLDERS’ (Deficit)
Common stock	$—
Accumulated deficit	(2,654,524)

TOTAL STOCKHOLDERS’ (DEFICIT)	(2,654,524)

TOTAL LIABILITIES AND STOCKHOLDERS’ (DEFICIT)	$1,435,217

See notes to financial statements

UNITED BUSINESS HOLDINGS, INC.

Notes to Financial Statements

1.	Business activities and significant accounting policies

United Business Holdings, Inc. (Bank in Formation)(the Company) is a Nevada Corporation, formed in March 2007 for the purpose organizing de novo banks in four states, California, Arizona, Texas and Nevada. Each bank is to be chartered under separate Comptroller of the Currency charters. The first bank expected to open is the California bank in San Diego, California. The Company has adopted Articles of Incorporation and Bylaws. The Company has established relationships with various individuals who are organizers and founders of the Company and the banks. These organizers and founders have hired consultants with extensive banking experience. These consultants are completing the steps required to organize the proposed banks and commence operations, including obtaining regulatory approvals, publishing a common stock offering, recruiting personnel and budgeting. On January 24, 2008, an application was filed with the Office of the Comptroller of the Currency to organize the California bank. Once the California bank is opened (the first bank expected to open), the Company will apply to the Federal Reserve to form a bank holding company.

The proposed California bank intends to pursue a common stock offering to issue between 2,360,000 and 2,970,000 shares, plus a 10% overage. The common share price will be $10 per share. Common shares will not be issued until the proposed California Bank is approved by the Comptroller of the Currency to commence business.

As of the date of these financial statements, the Company’s banks are not authorized to operate a banking business. When charters are received from the Comptroller of the Currency, each bank, as approved, will conduct a general commercial banking business for small and mid-sized businesses, offering the full range of bank deposit and lending products and services.

In early October, 2008 after discussions with banking regulators and others familiar with the Arizona economic climate, the Company and the founders and organizers of the Arizona bank elected to indefinitely suspend its efforts, at this time, to file an application with the Comptroller of the Currency and the Federal Deposit Insurance Corporation to organize a bank in Arizona. As a result of that decision, the Arizona founders and organizers have discontinued its operations, Many of the Arizona founders and organizers have elected to continue working as organizers and founders with the Company in its efforts to open the California Bank.

Summary of significant accounting policies used by the Company are:

The accounting and reporting policies used by the Company conform to accounting principles generally accepted in the United States. When regulatory approval is received and capital is raised, the banks will operate as Ventana National Bank of California, Texas, and Nevada. The bank(s) will assume the assets, liabilities and expenses from the Company that were incurred in the development stage. Common stock offering expenses may remain at the Company as they are related to the stock offering of the Company. If regulatory approvals are not received and capital is not raised, the Company will cease operations, and the organizers will be repaid, to the extent cash is available.

Use of estimates:  In preparing these financial statements, the Company made estimates and assumptions which may significantly vary from actual results.

Cash concentrations:  The Company maintains cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company does not believe that this practice exposes it to significant risk.

Deferred stock offering costs:  The Company has incurred legal, accounting and other fees related to the cost of raising capital for its stock offering, which totaled $795,214 as of September 30, 2008. Such costs are initially deferred until the offering is completed, at which time they are recorded as a reduction of gross proceeds from the offering, or expensed to operations if the offering is unsuccessful.

Organization costs:  Costs associated with organizing the Company include consulting fees, professional fees, legal fees, and other costs have been expensed as they were incurred.

UNITED BUSINESS HOLDINGS, INC.

Notes to Financial Statements — (Continued)

Income taxes:  As of September 30, 2008, the Company had a net loss of $(2,654,524). By the end of 2008, the Company is expected to have deferred tax assets for all organizational and development costs recorded for tax purposes and an operating loss carry forward which can be utilized over a 20 year period and a 10 year period for federal and state tax purposes, respectively.

The deferred tax asset will have a valuation allowance recorded for the full amount of the asset until it is more likely than not that the asset will be realized. Net operating loss carry forwards for California are suspended until 2010 and therefore, cannot be used to reduce taxable income, if any, during 2009 or 2010.

2.	Leases

On January 9, 2008, the Company signed a lease for its corporate offices in the UTC area of San Diego County. The lease commencement date was March 1, 2008. The monthly rent payment is $23,204. Lease payments increase annually starting March 2009. The lease term is 5 years with one 5 year option. The Company arranged a security deposit for $335,000 which is secured with a standby letter-of-credit which is guaranteed by the organizers of the Company. The lessor will pay for tenant improvements up to $173,500.

If regulatory approval is not received and capital is not raised for the California bank, the leases will be terminated and the security deposits forfeited.

On August 18, 2008 the Company signed a lease for the offices of its Arizona bank. The lease commencement date is the earlier of a) the date the Arizona bank first commences business on the premises, or b) the date of substantial completion of the tenant improvement work. The monthly rent payment is $22,882. Lease payments increase annually starting in the 17th month of the lease. The lease term is 10 years and 4 months with one 5 year renewal option. The Company paid a cash security deposit of $31,441. Also, the lease requires that the Company increase its security deposit by providing a $300,000 letter of credit upon the earlier date of receiving regulatory approval to open the Arizona bank or January 31, 2009. As a result of the Company’s decision to suspend efforts to form a bank in Arizona, the Company will terminate this lease. It is expected that the Company will not receive a full refund of its deposit of $31,441 and will not incur any additional costs associated with the termination of this lease.

Future minimum lease payments, including leases that have not yet been terminated, at September 30, 2008 for years ending December 31 are as follows:

2008 (3 months remaining)	$69,613
2009	491,996
2010	575,952
2011	593,503
2012	611,297
Thereafter	2,126,635

$4,468,996

3.	Funds from organizers

As of September 30, 2008, the Company’s organizers advanced $2,849,868 to pay preopening costs. These advances are unsecured and do not bear interest. As of September 30, 2008, the total preopening costs incurred by the Company were $2,654,524. The Company expects to incur total costs for the preopening expenses of the proposed California bank of no more than $4,937,000. The preopening expenses for the other Company banks are not known since they are still in the early formation stages. After the Company commences banking operations in California, it intends to credit the amounts advanced by the organizers to

UNITED BUSINESS HOLDINGS, INC.

Notes to Financial Statements — (Continued)

fund the preopening expenses toward the purchase of stock. It is expected that each organizer would receive one share for every $10 advanced to the Company.

4.	Line of Credit

The Company maintains a $2,000,000 unsecured line of credit with a bank. The line is guaranteed by certain organizers of the Company. It matures on January 2, 2009. At September 30, 2008, the Company has borrowed $972,000 against this line of credit. The line of credit bears interest at Wall Street Journal prime rate (5.0% at September 30, 2008) minus .50%. The Company has initiated a renewal of the line of credit for approximately 6 months.

5.	Consultants

The Company does not have any employees. The Company uses consultants to pursue its business of organizing banks. The Company has entered into several consulting agreements which require the Company to pay the individuals semimonthly. Some agreements also include the payment of an auto allowance, a cell phone and health insurance expenses. Certain agreements carry a minimum term and require minimum monthly payments if services are terminated without cause by the Company. As of September 30, 2008, the Company is committed to pay approximately $399,820 per these agreements. The Company has also signed employment agreements with some of the consultants. These employment agreements will not take effect until the bank(s) receive regulatory approval, raise capital and open for business. In addition, the Company has contracted with Bankmark for de novo bank organizational consulting services. The commitment remaining on the contract as of September 30, 2008 is $63,000. The Company has a similar contract related to the formation of a bank in Arizona and the remaining commitment on this contract is $275,000. The Company expects to cancel this contract commitment without penalty after the October and November, 2008 payments are made of approximately, $60,000.

6.	Stock Options

The Company’s Board of Directors has adopted the 2008 Stock Incentive Plan which provides for the issuance of incentive stock options and non-qualified stock options to directors and employees of the Company and its subsidiary banks. The 2008 Stock Incentive Plan is subject to approval by the Comptroller of the Currency, the FDIC, and a majority of the Company’s shareholders. The number of shares of common stock to be reserved for issuance has yet to be determined.

The 2008 Stock Incentive Plan provides that stock options can only be granted to the Company’s subsidiary directors, executive officers and other individuals employed by or performing services for the Company and its proposed banks. The stock options must be issued at market value on the date of grant and will carry a term of no more than 10 years.

The stock options that are proposed to be granted to the executive officers of the California bank total approximately 125,000 pursuant to the terms of their employment agreements. These options will only be granted when the bank receives approvals, raises capital, and opens for business. These option grants will generally be exercisable at a rate of 20% per year, starting one year from the date of grant. It is expected that the grant price for these options will be $10 per share which is the expected initial offering price of the Company common stock offering.

The Company also expects to grant stock options to key full time, salaried employees and directors of the Company at fair market value. These individuals have not yet been hired and selected for stock option grants. It is anticipated that non-qualified stock options will be granted to the Company outside directors in consideration for their efforts in organizing the banks. These options may be granted on the same terms as for

UNITED BUSINESS HOLDINGS, INC.

Notes to Financial Statements — (Continued)

executive officers. In addition, these option grants to non-employee Company directors will be limited to the number of shares of common stock purchased by each director.

7.	Warrants

The Company’s organizers will be granted warrants to purchase one share of common stock for every $10 advanced to the Company in the organizational stage. The warrants will be exercisable at the initial offering price and will expire after 10 years or less from the date the California bank opens for business.

The Company’s initial shareholders will be granted warrants to purchase one share for every five shares of common stock purchased in the offering. The warrants will be exercisable at the initial offering price of $10 per share and will expire after 7 years or less from the date the California bank opens for business.

8.	Related-party transactions

In the ordinary course of business, the Company has $106,515 of amounts payable to related parties as of September 30, 2008.

9.  Event (Unaudited) Subsequent to the Date of the Independent Registered Public Accounting Firm’s Report

On December 31, 2008, the Company terminated all contracts with Bankmark, its de novo bank capital raising consultant. The Company is now in a disagreement with Bankmark over amounts that they believe are still owed which Bankmark claims to be $70,000. If we are not able to resolve this disagreement, Bankmark may pursue a lawsuit against us to enforce its rights under the contracts. In the event that this situation leads to a lawsuit, we could incur a judgment and liability to Bankmark. Although we believe that we were within our rights to terminate the contracts and that all required payments have been made, a court could reach a different result if this matter proceeds to litigation. Any material judgment against the Company could result in substantial impairment to our capital, resulting in additional dilution to the book value of our common stock and could require us to raise additional capital or otherwise impair our ability to successfully implement our business plan. No provision for this potential liability, if any, has been included in the accompanying balance sheet.

SUBSCRIPTION AGREEMENT
UNITED BUSINESS HOLDINGS, INC.
IMPORTANT: This Subscription Agreement, completed and signed, together with full payment by check payable to the order of “Offering Escrow Agent for United Business Holdings, Inc.” for the shares of common stock for which the undersigned is subscribing must be sent to:

BY MAIL:	BY HAND DELIVERY:
Offering Escrow Agent	Offering Escrow Agent
for United Business Holdings, Inc.	for United Business Holdings, Inc.
c/o United Business Holdings, Inc.	c/o United Business Holdings, Inc.
4380 La Jolla Village Drive, Suite 110	4380 La Jolla Village Drive, Suite 110
San Diego, California 92122	San Diego, California 92122

I hereby subscribe to purchase the number of shares of common stock (“Shares”) of United Business Holdings, Inc. (“Company”) indicated below and have enclosed a check in the amount of $10.00 multiplied by the number of shares I wish to buy. I have received a copy of the Company’s prospectus, dated          , 2009. In connection with my purchase, I understand and agree as follows: (1) My purchase of the common stock involves significant risks, as described under “Risk Factors” in the prospectus; (2) No federal or state agency has made any finding or determination regarding the fairness of the Company’s offering of common stock, the accuracy or adequacy of the prospectus, or any recommendation or endorsement concerning an investment in the common stock; and (3) THE SHARES ARE NOT DEPOSITS OR SAVINGS ACCOUNTS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

This Subscription Agreement is final, binding and irrevocable. If the Company is unable to sell at least 2,377,000 shares of common stock, the escrow agent will promptly return all subscription funds to me, with any interest earned thereon.

NO. OF SHARES		TOTAL PURCHASE PRICE
(MIN. 250 SHARES)	X $10.00 (PRICE PER SHARE) =	ENCLOSED

Under the penalty of perjury, I certify that: (A) the Social Security Number or Taxpayer Identification Number given below is correct; and (B) I am not subject to backup withholding. INSTRUCTION: YOU MUST CROSS OUT (B) ABOVE IF YOU HAVE BEEN NOTIFIED BY THE INTERNAL REVENUE SERVICE THAT YOU ARE SUBJECT TO BACKUP WITHHOLDING BECAUSE OF UNDERREPORTING INTEREST OR DIVIDENDS ON YOUR TAX RETURN.

Date	Signature*	Signature (if multiple subscribers)*
Please indicate form of ownership

	Print Name	Print Name
☐ individual

☐ joint tenants with right of survivorship	Address	Address

☐ tenants in common	Address	Address
☐ trust
☐ corporation

☐ partnership	Social Security or Federal Tax ID No.	Social Security or Federal Tax ID No.
☐ custodian
☐ IRA

☐ other	Telephone-Day/Telephone Evening	Telephone-Day/Telephone Evening

*	When signing as attorney, trustee, administrator, or guardian, please give your full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. In case of joint tenants, each joint owner must sign.

ACCEPTED: UNITED BUSINESS HOLDINGS, INC.

By:
	Thomas E. Hassey, Chairman	Date of Acceptance	Number of Shares Accepted

STATEMENT OF SUITABILITY
[CALIFORNIA RESIDENTS ONLY]

The information contained in this Statement of Suitability is being furnished to United Business Holdings, Inc. (“Company”) to enable the Company to determine whether I am suitable to purchase shares of common stock of the Company as registered in California pursuant to Sec. 25111 of the California Corporate Securities Law and described in the prospectus, dated          , 2009.

I/we understand that an executed and dated copy of this Statement of Suitability is to be delivered, together with my subscription agreement, to Nexity Bank in the manner provided in the subscription agreement. I/we understand that the Company’s review and approval of this Statement of Suitability is required in order for the purchase to be consummated and that any such approval will be evidenced by the acceptance of my subscription agreement.

I/we understand that the Company will rely upon the information contained in this Statement of Suitability for purposes of making a suitability determination and represent to the Company that the information contained herein is complete and accurate and may be relied upon by the Company. I/we understand that the request that I/we complete this Statement of Suitability does not constitute an offer of the common stock to me/us. Finally, I/we hereby agree to provide, upon request, a copy of my personal financial statement and any other information requested by the Company in order for it to make a suitability determination.

All information contained herein is for the sole use of the Company and its counsel and will at all times be strictly confidential, except as required by law; however, I/we agree that the Company may present this Statement of Suitability to such parties as it may deem appropriate if called upon to establish the compliance of the sale with applicable legal requirements.

[Check each of the following provisions that applies]

1.	I/we have a liquid net worth, exclusive of home, home furnishings and automobiles, of not less than $75,000 and a gross annual income of not less than $50,000.
3.	I/we have a liquid net worth, exclusive of home, home furnishings and automobiles, of not less than $150,000.

Date	Signature	Signature (if multiple subscribers)

	Print Name	Print Name

TABLE OF CONTENTS

SUMMARY	1
RISK FACTORS	12
CAUTION REGARDING FORWARD-LOOKING STATEMENTS	20
THE OFFERING	20
DETERMINATION OF OFFERING PRICE	22
USE OF PROCEEDS	23
CAPITALIZATION	26
DILUTION	27
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND PLAN OF OPERATIONS	28
BUSINESS	32
MANAGEMENT	41
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	69
RELATED PARTY TRANSACTIONS	72
DESCRIPTION OF COMMON STOCK	74
SUPERVISION AND REGULATION	77
LEGAL MATTERS	87
EXPERTS	87
LEGAL PROCEEDINGS	87
REPORTS TO STOCKHOLDERS	88
ADDITIONAL INFORMATION	88

•	You should only rely on the information contained or incorporated by reference in this prospectus. We have not authorized any person to provide you with different information. If anyone provides you with inconsistent or different information, you should not rely on it.

•	We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

•	You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only.

•	This prospectus does not constitute an offer to sell, or the solicitation of an offer to buy, any securities other than the securities to which it relates.

Up to 2,970,000 Shares

United Business Holdings, Inc.

Common Stock

PROSPECTUS

January   , 2009

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

Estimated expenses, other than underwriting discounts and commissions, of the sale of the registrant’s common stock, $0.01 par value, are as follows:

Securities and Exchange Commission registration fee	$2,619.39
Blue sky fees and expense	$8,515.00
Other offering expenses	$875,365.61

Total	$886,500.00

ITEM 14:	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Consistent with the applicable provisions of the laws of Nevada, the registrant’s articles of incorporation provide generally that the registrant shall indemnify and hold harmless each of the registrant’s directors and executive officers and may indemnify any other person acting on the registrant’s behalf in connection with any actual or threatened action, proceeding or investigation, subject to limited exceptions. However, the registrant will not indemnify any person from or against expenses, liabilities, judgments, fines, penalties or other payments resulting from matters for which the person is determined to be liable for willful or intentional misconduct in the performance of his duty to the registrant, unless and only to the extent that a court shall determine indemnification to be fair despite the adjudication of liability.

In addition, the registrant’s articles of incorporation limit the personal liability of the registrant’s directors to the fullest extent permitted under the Nevada Revised Statutes. A director of the registrant will not have any personal liability to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for specific acts or breaches for which the director acts as the “alter ego ” of the registrant. A Director acts as the “alter ego” of the registrant if: (i) the registrant is influenced and governed by the stockholder, director or officer; (ii) there is such unity of interest and ownership that the registrant and the stockholder, director or officer are inseparable from each other; and (iii) adherence to the corporate fiction of a separate entity would sanction fraud or promote a manifest injustice. The registrant’s articles of incorporation do not eliminate or limit our right or the right of the registrant’s stockholders to seek injunctive or other equitable relief not involving monetary damages.

ITEM 15.	RECENT SALES OF UNREGISTERED SECURITIES.

None.

ITEM 16.	EXHIBITS

Number	Description

3.1	Articles of incorporation*
3.2	Bylaws*
4.1	Specimen common stock certificate*
4.2	Form of United Business Holdings, Inc. Organizers’ Warrant Agreement*
4.3	Form of United Business Holdings, Inc. Shareholders’ Warrant Agreement*
4.4	See Exhibits 3.1 and 3.2 for provisions of the articles of incorporation and bylaws defining rights of holders of the common stock*
5.1	Legal opinion of Hunton & Williams LLP**

Number	Description

10.1	Engagement letter for consulting services by and between Bankmark & Financial Marketing Services and United Business Holdings, Inc.***
10.2	Commercial Line of Credit Agreement and Note, dated January 2, 2008, between United Business Holdings, Inc. and Nexity Bank***
10.3	Form of United Business Holdings, Inc. 2008 Stock Incentive Plan+*
10.4	Employment Agreement by and between United Business Holdings, Inc. and Bob Adkins+***
10.5	Employment Agreement by and between United Business Holdings, Inc. and Pamela Davis+***
10.6	Employment Agreement by and between United Business Holdings, Inc. and Karen Brassfield+***
10.7	Form of Employment Agreement by and between Ventana National Bank of Arizona and Michael C. Ward+*
10.8	Form of Employment Agreement by and between Ventana National Bank of Arizona and Craig Wenner+*
10.9	Form of Employment Agreement by and between Ventana National Bank of Arizona and Chief Credit Officer+*
10.10	Consulting Agreement by and between United Business Holdings, Inc. and Bob Adkins+***
10.11	Consulting Agreement by and between United Business Holdings, Inc. and Pam Davis+***
10.12	Consulting Agreement by and between United Business Holdings, Inc. and Karen Brassfield+***
10.13	Consulting Agreement by and between United Business Holdings, Inc. and Michael C. Ward+
10.14	Consulting Agreement by and between United Business Holdings, Inc. and Craig Wenner+
10.15	Consulting Agreement by and between United Business Holdings, Inc. and Christi Thompson+***
10.16	Office Space Lease Between UTC Properties LLC and United Business Holdings, Inc.***
10.17	Standard Office Lease By and Between CH Realty III/Hayden Ferry I, L.L.C., and United Business Holdings, Inc.*
10.18	Third Amended and Restated Pre-Opening Funds Agreement***
10.19	Consulting Agreement with Community Bank Ventures***
23.1	Consent of McGladrey & Pullen, LLP, dated January 26, 2009***
23.2	Form of Consent of Hunton & Williams LLP (to be contained in Exhibit 5.1)**
24.1	Power of attorney (appears on the signature pages to the Registration Statement on Form S-1)*
99.1	Subscription Agreement (see Appendix A of the prospectus)*

+	Indicates a compensatory plan or contract.

*	Previously filed as an exhibit to the registration statement filed October 9, 2008.

**	Previously filed as an exhibit to the Amendment No. 1 filed December 15, 2008.

***	Filed as an Exhibit to this Amendment No. 2 filed January 28, 2009.

ITEM 17.	UNDERTAKINGS.

The undersigned registrant hereby undertakes as follows:

(a) (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities being registered that remain unsold at the end of the offering.

(4) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-1 and authorizes this Registration Statement to be signed on its behalf by the undersigned in the City of San Diego, State of California, on January 28, 2009.

UNITED BUSINESS HOLDINGS, INC.

By:	/s/ Bob Adkins
Bob Adkins
Executive Vice President and
Chief Financial Officer(2)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears on the signature page to this Registration Statement constitutes and appoints Bob Adkins or his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement (as well as any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act), and to file the same, with all exhibits hereto and other documents in connection herewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, or either of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof. In accordance with the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date

/s/ Bob Adkins Bob Adkins(2)	Executive Vice President, Chief Financial Officer, Director	January 28, 2009

/s/ Arnie Aros Arnie Aros	Director	January 28, 2009

/s/ Jon Bowman Jon Bowman	Director	January 28, 2009

/s/ Ed Brand Ed Brand	Vice Chairman of the Board, Director	January 28, 2009

/s/ Thomas E. Hassey Thomas E. Hassey(1)	Chairman of the Board, Chief Executive Officer, Director	January 28, 2009

/s/ Charles Jirauch Charles Jirauch	Director	January 28, 2009

Signature	Title	Date

/s/ Craig Johnson Craig Johnson	Director	January 28, 2009

/s/ Simon Albert Mahanna Simon Albert Mahanna	Director	January 28, 2009

/s/ Thomas Mello Thomas Mello	Director	January 28, 2009

/s/ Gus Moreno Gus Moreno	Director	January 28, 2009

/s/ Michael Schuback Michael Schuback	Director	January 28, 2009

/s/ Daniel A. Swaim Daniel A. Swaim	Director	January 28, 2009

/s/ Howard Weiss Howard Weiss	Director	January 28, 2009

(1)	Principal executive officer

(2)	Principal financial and accounting officer